   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CARDINAL HEALTH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                OHIO                                 5122                              31-0958666
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          GEORGE H. BENNETT, JR., ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPIES TO

                DAVID A. KATZ, ESQ.                                    JOHN A. BICK, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                              DAVIS POLK & WARDWELL
                51 WEST 52ND STREET                                   450 LEXINGTON AVENUE
              NEW YORK, NY 10019-6150                                  NEW YORK, NY 10017
                  (212) 403-1000                                         (212) 450-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
       CLASS OF SECURITIES              AMOUNT TO BE           OFFERING PRICE            AGGREGATE              REGISTRATION
        TO BE REGISTERED                 REGISTERED             PER SHARE(1)         OFFERING PRICE(1)             FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Shares, without par value    81,547,500 shares       $68.67                  $5,600,250,000          $1,556,870
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $5,600,250,000, which equals the average of the high and low prices of the common stock, par value $1.00 per share ("Allegiance Common Stock"), of Allegiance Corporation ("Allegiance"), of $42.75, as reported on the New York Stock Exchange on December 8, 1998, multiplied by the total number of shares of Allegiance Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Allegiance Common Stock or otherwise in connection with the Merger) to be canceled in the merger (the "Merger") of a subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Allegiance. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of Cardinal common shares, without par value, that could be issued in the Merger based on an exchange ratio of 0.6225.

(2) Of which $917,585.46 was paid in connection with the filing by Cardinal Health, Inc. on December 2, 1998 of preliminary proxy materials on Schedule 14A in connection with the Merger.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Cardinal Health Logo]                                         [Allegiance Logo]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     Cardinal Health, Inc. and Allegiance Corporation have agreed on a merger involving our two companies. By combining our companies, we will be joining Cardinal's drug distribution and pharmaceutical related products and services with Allegiance's health care products and cost savings services. We believe that this combination will create a stronger, more diversified company that will provide significant benefits to our shareholders and customers alike. For example, we hope to sell our products and services to each other's current customers, reduce duplicative administrative costs, and strengthen our position as a competitor in the rapidly changing health care business.

     Before we can complete the proposed merger, the shareholders of each of our companies must approve the merger agreement. We are sending you this Joint Proxy Statement/Prospectus to ask you to vote in favor of the proposed merger.

     In the proposed merger, a new subsidiary of Cardinal will merge with and into Allegiance. Allegiance, as the corporation surviving the merger, will then become a wholly owned subsidiary of Cardinal, and stockholders of Allegiance will receive 0.6225 of a Cardinal common share in return for each share of Allegiance common stock they currently own. Allegiance stockholders will also receive cash in lieu of fractional shares. Outstanding Cardinal common shares will remain unchanged in the proposed merger. The Cardinal common shares, including the shares issued to stockholders of Allegiance as a result of the proposed merger, will continue to be listed on the New York Stock Exchange under the trading symbol "CAH."

     We cannot complete the proposed merger unless we obtain the necessary governmental approvals and unless the shareholders of both of our companies approve it. Each company will hold a special meeting of its shareholders to consider and vote on the merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the proposed merger. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the proposed merger.

     The dates, times and places of the special meetings are as follows:

        FOR CARDINAL SHAREHOLDERS:                                 FOR ALLEGIANCE STOCKHOLDERS:
     Cardinal's Corporate Offices, at                           Allegiance's Corporate Offices, at
            5555 Glendon Court                                           1450 Waukegan Road
            Dublin, Ohio 43016                                       (the Brien Laing Building)
                                                                     McGaw Park, Illinois 60085
 January 21, 1999, 10:00 a.m., local time                     January 21, 1999, 10:30 a.m., local time

     This Joint Proxy Statement/Prospectus serves as a prospectus of Cardinal relating to the issuance of up to 81,547,500 Cardinal common shares in connection with the proposed merger and a joint proxy statement for both Cardinal and Allegiance in connection with the solicitation of proxies by their boards of directors for use at their special meetings of shareholders regarding the merger agreement and the proposed merger. This Joint Proxy Statement/Prospectus gives you detailed information about the proposed merger, and it includes our merger agreement as Annex A. You can get more information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully, including all its annexes, and WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON "RISK FACTORS" BEGINNING ON PAGE 20.

     We enthusiastically support this compelling combination of two of the strongest health care related businesses in the United States, and we join with the other members of our boards of directors in recommending that you vote in favor of the proposed merger.


                /s/ Robert D. Walter                                   /s/ Lester B. Knight
                  Robert D. Walter                                       Lester B. Knight
                Chairman of the Board                                  Chairman of the Board
             and Chief Executive Officer                            and Chief Executive Officer
                Cardinal Health, Inc.                                 Allegiance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 14, 1998,
    AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 15, 1998.

                           FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus (including information included or incorporated by reference into this document) contains certain forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Allegiance and Cardinal, as well as certain information relating to the proposed merger, including, without limitation, (1) statements relating to the cost savings and estimated accretion/dilution to reported earnings estimated to result from the proposed merger, (2) statements relating to revenues estimated to result from the proposed merger, (3) statements relating to integration costs estimated to be incurred in connection with the proposed merger, and (4) statements preceded by, followed by or that include "plans," "believes," "expects," "anticipates," "estimates" or similar words or expressions.

     These forward-looking statements involve both known and unknown risks and uncertainties. Actual results or performance may differ materially from those contemplated by these forward-looking statements due to the following factors and events, among others, that might occur (the order of which does not necessarily reflect their relative significance):

- costs or difficulties related to the integration of the business of Allegiance and Cardinal or other acquired businesses prove to be greater than expected;

- expected cost savings from the proposed merger are not fully realized or are not realized within the expected time frame or additional or unexpected costs are incurred;

- dependence on key personnel to manage the integration of the two companies;

- difficulties related to the integration of Allegiance's and Cardinal's management teams;

- loss of key customer or supplier relationships;

- technological changes (including "Year 2000" data systems compliance issues) are more difficult or expensive than anticipated;

- changes in the health care environment, including changes to alternative, non-hospital points of care and continuing or increasing cost pressures;

- revenues following the proposed merger are lower than expected;

- competitive pressures in the industry or markets in which the companies operate increase;

- fluctuations in interest rates affecting the combined company's floating rate debt;

- changes in general economic and business conditions, or in political or competitive forces;

- changes in health care industry trends and customer profiles;

- changes in securities markets;

- foreign currency fluctuations;

- changes in governmental regulations;

- difficulties in obtaining regulatory approvals; and

- risk that our analyses of these risks and forces are incorrect and/or that the strategies developed to address them will be unsuccessful.

     Because these forward-looking statements are subject to both known and unknown risks and uncertainties, actual results or performance may differ materially from those expressed or implied by these forward-looking statements. Shareholders of Allegiance and Cardinal are cautioned not to place undue reliance on these statements, which speak only as of the date of this Joint Proxy Statement/Prospectus or, in the case of documents incorporated by reference in this document, the date of such documents. Additional information regarding these risks is contained in Allegiance and Cardinal filings with the Securities and Exchange Commission and the exhibits to such filings.

     All subsequent written and oral forward-looking statements attributable to Allegiance or Cardinal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Allegiance nor Cardinal undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this Joint Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.

                      REFERENCES TO ADDITIONAL INFORMATION

     This Joint Proxy Statement/Prospectus incorporates important business and financial information about Allegiance and Cardinal from documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

Cardinal Health, Inc.               Allegiance Corporation
5555 Glendon Court                  1430 Waukegan Road
Dublin, Ohio 43016                  McGaw Park, Illinois 60085
(614) 717-5000                      (847) 578-4240
Director - Investor Relations       Vice President - Investor
                                    Relations

     If you would like to request documents, please do so by January 13, 1999 in order to receive them before the applicable special shareholder meeting. See "Where You Can Find More Information" on page 100.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

WITH RESPECT TO THE INFORMATION CONTAINED IN THIS DOCUMENT, ALLEGIANCE HAS SUPPLIED THE INFORMATION CONCERNING ALLEGIANCE, AND CARDINAL HAS SUPPLIED THE INFORMATION CONCERNING CARDINAL AND BOXES MERGER CORP.

                             ALLEGIANCE CORPORATION
                               1430 WAUKEGAN ROAD
                           MCGAW PARK, ILLINOIS 60085
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 21, 1999
                            ------------------------

To the Stockholders of Allegiance Corporation:

     YOU ARE HEREBY GIVEN NOTICE that a special meeting of stockholders (the "SPECIAL MEETING") of Allegiance Corporation, a Delaware corporation ("ALLEGIANCE"), will be held at Allegiance's corporate offices at 1450 Waukegan Road (the Brien Laing Building), McGaw Park, Illinois on January 21, 1999 at 10:30 a.m., local time, for the following purposes:

- To consider and vote on a proposal (the "ALLEGIANCE MERGER PROPOSAL") to approve and adopt the Agreement and Plan of Merger, dated as of October 8, 1998 (the "MERGER AGREEMENT"), by and among Allegiance, Cardinal Health, Inc., an Ohio corporation ("CARDINAL"), and Boxes Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("MERGER SUB"), pursuant to which, among other things, (1) Merger Sub will be merged with and into Allegiance (the "MERGER") with the result that Allegiance will become a wholly owned subsidiary of Cardinal, and (2) each outstanding share (other than shares held by Allegiance in treasury, if any, which will be canceled) of Allegiance common stock, par value $1.00 per share ("ALLEGIANCE COMMON STOCK"), will be converted into 0.6225 of a Cardinal common share, without par value, with cash being paid in lieu of fractional shares.

- To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Allegiance Merger Proposal (the "ALLEGIANCE ADJOURNMENT PROPOSAL").

- To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

     Your Board of Directors has fixed the close of business on December 11, 1998, as the record date for the determination of the holders of Allegiance Common Stock entitled to, notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. The Allegiance Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Allegiance Common Stock outstanding and entitled to vote with respect to the Allegiance Merger Proposal. The Allegiance Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Allegiance Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote with respect to the Allegiance Adjournment Proposal.

     Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Allegiance stockholders. Allegiance stockholders will not be entitled to appraisal rights under Delaware law or any other statute in connection with the Merger. A list of Allegiance stockholders entitled to vote at the Special Meeting will be open to examination by any Allegiance stockholder, for any purpose germane to the Special Meeting, during ordinary business hours, ten days before the Special Meeting at Allegiance's corporate offices at the address set forth above.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes to the Joint Proxy Statement/Prospectus, all of which are incorporated into this Notice by reference and which form a part of this Notice.

     IF YOU HAVE A TOUCH-TONE TELEPHONE, PLEASE UTILIZE OUR TOLL-FREE PROXY VOTING SERVICE. TO REGISTER YOUR VOTE, SIMPLY CALL THE NUMBER LOCATED ON YOUR PROXY CARD. IF YOU RESPOND BY TELEPHONE, DO NOT RETURN YOUR PROXY CARD; KEEP IT FOR YOUR RECORDS. IF YOU CHOOSE TO VOTE BY MAILING YOUR PROXY CARD, PLEASE MARK, SIGN, AND

DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY (1) FILING (INCLUDING BY TELEGRAM OR TELECOPY) WITH THE SECRETARY OF ALLEGIANCE BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE DATE OF THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES, (2) VOTING BY TELEPHONE OR (3) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, ALLEGIANCE AND THE STOCKHOLDERS OF ALLEGIANCE. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ALLEGIANCE MERGER PROPOSAL AND THE ALLEGIANCE ADJOURNMENT PROPOSAL.

By order of the Board of Directors.

                                          Sincerely,

                                          /s/ Lester B. Knight
                                          Lester B. Knight
                                          Chairman of the Board and
                                            Chief Executive Officer

/s/ William L. Feather
William L. Feather
Senior Vice President, Secretary
  and General Counsel

McGaw Park, Illinois
December 14, 1998

   PLEASE DO NOT SEND ANY ALLEGIANCE COMMON STOCK CERTIFICATES AT THIS TIME.

                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 21, 1999
                            ------------------------

To the Shareholders of Cardinal Health, Inc.:

     YOU ARE HEREBY GIVEN NOTICE that a special meeting of shareholders (the "SPECIAL MEETING") of Cardinal Health, Inc., an Ohio corporation ("CARDINAL"), will be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio on January 21, 1999, at 10:00 a.m., local time, for the following purposes:

- To consider and vote on a proposal (the "CARDINAL MERGER PROPOSAL") to approve, authorize and adopt the Agreement and Plan of Merger, dated as of October 8, 1998 (the "MERGER AGREEMENT"), by and among Cardinal, Boxes Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("MERGER SUB"), and Allegiance Corporation, a Delaware corporation ("ALLEGIANCE"), pursuant to which, among other things, (1) Merger Sub will be merged with and into Allegiance (the "MERGER") with the result that Allegiance will become a wholly owned subsidiary of Cardinal, and (2) each outstanding share (other than shares held in treasury by Allegiance, if any, which will be canceled) of Allegiance common stock, par value $1.00 per share, will be converted into 0.6225 of a Cardinal common share, without par value ("CARDINAL COMMON SHARES"), with cash being paid in lieu of fractional shares.

- To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Cardinal Merger Proposal (the "CARDINAL ADJOURNMENT PROPOSAL").

- To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

     Your Board of Directors has fixed the close of business on December 11, 1998, as the record date for the determination of the holders of Cardinal Common Shares entitled to notice of, and to vote at, the Special Meeting and adjournments or postponements of the Special Meeting. The Cardinal Merger Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote with respect to such proposal. The Cardinal Adjournment Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Special Meeting.

     Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Cardinal shareholders. As described in the accompanying Joint Proxy Statement/Prospectus and the annexes to the Joint Proxy Statement/Prospectus, Cardinal shareholders will be entitled to dissenters' appraisal rights under Ohio law in connection with the Merger.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes to the Joint Proxy Statement/Prospectus, all of which are incorporated by reference into this Notice and which form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY (1) FILING (INCLUDING BY TELEGRAM OR TELECOPY) WITH THE SECRETARY OF CARDINAL, BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING, A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE DATE OF THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES, OR (2) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND ITS SHAREHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE CARDINAL MERGER PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ GEORGE H. BENNETT, JR.

                                          GEORGE H. BENNETT, JR.
                                          Secretary

Dublin, Ohio
December 14, 1998

     To find any one of the principal sections of the Joint Proxy
Statement/Prospectus identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read. For your convenience, we have included an index of frequently used capitalized terms in this Joint Proxy
Statement/Prospectus under the heading "Index of Defined Terms," which is printed at the end of this document to help you locate it quickly.

                                                         TABLE OF CONTENTS
                                                                   SUMMARY
                                                              RISK FACTORS
                                                      THE SPECIAL MEETINGS
                                                                THE MERGER
                                                      THE MERGER AGREEMENT
                                         RIGHTS OF DISSENTING SHAREHOLDERS
                     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                                                             THE COMPANIES
                                                     FINANCIAL INFORMATION
                                          COMPARISON OF SHAREHOLDER RIGHTS
                                     DESCRIPTION OF CARDINAL CAPITAL STOCK
                                                     CERTAIN OTHER MATTERS
                                                    INDEX OF DEFINED TERMS
                                                                   ANNEXES

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
FORWARD-LOOKING STATEMENTS........   ii
REFERENCES TO ADDITIONAL
  INFORMATION.....................  iii
ALLEGIANCE CORPORATION NOTICE OF
  SPECIAL MEETING OF
  STOCKHOLDERS....................   iv
CARDINAL HEALTH, INC. NOTICE OF
  SPECIAL MEETING OF
  SHAREHOLDERS....................   vi
QUESTIONS AND ANSWERS ABOUT THE
  ALLEGIANCE/CARDINAL MERGER.....    1
SUMMARY...........................    4
  The Companies...................    4
  The Special Meetings............    4
  Record Date; Vote Required......    5
  Our Reasons for the Merger......    5
  The Merger......................    5
  Certain Differences in the
     Rights of Shareholders.......    9
  Comparative Per Share Market
     Price Information............   10
  Regulatory Approvals............   10
  Forward-Looking Statements......   10
  Summary Historical and Unaudited
     Pro Forma Financial
     Information..................   11
  Comparative Per Share Data......   16
  Market Price and Dividend
     Data.........................   18
RISK FACTORS......................   20
  Fixed Exchange Ratio Despite
     Changes in Our Respective
     Stock Prices.................   20
  Uncertainties in Integrating Our
     Business Operations..........   20
  Risks Generally Associated with
     Acquisitions.................   20
  Failure to Achieve Benefits.....   20
  Interests of Certain Persons in
     the Merger...................   21

                                    PAGE
                                    ----
THE SPECIAL MEETINGS..............   22
  General.........................   22
  Matters to be Considered at the
     Special Meetings.............   22
  Record Date; Vote Required;
     Voting at the Special
     Meetings.....................   23
  Voting of Proxies...............   24
  Solicitation of Proxies.........   25
  Recommendations of the Boards of
     Directors....................   25
  Appraisal Rights................   25
THE MERGER........................   27
  Background of the Merger........   27
  Reasons for the Merger;
     Recommendations of the Boards
     of Directors.................   29
  Opinion of Allegiance's
     Financial Advisor............   32
  Opinion of Cardinal's Financial
     Advisor......................   36
  Interests of Certain Persons in
     the Merger...................   40
  Accounting Treatment............   43
  Regulatory Approvals............   43
  Federal Securities Law
     Consequences.................   44
  Stock Option Agreement..........   45
  Support/Voting Agreements.......   47
  Allegiance Rights Plan
     Amendment....................   48
THE MERGER AGREEMENT..............   49
  The Merger......................   49
  Merger Consideration; Conversion
     of Securities................   49
  Exchange Procedures.............   49
  Representations and
     Warranties...................   50
  Covenants.......................   52
  Acquisition Proposals and
     Termination Right............   55
  Conditions......................   57
  Stock Options...................   59
  Allegiance Employee Benefits and
     Plans........................   60

                                                               TABLE OF CONTENTS

                                    PAGE
                                    ----
  Termination.....................   61
  Effect of Termination...........   62
  Amendment and Waiver............   63
  Fees and Expenses...............   63
RIGHTS OF DISSENTING
  SHAREHOLDERS....................   65
  Allegiance Stockholders.........   65
  Cardinal Shareholders...........   65
CERTAIN UNITED STATES FEDERAL
  INCOME TAX CONSEQUENCES.........   69
THE COMPANIES.....................   71
  Business of Allegiance..........   71
  Business of Cardinal............   72
  Merger Sub......................   73
UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL
  INFORMATION.....................   75
COMPARISON OF SHAREHOLDER
  RIGHTS..........................   87
  Public Markets for the Shares...   87
  Amendment of Charter
     Documents....................   87
  Amendment and Repeal of Bylaws
     and Regulations..............   87
  Removal of Directors............   87
  Vacancies on the Board..........   88
  Right to Call Special Meetings
     of Shareholders..............   88
  Shareholder Action without a
     Meeting......................   88
  Class Voting....................   89
  Cumulative Voting...............   89
  Provisions Affecting Control
     Share Acquisitions and
     Business Combinations........   89
  Mergers, Acquisitions, Share
     Purchases and Certain Other
     Transactions.................   90

                                    PAGE
                                    ----
  Rights of Dissenting
     Shareholders.................   90
  Dividends.......................   91
  Preemptive Rights of
     Shareholders.................   91
  Director Liability and
     Indemnification..............   91
  Rights Agreement................   92
DESCRIPTION OF CARDINAL CAPITAL
  STOCK...........................   95
OTHER ACTION TO BE TAKEN AT THE
  ALLEGIANCE SPECIAL MEETING......   97
  Allegiance Adjournment
     Proposal.....................   97
OTHER ACTION TO BE TAKEN AT THE
  CARDINAL SPECIAL MEETING........   98
  Cardinal Adjournment Proposal...   98
LEGAL MATTERS.....................   99
EXPERTS...........................   99
OTHER MATTERS.....................   99
SHAREHOLDER PROPOSALS.............  100
WHERE YOU CAN FIND MORE
  INFORMATION.....................  100
INDEX OF DEFINED TERMS............  103
Agreement and Plan of Merger,
  dated as of October 8, 1998, by
  and among Cardinal Health, Inc.,
  Boxes Merger Corp. and
  Allegiance Corporation..........  A-1
Opinion of Credit Suisse First
  Boston Corporation, dated
  October 8, 1998.................  B-1
Opinion of Morgan Stanley & Co.
  Incorporated, dated October 8,
  1998............................  C-1
Section 1701.85 of the Ohio
  Revised Code....................  D-1

TABLE OF CONTENTS

           QUESTIONS AND ANSWERS ABOUT THE ALLEGIANCE/CARDINAL MERGER

     WE INTEND THE FOLLOWING QUESTIONS AND ANSWERS TO PROVIDE BRIEF ANSWERS TO FREQUENTLY ASKED QUESTIONS CONCERNING THE PROPOSED MERGER. THESE QUESTIONS AND ANSWERS DO NOT, AND ARE NOT INTENDED TO, ADDRESS ALL THE QUESTIONS THAT MAY BE IMPORTANT TO ALLEGIANCE STOCKHOLDERS AND CARDINAL SHAREHOLDERS. YOU SHOULD CAREFULLY READ THE SUMMARY AND THE REMAINDER OF THIS DOCUMENT AS WELL AS ALL OF THE ANNEXES AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT.

Q: WHY ARE ALLEGIANCE AND CARDINAL MERGING?

A: Our companies are proposing to merge because we believe that by combining we can create a stronger and more diversified company. We expect the combined company to provide significant benefits to our shareholders and customers alike by selling our products to each other's current customers, by reducing duplicative administrative costs, and by strengthening our position as a competitor in the rapidly changing heath care business. See "The
   Merger -- Reasons for the Merger; Recommendations of the Boards of Directors" and "Forward-Looking Statements."

Q: WHAT HAPPENS TO MY SHARES OF ALLEGIANCE COMMON STOCK IN THE MERGER?

A: You will receive 0.6225 of a Cardinal common share for each share of Allegiance common stock you own. You will also receive cash instead of any fractional shares.

   For example, a holder of 100 shares of Allegiance common stock will receive 62 Cardinal common shares, plus a cash payment with respect to the 0.25 fractional Cardinal common share.

   The Cardinal common shares you will receive as a result of the merger will be listed on the New York Stock Exchange.

Q: WHAT WILL HAPPEN TO MY CARDINAL COMMON SHARES IN THE MERGER?

A: Nothing. Each currently outstanding Cardinal common share will remain outstanding as a Cardinal common share. Your Cardinal common shares will remain unchanged in the merger.

Q: WILL DIVIDENDS BE PAID ON CARDINAL COMMON SHARES AFTER THE MERGER?

A: Cardinal currently expects that, after the merger is completed, it will continue to pay quarterly cash dividends. Cardinal's current quarterly dividend is $0.025 per share. The Cardinal board of directors, however, has discretion to decide upon the timing and amount of any future dividends. Whether or not Cardinal will pay such dividends (and, if so, how much such dividends will be) will depend on Cardinal's future earnings, financial condition, capital requirements and other factors. See "Summary -- Market Price and Dividend Data" and "Comparison of Shareholder Rights -- Dividends."

Q: HOW DO THE RIGHTS OF CARDINAL SHAREHOLDERS COMPARE TO THOSE OF ALLEGIANCE
   STOCKHOLDERS?

A: The rights of Cardinal shareholders are governed by the Ohio General
   Corporation Law and Cardinal's Amended and Restated Articles of Incorporation, as amended, and Restated Code of Regulations, as amended, while the rights of Allegiance stockholders are governed by the Delaware General Corporation Law and Allegiance's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. For a summary of certain differences between the rights of Cardinal shareholders and Allegiance stockholders, see "Comparison of Shareholder Rights."

Q: ARE THERE RISKS ASSOCIATED WITH THE MERGER THAT I SHOULD CONSIDER IN DECIDING
   HOW TO VOTE?

A: Yes. There are risks associated with all business combinations, including the merger. In particular, you should be aware that the fractional number of Cardinal common shares you will receive in return for each share of Allegiance common stock you own is fixed and will not change as the market prices of Cardinal common shares and Allegiance common stock fluctuate. Accordingly, the value of the Cardinal common shares that Allegiance stockholders will receive in return for their Allegiance common stock may be either less than or more than the current market price of that number of Cardinal common shares. In addition, there is a risk that we will not realize the synergies we expect to obtain from the merger to the extent that, or as promptly as, we currently anticipate. There are also a number of other risks that are discussed in this document. You should review the section of this document entitled "Risk Factors" with particular care.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our respective shareholders at the special meetings, are fulfilled. Fulfilling some of these conditions, such as receiving certain governmental approvals, is not entirely within our control. We currently expect to complete the merger in the first half of 1999.

Q: WHAT DO I HAVE TO DO IN CONNECTION WITH THE MERGER?

A: We cannot complete the merger unless, among other things, the shareholders of our respective companies vote to approve it. Each company will hold a special meeting of shareholders at which such shareholders will be entitled to vote on the merger. After carefully reviewing all the information contained in or incorporated by reference into this document, please complete the enclosed proxy card instructing us how to vote your shares and return it to us. THE ALLEGIANCE BOARD OF DIRECTORS RECOMMENDS THAT ALLEGIANCE STOCKHOLDERS VOTE IN FAVOR OF THE MERGER AT THE ALLEGIANCE SPECIAL MEETING AND THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE IN FAVOR OF THE MERGER AT THE CARDINAL SPECIAL MEETING.

Q: SHOULD I SEND IN MY ALLEGIANCE STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions, including a letter of transmittal, that explain how you should exchange your Allegiance common stock for stock certificates representing Cardinal common shares. Please do not send in any Allegiance stock certificates until you receive these written instructions and the letter of transmittal.

Q: HOW DO I VOTE MY SHARES IF MY SHARES ARE HELD IN "STREET NAME"?

A: You should contact your broker. Your broker can give you directions on how to vote your shares. Your broker will not vote your shares unless your broker receives appropriate instructions from you.

Q: MAY I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD OR VOTING OTHERWISE?

A: Yes. If you are an Allegiance stockholder and want to change your vote, you may do so at any time before the Allegiance special meeting by voting by telephone or by sending to the Secretary of Allegiance either a written notice (including by telegraph or telecopy) saying that you are revoking your proxy or a later-dated proxy card showing your new vote; alternatively, you can attend the Allegiance special meeting in person and vote your shares yourself at the special meeting.

   Similarly, if you are a Cardinal shareholder and want to change your vote, you may do so at any time before the Cardinal special meeting by sending to the Secretary of Cardinal either a written notice saying that you are revoking your proxy or a later-dated proxy card showing your new vote; alternatively, you can attend the Cardinal special meeting in person and vote your shares yourself at the special meeting.

   Allegiance stockholders who require assistance in changing or revoking a proxy should contact Georgeson & Co. Inc., Allegiance's solicitation agent for the merger, at Wall Street Plaza, New York, New York 10005. Georgeson & Co. Inc.'s telephone number is (800) 223-2064.

   Cardinal shareholders who require assistance in changing or revoking a proxy should contact Morrow & Co., Inc., Cardinal's solicitation agent for the merger, at 445 Park Avenue, New York, New York 10022. Morrow & Co., Inc.'s telephone number is (800) 566-9061.

Q: WILL ALLEGIANCE STOCKHOLDERS HAVE TO PAY ADDITIONAL TAX BECAUSE OF THE
   MERGER?

A: Stockholders of Allegiance generally will not recognize taxable gain or loss for U.S. federal income tax purposes as a result of exchanging their shares of Allegiance common stock for Cardinal common shares other than with respect to any cash received in lieu of fractional shares. The holding period of Cardinal common shares received by Allegiance stockholders in the merger, which determines how any gain or loss should be treated for U.S. federal income tax purposes upon future sales of such shares, will generally include the holding period of the Allegiance common stock exchanged in the merger. See "Certain U.S. Federal Income Tax Conse-quences." Nevertheless, the tax consequences to you of the merger will depend on your individual circumstances and may differ from those explained here. You should consult with your own tax advisor to ascertain the tax consequences the merger will have for you.

Q: AM I ENTITLED TO EXERCISE ANY DISSENTERS' OR APPRAISAL RIGHTS IN CONNECTION
   WITH THE MERGER?

A: Under Delaware law, Allegiance stockholders are not entitled to dissenters' rights in connection with the merger. Under Ohio law, however, Cardinal shareholders are entitled to exercise dissenters' rights provided they follow all of the legal requirements. See "Rights of Dissenting Shareholders."

Q: IF I HAVE MORE QUESTIONS ABOUT THE MERGER, WHERE CAN I FIND ANSWERS?

A: In addition to reading this document, its annexes and the documents we have incorporated by reference in this document, you can find more information about the merger in our companies' filings with the Securities and Exchange Commission, the New York Stock Exchange and, in the case of Allegiance, the Chicago Stock Exchange. See "Where You Can Find More Information" on page 100.

                                    SUMMARY

     This brief summary highlights selected information from the Joint Proxy Statement/Prospectus and the documents incorporated by reference in this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger. See "Where You Can Find More Information" and "References to Additional Information." Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

THE COMPANIES (PAGE 71)

ALLEGIANCE CORPORATION
1430 Waukegan Road
McGaw Park, Illinois 60085
(847) 689-8410

     Allegiance is the United States' largest provider of non-pharmaceutical health care products and cost savings services for hospitals and other health care providers. Allegiance was incorporated in Delaware in June 1996 as a subsidiary of Baxter International Inc. Baxter and its affiliates transferred to Allegiance their U.S. health care distribution business, surgical and respiratory therapy business and health care cost savings business, as well as certain foreign operations. Baxter then distributed Allegiance common stock to Baxter's stockholders on September 30, 1996. Since that time, Allegiance has been an independent company.

CARDINAL HEALTH, INC.
5555 Glendon Court
Dublin, Ohio 43016
(614) 717-5000

     Cardinal is one of the United States' leading health care service companies. Cardinal provides innovative, cost-effective pharmaceutical services that improve the medication use process to a broad base of customers nationwide. These services include pharmaceutical distribution, hospital pharmacy management, automated dispensing systems manufacturing, drug delivery systems, pharmaceutical packaging, retail pharmacy franchising and clinical information systems development.

BOXES MERGER CORP.
5555 Glendon Court
Dublin, Ohio 43016
(614) 717-5000

     Boxes Merger Corp. is a wholly owned subsidiary of Cardinal formed solely for the purpose of effecting the merger with Allegiance.

THE SPECIAL MEETINGS (PAGE 22)

     Allegiance Stockholders. The Allegiance special meeting will be held on January 21, 1999 at 10:30 a.m., local time, at Allegiance's corporate offices located at 1450 Waukegan Road (the Brien Laing Building), McGaw Park, Illinois 60085. At the Allegiance special meeting, you will be asked:

- to adopt a merger agreement that provides for the merger of Cardinal's subsidiary Boxes Merger Corp. with and into Allegiance, thus making Allegiance a wholly owned subsidiary of Cardinal, and for the issuance to stockholders of Allegiance of 0.6225 of a Cardinal common share for each share of Allegiance common stock they currently own (with cash paid in lieu of fractional shares);

- to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

- to act on any other matters that may be submitted to a vote at the Allegiance special meeting.

     Cardinal Shareholders. The Cardinal special meeting will be held on January 21, 1999 at 10:00 a.m., local time, at Cardinal's corporate offices located at 5555 Glendon Court, Dublin, Ohio 43016. At the Cardinal special meeting, you will be asked:

- to adopt a merger agreement that provides for the merger of Cardinal's subsidiary Boxes Merger Corp. with and into Allegiance, thus making Allegiance a wholly owned subsidiary of Cardinal, and for the issuance to stockholders of Allegiance of 0.6225 of a Cardinal common share for each share of Allegiance common stock they currently own (with cash paid in lieu of fractional shares);

- to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

SUMMARY

- to act on any other matters that may be submitted to a vote at the Cardinal special meeting.

RECORD DATE; VOTE REQUIRED (PAGE 23)

     Allegiance Stockholders. You can vote at the Allegiance special meeting if you owned Allegiance common stock at the close of business on December 11, 1998. On that date, there were about 112,791,002 shares of Allegiance common stock outstanding and entitled to vote. You can cast one vote for each share of Allegiance common stock that you then owned. In order to adopt the merger agreement, the holders of a majority of shares of Allegiance common stock must vote in favor of doing so.

     Cardinal Shareholders. You can vote at the Cardinal special meeting if you owned Cardinal common shares at the close of business on December 11, 1998. On that date, there were about 201,040,420 Cardinal common shares outstanding and entitled to vote. You can cast one vote for each Cardinal common share that you then owned. In order to adopt the merger agreement, the holders of a majority of Cardinal common shares must vote in favor of doing so.

OUR REASONS FOR THE MERGER (PAGE 29)

     Our companies are proposing to merge their operations because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our shareholders and customers alike. For instance, we believe that, by bringing our various businesses together, we can do a better job of growing our combined revenues than we could if we did not merge, in particular by selling our products to each other's current customers. We also believe that the merger will allow us to reduce duplicative administrative costs in our businesses. We also believe that the merger will strengthen our position as a competitor in the heath care business, which is rapidly changing, consolidating and growing more competitive. To review our reasons for the merger in greater detail, as well as to see how we came to agree on the merger, please see pages 27 through 32.

THE MERGER (PAGE 49)

     We have attached the merger agreement as Annex A to this document. Please read all of the merger agreement. The merger agreement is the legal document that governs the merger.

GENERAL

     We propose a combination in which Allegiance will merge with Boxes Merger Corp., a wholly owned subsidiary of Cardinal created for the purpose of effecting the merger, with the result that, after the merger, Allegiance will become a subsidiary of Cardinal. In exchange for shares of Allegiance common stock, you will receive 0.6225 of a Cardinal common share for each share of Allegiance common stock you own (with cash paid in lieu of fractional shares). After the merger, Cardinal shareholders and Allegiance stockholders will both be shareholders of Cardinal, which will own Allegiance as a wholly owned subsidiary.

EXCHANGE OF SHARES (PAGE 49)

     When we complete the merger, your shares of Allegiance common stock will become Cardinal common shares.

     Allegiance Stockholders. Each share of Allegiance common stock will automatically be converted into 0.6225 of a Cardinal common share. You will receive a total number of Cardinal common shares equal to the number of shares of Allegiance common stock that you own multiplied by 0.6225, with cash being paid in place of any fractional shares.

     Because the number of Cardinal common shares that you will receive in the merger is determined by the fixed exchange ratio of 0.6225, the value of the Cardinal common shares you will receive in the merger will fluctuate as the price of the Cardinal common shares changes.

     Cardinal Shareholders. Each currently outstanding Cardinal common share will remain issued and outstanding as one Cardinal common share. Cardinal common shares will remain unchanged, although a greater number of common shares will be outstanding after the merger.

ALLEGIANCE STOCK OPTIONS (PAGE 59)

     Pursuant to their terms, and subject to certain exceptions, all stock options to purchase Allegiance common stock outstanding will be automatically vested upon Allegiance stockholder approval of the merger. When we complete the merger, stock options to purchase Allegiance common stock granted to Allegiance employees under Allegiance's stock option plans that are outstanding and not yet exer-
                                                                         SUMMARY
cised before completing the merger will become options to purchase Cardinal common shares. The number of shares of common stock subject to such stock options and the exercise price of such stock options will be adjusted according to the exchange ratio so that the stock options have the same value immediately before and immediately after the merger. After the merger, these stock options will continue to be governed by the terms of Allegiance's stock option plans, as these may from time to time be amended.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGES 43 AND 49)

     After the merger, the Cardinal board of directors will continue to manage the business of Cardinal, which will then include the business of Allegiance as a wholly owned subsidiary. In connection with the merger, however, Cardinal will, as soon as the merger is completed, take all steps necessary to elect to the Cardinal board of directors Lester B. Knight, the Chairman of the Board and Chief Executive Officer of Allegiance, and two other independent directors of Allegiance to be selected by the Chairman of Cardinal from among three of the current members of the Allegiance board of directors named by the Allegiance board of directors. After the merger, Allegiance will operate as a wholly owned subsidiary of Cardinal and will generally retain its current management team, its name and its headquarters in McGaw Park, Illinois.

OUR RECOMMENDATIONS TO SHAREHOLDERS (PAGE 29)

     Allegiance stockholders. The Allegiance board of directors believes that the merger is fair to you and in your best interests, and it unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

     Cardinal shareholders. The Cardinal board of directors believes that the merger is fair to you and in your best interests, and it unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

OPINION OF ALLEGIANCE'S FINANCIAL ADVISOR (PAGE 32)

     Credit Suisse First Boston Corporation, Allegiance's financial advisor, delivered an opinion to the Allegiance board of directors to the effect that, as of the date of the merger agreement, the exchange ratio is fair to the holders of Allegiance common stock from a financial point of view. We have attached this opinion as Annex B to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Credit Suisse First Boston Corporation in providing this opinion.

OPINION OF CARDINAL'S FINANCIAL ADVISOR (PAGE 36)

     Morgan Stanley & Co. Incorporated, Cardinal's financial advisor, delivered an opinion to the Cardinal board of directors to the effect that, as of the date of the merger agreement, the exchange ratio is fair from a financial point of view to Cardinal. We have attached this opinion as Annex C to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley & Co. Incorporated in providing this opinion.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 57)

     The completion of the merger depends on a number of conditions being met. In addition to customary conditions relating to our compliance with the merger agreement, these conditions include the following:

- approval of the merger agreement by both Allegiance stockholders and Cardinal shareholders;

- the registration statement with respect to Cardinal common shares to be issued in the merger, of which this document forms a part, being declared effective by the Securities and Exchange Commission;

- the New York Stock Exchange approving for listing the Cardinal common shares to be issued in the merger;

- Allegiance receiving from its legal counsel an opinion that, for U.S. federal income tax purposes, your exchange of shares of Allegiance common stock for Cardinal common shares generally will not cause you to recognize any gain or loss other than in connection with any cash you receive in lieu of fractional shares;

SUMMARY

- Cardinal receiving from its independent accountants a letter stating that the merger will qualify for pooling-of-interests accounting treatment;

- absence of any injunction or legal restraint blocking the merger, or of any proceedings by a governmental authority to block the merger; and

- Cardinal's being satisfied, in its sole discretion, that limitations placed on Allegiance by one of its contracts with a third party will lapse or otherwise not apply to Cardinal, Cardinal's subsidiaries or Allegiance after the merger.

     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE AGREEMENT; EXPENSES; TERMINATION FEE (PAGES 61, 62 and 63)

     We can agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of both of our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in various circumstances, including the following:

- if there is any law or regulation that makes the merger illegal or if any governmental authority issues a final, non-appealable order blocking the merger;

- if the merger has not been completed by May 15, 1999 (unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the agreement);

- if the other party breaches our agreement in a way that would entitle the party seeking to terminate the agreement to not consummate the merger, and the breaching party does not correct the breach promptly (as long as the party seeking to terminate has not itself materially breached the agreement); or

- if, at the Allegiance special meeting, the requisite vote of Allegiance stockholders needed to approve the merger agreement is not obtained, or, if, at the Cardinal special meeting, the requisite vote of Cardinal shareholders needed to approve the merger agreement is not obtained.

     In addition, Cardinal may, without the consent of Allegiance, decide to terminate the merger agreement in various circumstances, including the following:

- if the Allegiance board of directors withdraws, modifies or changes its recommendation in favor of the merger in a manner adverse to Cardinal, or if the Allegiance board of directors approves a competing business combination or similar transaction for Allegiance with a third party;

- if Allegiance breaches any of its obligations under the stock option agreement as described below; or

- on five days notice to Allegiance, if at any time Deloitte & Touche LLP advises Cardinal in writing that the merger cannot be accounted for as a pooling of interests.

     Allegiance may, without the consent of Cardinal, decide to terminate the merger agreement if the Cardinal board of directors withdraws, modifies or changes its recommendation in favor of the merger.

     In addition, if the Allegiance board of directors determines in good faith, after consultation with its financial and legal advisors, that a written proposal from a third party for a competing business combination or similar transaction with Allegiance (which Allegiance did not solicit or encourage) is more favorable to Allegiance stockholders from a financial point of view than the merger, then, provided that the Allegiance board of directors both determines in good faith, after consultation with its legal counsel, that its failure to enter into the competing business combination or similar transaction with the third party would reasonably be expected to constitute a breach of its fiduciary duties under applicable law and receives from its financial advisor a written opinion that the competing business combination or similar transaction is more favorable, from a financial point of view, to Allegiance stockholders, Allegiance may terminate the merger agreement and enter into a transaction with the third party proposing the competing business combination or similar transaction. In such a case, Allegiance must pay Cardinal's costs related to the merger and must pay Cardinal a termination fee of $155 million, and, in addition, Cardinal shall be entitled to exercise its option as described below.

                                                                         SUMMARY

     Allegiance is similarly required to pay Cardinal's costs related to the merger and to pay Cardinal the termination fee of $155 million if the merger agreement is terminated for any of the following reasons:

- because the merger is not completed by May 15, 1999 as a result of a breach by Allegiance of the merger agreement;

- because Allegiance and Cardinal have agreed in writing to terminate the merger agreement after public announcement of a competing business combination or similar transaction involving Allegiance;

- because the Allegiance board of directors has withdrawn or modified its recommendation to the Allegiance stockholders in a manner adverse to Cardinal;

- because the Allegiance board of directors has recommended a competing business combination or similar transaction to Allegiance stockholders;

- because Allegiance has breached its obligations under the stock option agreement; or

- because Allegiance stockholders do not approve the merger at the Allegiance special meeting and at any time prior to such termination a third party had made or disclosed a proposal for a competing business combination or similar transaction with Allegiance, and within 12 months of the termination Allegiance completes, or enters into an agreement with respect to, such a competing business combination or similar transaction.

     Except as stated above, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we have incurred in printing and mailing this document, and we will also evenly divide the fees that we will have to pay to the Securities and Exchange Commission in connection with the merger.

AMENDMENT AND WAIVER (PAGE 63)

     We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible. However, we may amend the merger agreement after Allegiance stockholders approve the merger only if the amendment does not require the approval of Allegiance stockholders under applicable law or Allegiance stockholders approve the amendment.

ACCOUNTING TREATMENT (PAGE 43)

     We expect the merger to be treated as a pooling of interests. This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one. We have conditioned our obligations to complete the merger on Cardinal's receipt of a letter from its independent accountants stating that the merger will qualify as a pooling of interests.

STOCK OPTION AGREEMENT (PAGE 45)

     As an inducement to Cardinal to enter into the merger agreement, Allegiance has entered into a stock option agreement with Cardinal that grants to Cardinal an option to purchase shares of Allegiance common stock under certain circumstances. The most shares of Allegiance common stock that Cardinal can purchase if the option is exercised is 19.9% of the Allegiance common stock outstanding at such time. The purchase price under the option granted by Allegiance is $38.46, or the exchange ratio of the merger times the average of the closing prices of Cardinal common shares for the five trading days before the option is exercised, whichever is lower. In certain circumstances, Cardinal may require Allegiance to repurchase the option (and/or any shares of Allegiance common stock purchased under the option) at a predetermined price. In addition, Allegiance may require Cardinal to sell the option (and/or any shares of Allegiance common stock purchased under the option) back to Allegiance at a price determined by a formula set forth in the stock option agreement.

     Cardinal may not exercise the option unless certain events occur. These events generally are business combinations or acquisition transactions relating to Allegiance and certain related activities (other than the merger we are proposing in this document), such as a merger or the sale of a substantial amount of assets or stock. We do not know of any event that has occurred as of the date of this document that would permit Cardinal to exercise the option.

     Allegiance granted the option to Cardinal in part to increase the likelihood that we would complete the merger. The stock option agreement could discourage other companies from trying or propos-

SUMMARY
ing to combine with Allegiance before we complete the merger.

INTERESTS OF CERTAIN PEOPLE IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 40)

     Some of Allegiance's directors and officers have interests in the merger that are different from, or in addition to, their interests as stockholders in Allegiance. These interests exist because of rights these directors and officers hold under employee benefit plans Allegiance has created. Under one such employee benefit plan, if, during the 24-month period after Allegiance stockholders approve the merger, Allegiance or Cardinal terminates the employment of an individual covered by the employee benefit plan other than for cause, death or disability (or if such individual terminates such individual's employment in certain circumstances), the covered individual is entitled to severance pay equal to one year's salary and target bonus or, in the case of Mr. Knight, Joseph F. Damico (the President and Chief Operating Officer of Allegiance) and Peter B. McKee (Senior Vice President and Chief Financial Officer of Allegiance), three times the sum of one year's salary and target bonus. In connection with the merger, Messrs. Knight and Damico have entered into new agreements with Cardinal and Allegiance that extend the 24-month period to 60 months and that modify the conditions under which they are entitled to receive this severance pay, including limiting their ability to terminate their employment for good reason and collect severance pay during the 12-month period following the merger.

     Subject to certain exceptions, pursuant to the terms of the Allegiance stock incentive plans, each unvested stock option to purchase Allegiance common stock will automatically vest upon approval of the merger by Allegiance stockholders. As of December 10, 1998, the number of unexercised and effective stock options to purchase Allegiance common stock held by the directors and executive officers of Allegiance as a group was 5,144,022.

     Also, following the merger, Cardinal will indemnify, and provide directors' and officers' insurance for, the directors and officers of Allegiance for events occurring before the merger, including events that are related to the merger agreement. Additional interests of some of our directors and executive officers are described elsewhere in this document. See "The Merger -- Interests of Certain Persons in the Merger."

     The members of our boards of directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger.

APPRAISAL RIGHTS (PAGE 65)

     Under Delaware law, Allegiance stockholders are not entitled to dissenters' appraisal rights in the merger.

     Under Ohio law, Cardinal shareholders are entitled to exercise dissenters' rights in connection with the merger. See "Rights of Dissenting Shareholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 69)

     Allegiance stockholders. We expect that, for U.S. federal income tax purposes, your exchange of shares of Allegiance common stock for Cardinal common shares generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

     We have conditioned the merger on Allegiance's receipt of a legal opinion that the U.S. federal income tax treatment will be as we have described it in this document. This opinion will not bind the Internal Revenue Service, which could take a different view.

     Cardinal shareholders. Since Cardinal common shares remain unchanged, the merger will not cause you to recognize any gain or loss for purposes of the U.S. federal income tax.

     THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES FOR YOU.

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 87)

     The rights of Allegiance stockholders are currently governed by the Delaware General Corporation Law and Allegiance's Amended and Restated Certificate of Incorporation and Bylaws. The rights

                                                                         SUMMARY
of Cardinal shareholders are governed by the Ohio General Corporation Law and Cardinal's Amended and Restated Articles of Incorporation, as amended, and Code of Regulations, as amended and restated. Upon our completing the merger, shareholders of Cardinal and stockholders of Allegiance will both be shareholders of Cardinal, and your rights will be governed by the Ohio General Corporation Law and by Cardinal's Amended and Restated Certificate of Incorporation, as amended, and Code of Regulations, as amended and restated. Neither Cardinal's Amended and Restated Certificate of Incorporation, as amended, nor its Code of Regulations, as amended and restated, will be affected by the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Cardinal common shares are quoted on the New York Stock Exchange, and shares of Allegiance common stock are quoted on both the New York Stock Exchange and the Chicago Stock Exchange. On October 8, 1998, the last trading day before we announced the merger, Cardinal common shares closed at $61.80 per share and shares of Allegiance common stock closed at $23.00 per share. On December 11, 1998, Cardinal common shares closed at $71.44 per share and shares of Allegiance common stock closed at $42.69 per share.

     Based on the exchange ratio in the merger, which is 0.6225, the market value of the consideration that Allegiance stockholders will receive in the merger for each share of Allegiance common stock would be $38.47 per share based on the closing price of Cardinal common shares on October 8, 1998, and $44.47 per share based on the closing price of Cardinal common shares on December 11, 1998. Of course, the market price of Cardinal common shares will fluctuate prior to and after the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for shares of Allegiance common stock and Cardinal common shares. See "--Market Price and Dividend Data."

REGULATORY APPROVALS (PAGE 43)

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, we could not complete the merger unless we made certain filings with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and certain waiting periods expired. On October 23, 1998, Allegiance and Cardinal submitted the required filings to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on November 22, 1998.

     In addition, under the laws of certain foreign nations, we may not complete the merger unless we make certain filings with these nations' antitrust regulatory authorities and these authorities approve or clear the merger. In particular, under the laws of the Federal Republic of Germany, we are required to make a pre-merger notification filing with the German Federal Cartel Office, and, under the laws of Canada, we are applying to the Director of Investigation and Research of the Canadian Bureau of Competition Policy for an Advanced Ruling Certificate. We expect that the merger will not violate any foreign antitrust laws and that all the foreign antitrust regulatory authorities whose approval or clearance we must seek will approve or clear the merger.

     As we describe in this document, we will be required to make certain filings with federal, state and foreign governmental authorities to complete the merger. No other approvals or clearances will be required from any federal, state or foreign agency.

FORWARD-LOOKING STATEMENTS

     We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to known and unknown risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger is completed. Also, when we use any of the words "plans," "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. See "Forward-Looking Statements" on page ii.

SUMMARY

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

     Allegiance Summary Historical Financial Information. We have derived the summary historical financial information of Allegiance set forth below from the information Allegiance included in the Allegiance annual report on Form 10-K filed for the fiscal year ended December 31, 1997, from the quarterly reports Allegiance has filed since then on Form 10-Q, and from other financial information incorporated by reference in this document. You should read this financial information in conjunction with the information in these reports by Allegiance and in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information."

                                                                                                    AT OR FOR THE
                                                                                                     NINE MONTHS
                                             AT OR FOR THE FISCAL YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                                        ------------------------------------------------------   -------------------
                                        1993(1)(2)   1994(1)    1995(1)    1996(3)      1997       1997       1998
                                        ----------   --------   --------   --------   --------   --------   --------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net sales.............................   $5,019.3    $5,108.6   $4,921.9   $4,387.2   $4,350.8   $3,214.2   $3,370.3
Income (loss) before cumulative effect
  of accounting change................      (68.4)      214.9      272.6     (477.7)      90.9       66.0       92.0
Income (loss) before cumulative effect
  of accounting change per Common
  Share(4)(5):
  Basic...............................   $  (0.62)   $   1.96   $   2.49   $  (4.35)  $   0.80   $   0.58   $   0.81
  Diluted.............................      (0.62)       1.96       2.49      (4.35)      0.78       0.57       0.78
Cash dividends declared per Common
  Share(5):...........................        n/a         n/a        n/a       0.05       0.20       0.15       0.15
BALANCE SHEET DATA:
Total assets..........................   $4,576.2    $4,031.4   $3,443.7   $2,799.2   $2,696.6   $2,693.3   $2,753.4
Long-term debt, less current
  portion.............................         --          --         --    1,106.6      900.7      873.8      838.1
Stockholders' equity..................    3,256.0     3,068.9    2,577.5      827.7      937.2      945.2      920.3

---------------
(1) Data includes certain businesses that were divested in 1994 and 1995 as discussed in Note 1 of "Notes to Consolidated Financial Statements" in the 1997 Allegiance Form 10-K.

(2) Loss before cumulative effect of accounting change includes a provision for a restructuring charge of a pretax amount of $484.0 million.

(3) Loss before cumulative effect of accounting change for 1996 includes non-recurring pretax charges of $550.0 million ($550.0 million, net of tax) for the write-down of goodwill and $95.5 million ($62.8 million, net of tax) primarily for facility consolidations and other asset write-downs.

(4) Per share data prior to 1996 assume the shares of Allegiance common stock issued in connection with the spinoff of Allegiance from Baxter were outstanding.

(5) Amounts have been adjusted retroactively to reflect a two-for-one common stock split distributed in the form of a stock dividend, payable on August 25, 1998 to stockholders of record at the close of business August 10, 1998.

                                                                         SUMMARY

     Cardinal Summary Historical Financial Information. We have derived the summary historical financial information of Cardinal set forth below from the Cardinal current report on Form 8-K/A filed on September 28, 1998, from the quarterly reports Cardinal has filed on Form 10-Q, and from other financial information of Cardinal, certain of which are incorporated by reference in this document. You should read this financial information in conjunction with the information in these reports by Cardinal and in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information."

                                                                                                   AT OR FOR THE
                                                                                                THREE MONTHS ENDED
                                          AT OR FOR THE FISCAL YEAR ENDED JUNE 30,(1)(2)        SEPTEMBER 30,(1)(3)
                                     --------------------------------------------------------   -------------------
                                       1994       1995        1996        1997        1998        1997       1998
                                     --------   ---------   ---------   ---------   ---------   --------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Revenue:
  Operating Revenue................  $6,837.1   $ 9,021.1   $ 9,990.3   $11,567.8   $13,555.4   $3,022.4   $3,851.0
  Bulk deliveries to customer
    warehouses.....................     561.8     1,779.5     2,178.5     2,469.1     2,991.3      681.2      781.7
                                     --------   ---------   ---------   ---------   ---------   --------   --------
Total revenue......................  $7,398.9   $10,800.6   $12,168.8   $14,036.9   $16,546.7   $3,703.6   $4,632.7
Net Earnings.......................     119.6       191.7       156.5       243.9       318.2       69.3       57.8
Earnings per Common Share(4):
  Basic............................  $   0.69   $    1.04   $    0.82   $    1.25   $    1.59   $   0.35   $   0.29
  Diluted..........................      0.65        1.00        0.80        1.22        1.57       0.34       0.28
Cash dividends declared per Common
  Share(4).........................  $   0.05   $    0.05   $    0.05   $    0.06   $    0.07   $  0.017   $  0.025
BALANCE SHEET DATA:
Total assets.......................  $2,410.1   $ 3,073.6   $ 3,670.6   $ 3,825.2   $ 4,783.1   $4,025.3   $5,043.1
Long-term obligations, less current
  portion..........................     436.7       451.5       486.2       420.2       441.2      421.9      642.4
Shareholders' equity...............  $  832.0   $ 1,140.6   $ 1,394.6   $ 1,689.8   $ 2,024.1   $1,785.7   $2,100.7

---------------
(1) Amounts reflect business combinations in fiscal 1994, 1995, 1996, 1997 and 1998 and the three months ended September 30, 1998. The most significant of these business combinations have been accounted for as poolings-of-interests transactions and, accordingly, prior period amounts have been restated to retroactively reflect all such material combinations. For those business combinations that were accounted for as purchase transactions, if these transactions had occurred at the beginning of the respective periods, the pro forma impact would not have been significantly different.

(2) The summary results for fiscal 1994, 1996, 1997 and 1998 include the impact of certain merger-related costs and special charges as follows. In fiscal 1998, Cardinal recorded merger-related costs associated with the business combination with MediQual Systems, Inc. in February 1998 ($2.3 million), transaction costs and the related termination fee incurred to date in connection with the proposed merger with Bergen Brunswig Corporation which was terminated in August 1998 ($33.4 million), asset impairments ($3.8 million) and additional integration costs associated with the business combinations with PCI Services, Inc. in October 1996, Owen Healthcare, Inc. in March 1997, Pyxis Corporation in May 1996 and Medicine Shoppe International, Inc. in November 1995 ($9.6 million). Also, during fiscal 1998, Cardinal recorded special charges totaling approximately $8.6 million, primarily related to the rationalization of its distribution operations. Lastly, as a result of a change in the tax status of a 51% owned subsidiary in Germany, Cardinal's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of $4.6 million, as well as a reduction in cash taxes to be paid in current and future years. Combined, these factors resulted in a one-time reduction of fiscal 1998 income tax expense of approximately $11.7 million.

    In fiscal 1997, Cardinal recorded merger-related costs associated with the business combinations with PCI Services, Inc. and Owen Healthcare, Inc. ($46.2 million) and additional integration costs related to the mergers with Pyxis Corporation and Medicine Shoppe International, Inc. ($4.7 million).

SUMMARY

    In fiscal 1996, Cardinal recorded merger-related costs of approximately $49.2 million in connection with the Medicine Shoppe International, Inc. and Pyxis Corporation mergers. In addition, Cardinal recorded a special charge related to the rationalization of its manufacturing and overhead structures ($33.8 million). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of "Notes to Consolidated Financial Statements" in the Cardinal Form 8-K/A (filed on September 28,
    1998), incorporated by reference in this document, for analysis of the impact of these merger-related costs.

    In fiscal 1994, Cardinal recorded merger-related costs of approximately $35.9 million in connection with the business combination of Cardinal and Whitmire Distribution Corporation in February 1994.

(3) The summary results for the three months ended September 30, 1998 and 1997 include the impact of certain merger-related costs as follows. During the three months ended September 30, 1998, Cardinal recorded merger-related costs associated with the business combination with R.P. Scherer Corporation in August 1998 ($34.8 million) and additional integration costs related to integrating the operations of companies that previously merged with Cardinal ($1.8 million). Partially offsetting the charge recorded during the first quarter of fiscal 1999 was a $2.2 million credit to adjust the estimated Bergen Brunswig Corporation transaction and termination costs previously recorded. During the three months ended September 30, 1997, Cardinal recorded merger-related costs related to integrating the operations of companies that previously merged with Cardinal ($2.2 million). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 6 of "Notes to Condensed Consolidated Financial Statements" in the September 1998 Cardinal Form 10-Q, incorporated by reference in this document, for analysis of the impact of these merger-related costs.

(4) Earnings and cash dividends declared per share have been adjusted to give retroactive effect for stock splits, including the three-for-two splits paid on December 16, 1996 and on October 30, 1998.

                                                                         SUMMARY

UNAUDITED PRO FORMA CONDENSED COMBINED SUMMARY FINANCIAL INFORMATION

     Cardinal's historical fiscal year ends on June 30, but Allegiance's historical fiscal year ends on December 31. For purposes of combining Allegiance's historical financial information with Cardinal's historical financial information in the pro forma condensed combined statements of earnings in this document, the financial information of Cardinal for the fiscal years ended June 30, 1996, 1997 and 1998 have been combined with Allegiance's financial information for the fiscal years ended December 31, 1995, 1996 and 1997, respectively. Cardinal's financial information for the three months ended September 30, 1997 and 1998 have been combined with Allegiance's financial information for the three months ended March 31, 1997 and September 30, 1998, respectively.

     The financial results of Allegiance for the six months ended June 30, 1998 are excluded from the pro forma financial statements. Allegiance's net revenues and net earnings for the six months ended June 30, 1998 were approximately $2.2 billion and $59.0 million, respectively. We have included this unaudited pro forma condensed combined summary information only for the purposes of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the merger between Cardinal and Allegiance had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed combined summary financial information in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this document. This unaudited pro forma condensed combined summary financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the merger or any future merger-related expenses, as discussed in Note 4 below and in Note 3 to the "Unaudited Pro Forma Condensed Combined Financial Information."

                                                 AT OR FOR THE                  AT OR FOR THE
                                            FISCAL YEAR ENDED(1)(2)           THREE MONTHS ENDED
                                                   JUNE 30,                   SEPTEMBER 30, (2)
                                      -----------------------------------    --------------------
                                       1996(3)      1997(3)       1998         1997      1998(1)
                                      ---------    ---------    ---------    --------    --------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Revenue:
  Operating Revenue.................  $14,912.2    $15,955.0    $17,906.2    $4,078.3    $4,998.1
  Bulk deliveries to customer
     warehouses.....................    2,178.5      2,469.1      2,991.3       681.2       781.7
                                      ---------    ---------    ---------    --------    --------
Total revenue.......................  $17,090.7    $18,424.1    $20,897.5    $4,759.5    $5,779.8
Net earnings (loss), excluding
  estimated merger expenses(4)......      429.1       (233.8)       409.1        90.3        90.8
Net earnings (loss) per Common
  Share, excluding estimated merger
  expenses(4)(5)(6):
     Basic..........................  $    1.66    $   (0.89)   $    1.51    $   0.34    $   0.34
     Diluted........................       1.63        (0.87)        1.48        0.33        0.33
Cash dividends declared per Common
  Share(7)..........................  $    0.05    $    0.06    $    0.07    $  0.017    $  0.025
BALANCE SHEET DATA:
Total assets........................                                                     $7,796.5
Long-term obligations, less current
  portion...........................                                                     $1,480.5
Shareholders' equity(4).............                                                     $3,021.0

---------------
(1) Amounts reflect business combinations in all periods presented.

(2) Amounts include the effect of merger-related costs and other special charges recorded by Cardinal in fiscal years ended June 30, 1996, 1997 and 1998 and the three-month periods ended September 30, 1997 and 1998 as discussed in Notes 2 and 3 of "-- Summary Historical and Unaudited Pro Forma Financial

SUMMARY

    Information -- Cardinal Summary Historical Financial Information," and by Allegiance in the fiscal year ended December 31, 1996 as discussed in Note 3 of "-- Summary Historical and Unaudited Pro Forma Financial
    Information -- Allegiance Summary Historical Financial Information." The impact of the merger-related costs and other special charges is to reduce pro forma Net earnings by $60.0 million, $649.4 million and $24.1 million in fiscal 1996, 1997 and 1998, respectively, and to reduce pro forma Net earnings by $1.3 million and $27.8 million for the three-month periods ended September 30, 1997 and 1998, respectively. The impact was also to reduce pro forma Diluted Net earnings per Cardinal Common Share by $0.23, $2.42, $0.09, $0.01 and $0.10 in fiscal 1996, 1997 and 1998, and the three months ended September 30, 1997 and 1998, respectively.

(3) The unaudited pro forma combined summary financial information includes certain businesses that were divested by Allegiance in 1995 and 1994 as discussed in Note 1 of "Notes to Consolidated Financial Statements" in the 1997 Allegiance Form 10-K. Had the transactions effected by the distribution of shares of Allegiance common stock in connection with the spinoff of Allegiance from Baxter and significant divestitures discussed in Notes 1 and 3 of "Notes to Consolidated Financial Statements" in the 1997 Allegiance Form 10-K occurred as of January 1, 1995, Total revenue, Net earnings
    (loss), and Diluted Net earnings (loss) per Common Share would have been $18.4 billion, $(305.8) million, and $(1.14), respectively for the year ended June 30, 1997. For fiscal year 1996, Total revenue, Net earnings
    (loss), and Diluted Net earnings per Common Share would have been $16.7 billion, $220.4 million, and $0.84, respectively.

(4) Amount does not reflect the pro forma effect of future expenses for the merger. In connection with the merger, the companies expect to incur investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the merger. The merger-related expenses will be charged to expense in the period which the merger is consummated or in subsequent periods when incurred. Since the merger has not yet been consummated and transition plans are currently being developed, the merger-related costs cannot be estimated at this time.

    The accounting policies of Cardinal and Allegiance are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods, as required by the pooling-of-interests accounting method.

(5) Net earnings (loss) per Common Share have been adjusted to give retroactive effect for stock splits, including the three-for-two stock splits paid by Cardinal in December 1996 and October 1998, all of which were effected through a stock dividend.

(6) Net earnings per Common Share amounts assume the conversion of each share of Allegiance common stock into 0.6225 of a Cardinal common share, based on the exchange ratio. See "The Merger Agreement -- Merger Consideration; Conversion of Securities."

(7) Cash dividends declared per Common Share represent the historical dividends of Cardinal for the periods presented and exclude all dividends paid by Allegiance and all entities with which Cardinal has merged. Cash dividends declared per Common Share have been adjusted to give retroactive effect to three-for-two stock splits paid by Cardinal in December 1996 and October 1998.

                                                                         SUMMARY

COMPARATIVE PER SHARE DATA

     We have set forth below information concerning earnings, cash dividends declared and book value per share data for Allegiance and Cardinal on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Allegiance. We have derived the pro forma combined earnings per share from the "Unaudited Pro Forma Condensed Combined Financial Information" presented elsewhere in this document (which gives effect to the merger under the pooling-of-interests accounting method). Pro forma combined cash dividends declared per share reflect Cardinal cash dividends per share declared in the periods indicated and exclude all dividends paid by Allegiance and all entities with which Cardinal has merged. Book value per share for the pro forma combined presentation is based upon outstanding Cardinal common shares, adjusted to include the estimated number of Cardinal common shares to be issued in the merger for outstanding shares of Allegiance common stock at the time the merger is completed. The per share equivalent pro forma combined data for shares of Allegiance common stock is based on the assumed conversion of each share of Allegiance common stock into 0.6225 of a Cardinal common share based upon the exchange ratio. See "The Merger Agreement -- Merger Consideration; Conversion of Securities." You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of Cardinal and Allegiance incorporated by reference in this document and the "Unaudited Pro Forma Condensed Combined Financial Information" and the notes thereto presented elsewhere in this document. See "Where You Can Find More Information."

                                                                                AT OR FOR THE
                                                  AT OR FOR THE               THREE MONTHS ENDED
                                                FISCAL YEAR ENDED         --------------------------
                                                  DECEMBER 31,            MARCH 31,    SEPTEMBER 30,
                                           ---------------------------    ---------    -------------
                                           1995(1)    1996(1)    1997       1997           1998
                                           -------    -------    -----    ---------    -------------
ALLEGIANCE -- HISTORICAL(2)
Net income (loss) per Common Share:
  Basic..................................   $2.49     $(4.35)    $0.80      $0.20         $  0.29
  Diluted................................    2.49      (4.35)     0.78       0.19            0.28
Cash dividends declared per Common
  Share..................................     n/a       0.05      0.20       0.05          0.0525
Book value per share.....................                         8.24                       8.17

                                                     FISCAL YEAR ENDED        THREE MONTHS ENDED
                                                          JUNE 30,              SEPTEMBER 30,
                                                  ------------------------    ------------------
                                                  1996      1997     1998      1997       1998
                                                  -----    ------    -----    -------    -------
CARDINAL -- HISTORICAL(2)
Net earnings per Common Share:
  Basic.........................................  $0.82    $ 1.25    $1.59    $ 0.35     $ 0.29
  Diluted.......................................   0.80      1.22     1.57      0.34       0.28
Cash dividends declared per Common Share........   0.05      0.06     0.07     0.017      0.025
Book value per share............................                     10.11                10.47
CARDINAL AND ALLEGIANCE -- PRO FORMA
  COMBINED(2)(3)(4):
Net earnings (loss) per Common Share, excluding
  estimated Merger expenses:
  Basic.........................................  $1.66    $(0.89)   $1.51    $ 0.34     $ 0.34
  Diluted.......................................   1.63     (0.87)    1.48      0.33       0.33
Cash dividends declared per Common Share (5)....   0.05      0.06     0.07     0.017      0.025
Book value per share (3)........................                     10.93                11.16
EQUIVALENT PRO FORMA COMBINED PER ALLEGIANCE
  SHARE(2)(3)(4)
Net earnings (loss) per Common Share, excluding
  estimated Merger expenses:
  Basic.........................................  $1.03    $(0.55)   $0.94    $ 0.21     $ 0.21
  Diluted.......................................   1.01     (0.54)    0.92      0.21       0.21
Cash dividends declared per Common Share (5)....   0.03      0.04     0.04      0.01       0.02
Book value per share (3)........................                      6.80                 6.95

SUMMARY

------------
(1) Allegiance's historical data for fiscal years ending December 31, 1995 and 1996 includes amounts related to certain businesses that were divested in 1995 and 1994 and to the distribution of shares of Allegiance common stock in connection with the spinoff of Allegiance from Baxter in 1996. If the distribution of shares of Allegiance common stock in connection with the spinoff of Allegiance from Baxter and significant divestitures discussed in Notes 1 and 3 of the "Notes to Consolidated Financial Statements" in the 1997 Allegiance Form 10-K had been completed as of January 1, 1995, the fiscal 1997 Pro Forma Combined Basic and Diluted Net earnings (loss) per Common Share would have been $(1.16) and $(1.14), respectively and the fiscal 1996 Pro Forma Combined Basic and Diluted Net earnings per Common Share would have been $0.85 and $0.84, respectively. In addition, for fiscal 1997, Equivalent Pro Forma Combined per Allegiance Share Basic and Diluted Net earnings (loss) per Common Share would have been $(0.72) and $(0.71), respectively and the Equivalent Pro Forma Combined per Allegiance Share Basic and Diluted Net earnings per Common Share for fiscal 1996 would have been $0.53 and $0.52, respectively.

(2) Allegiance's Historical Net income (loss) per Common Share, Cardinal's Historical Net earnings per Common Share, Cardinal's and Allegiance's -- Pro Forma Combined Net earnings (loss) per Common Share and the Equivalent Pro Forma Combined Net earnings (loss) per Common Share reflect the effect of merger-related costs and other special charges recorded by Cardinal in fiscal years ended June 30, 1996, 1997 and 1998 and the three-month periods ended September 30, 1997 and 1998 as discussed in Notes 2 and 3 of "-- Summary Historical and Unaudited Pro Forma Financial
    Information -- Cardinal Summary Historical Financial Information" and by Allegiance in fiscal year ended December 31, 1996 as discussed in Note 3 of "-- Summary Historical and Unaudited Pro Forma Financial
    Information -- Allegiance Summary Historical Financial Information." The effect of such merger-related costs and other special charges is to reduce the Pro Forma Combined Diluted Net earnings per Common Share by $0.23, $2.42 and $0.09 in fiscal 1996, 1997 and 1998, respectively, and by $0.01 and $0.10 in the three-month periods ended September 30, 1997 and 1998, respectively. In addition, the effect of such merger-related costs and other special charges is to reduce the Equivalent Pro Forma Combined per Allegiance Share, Diluted Net earnings per Common Share by $0.14, $1.51 and $0.05 in fiscal 1996, 1997 and 1998, respectively, and by $0.01 and $0.06 in the three-month periods ended September 30, 1997 and 1998, respectively.

(3) The Pro Forma Combined and the Equivalent Pro Forma Combined information (excluding the book value per share information) presents the combination of Cardinal for the fiscal years ended June 30, 1996, 1997 and 1998 combined with Allegiance for the fiscal years ending December 31, 1995, 1996 and 1997, respectively. In addition, the financial information of Cardinal for the three months ended September 30, 1997 and 1998 is combined with that of Allegiance for the three months ended March 31, 1997 and September 30, 1998, respectively. The Book value per share information as of June 30, 1998 is calculated based on the Cardinal balance sheet as of June 30, 1998 and Allegiance balance sheet as of December 31, 1997. The Book value per share information as of September 30, 1998 is calculated based on the Cardinal and Allegiance balance sheets as of September 30, 1998.

(4) Amount does not reflect the pro forma effect of merger expenses for the merger. In connection with the merger, the companies expect to incur investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the merger. The merger-related expenses will be charged to expense in the period in which the merger is consummated or in subsequent periods when incurred. Since the merger has not yet been consummated and transition plans are currently being developed, the merger-related costs cannot be estimated at this time.

    The accounting policies of Cardinal and Allegiance are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods, as required by the pooling-of-interests accounting method.

(5) Pro Forma Combined Cash Dividends declared per Common Share represent the historical dividends of Cardinal for all periods presented and exclude all dividends paid by Allegiance and all entities with which Cardinal has merged. Cardinal's and Allegiance's Pro Forma Combined Cash Dividends declared per Common Share have been adjusted to give retroactive effect to three-for-two stock splits paid by Cardinal in December 1996 and October 1998.

                                                                         SUMMARY

MARKET PRICE AND DIVIDEND DATA

     On the table below, we present the range of the reported high and low closing per share sale prices (as shown on the New York Stock Exchange Composite
Tape) of Cardinal common shares and Allegiance common stock, as well as the per share dividends paid on such shares, for the calendar quarters indicated. We have adjusted the information in the table to reflect retroactively all applicable stock splits.

                                       CARDINAL COMMON SHARES           ALLEGIANCE COMMON STOCK
                                    -----------------------------    -----------------------------
CALENDAR YEAR                        HIGH      LOW      DIVIDENDS     HIGH      LOW      DIVIDENDS
-------------                       ------    ------    ---------    ------    ------    ---------
1996:
First quarter.....................  $28.56    $23.33     $0.013          --        --         --
Second quarter....................   33.44     26.78      0.013          --        --         --
Third quarter(1)..................   36.72     29.78      0.013      $ 9.32    $ 8.13         --
Fourth quarter....................   38.92     34.61      0.013       13.94      8.50         --
1997:
First quarter.....................  $42.75    $36.25     $0.017      $13.19    $11.06       0.05
Second quarter....................   41.33     34.42      0.017       14.19     10.00       0.05
Third quarter.....................   47.38     36.42      0.017       15.82     13.22       0.05
Fourth quarter....................   51.88     45.75      0.017       17.72     13.75       0.05
1998:
First quarter.....................  $58.80    $46.67     $0.017      $20.12    $15.94       0.05
Second quarter....................   64.17     57.08      0.020       25.62     18.50       0.05
Third quarter.....................   71.00     55.67      0.020       33.00     26.00       0.05
Fourth quarter (through November
  30, 1998).......................   70.13     54.83      0.025       41.63     23.00     0.0525

---------------
(1) Allegiance stock traded on a "when issued" basis from September 24, 1996 to September 30, 1996.
                            ------------------------

     On October 8, 1998, the last full trading day prior to our signing and announcing the merger agreement, the closing price of Cardinal common shares was $61.80 per share and the closing price of Allegiance common stock was $23.00 per share, as reported on the New York Stock Exchange Composite Tape. Based on the exchange ratio provided in the merger agreement, the value of Allegiance common stock on October 8, 1998 was $38.47 per share. On December 11, 1998, the most recent date prior to the mailing of this document to you, the last sale prices of Cardinal common shares and Allegiance common stock were $71.44 per share and $42.69 per share, respectively, as reported on the NYSE Composite Tape. We encourage you to obtain current market quotations for Cardinal common shares and Allegiance common stock.

     Cardinal has filed an application with the New York Stock Exchange to list on the exchange the Cardinal common shares that Allegiance stockholders will receive in the merger.

     On August 12, 1998, the Cardinal board of directors declared a dividend on Cardinal common shares of $0.025 per share, payable on October 15, 1998 to holders of record on October 1, 1998. On November 4, 1998, the Cardinal board of directors declared a dividend on Cardinal common shares of $0.025 per share, payable on January 15, 1999 to holders of record on January 1, 1999. Cardinal anticipates that it will continue to pay quarterly cash dividends. The Cardinal board of directors, however, has discretion to decide upon the timing and amount of any future dividends, and whether or not Cardinal will pay such dividends (and, if so, how much such dividends will be) will depend on Cardinal's future earnings, financial condition, capital requirements and other factors.

SUMMARY

     On November 5, 1998, the Allegiance board of directors declared a dividend on Allegiance common stock of $.0525 per share payable on January 4, 1999 to holders of record on December 10, 1998. Other than regular quarterly dividends on Allegiance common stock of $.0525 per share with record and payment dates consistent with past practice, Allegiance agreed that, pursuant to the merger agreement, until the merger is completed or the merger agreement is otherwise terminated, Allegiance will not make, declare or pay any dividend or distribution on Allegiance common stock.

                                  RISK FACTORS

     In considering whether to vote in favor of the merger between our companies, you should consider all the information we have included in this document and its annexes and all the information included in the documents we have incorporated by reference in this document. In addition, you should pay particular attention to the following risk factors related to the merger. These factors are important and we have not been able to quantify their potential effects on the combined company that will result from the merger.

FIXED EXCHANGE RATIO DESPITE CHANGES IN OUR RESPECTIVE STOCK PRICES

     The exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the price of either Cardinal common shares or the Allegiance common stock. The price of Cardinal common shares at the time the merger is completed may be higher or lower than its price on the date of this document or on the date of the special meetings of shareholders. Changes in the business, operations or prospects of Cardinal or Allegiance, market assessments of the likelihood that the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the prices of Cardinal common shares, Allegiance common stock or both. Most such factors are beyond our control. Since the merger will be completed only after all the conditions to the merger are satisfied, including the holding of the special meetings of our shareholders, there is no way to be sure that the price of Cardinal common shares on the date of the special meetings will be indicative of their price at the time the merger is completed. We urge you to obtain current market quotations for both Cardinal common shares and Allegiance common stock.

UNCERTAINTIES IN INTEGRATING OUR BUSINESS OPERATIONS

     In deciding that the merger is in the best interests of our respective shareholders, the Cardinal board of directors and the Allegiance board of directors considered the potential complementary effects of combining our companies, assets, personnel and operational expertise. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the acquired company, challenges in retaining customers and potential adverse short-term effects on operating results.

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An important element of Cardinal's growth strategy is to pursue strategic acquisitions that either expand or complement its business, and Cardinal routinely reviews acquisition opportunities. Acquisitions involve a number of special risks, including the risks pertaining to integrating acquired businesses as noted under "-- Uncertainties in Integrating Our Business Operations" and
"-- Failure to Achieve Benefits." In addition, Cardinal may incur debt to finance future acquisitions, and Cardinal may issue securities in connection with future acquisitions that may dilute the holdings of current and future Cardinal shareholders (including Allegiance stockholders who will be Cardinal shareholders after the merger). If Cardinal is unable to successfully complete and integrate strategic acquisitions in a timely manner, Cardinal's growth strategy may be impaired.

FAILURE TO ACHIEVE BENEFITS

     We believe that significant business opportunities and cost savings are achievable as a result of the merger. Our estimates of cost savings are based upon many assumptions, including future sales levels and other operating results, availability of funds for capital expenditures, timing of certain events, as well as general industry and business conditions and other matters, many of which are beyond the control of the combined company. Our estimates are also based on a management consensus as to what levels of sales and similar efficiencies should be achievable by an entity the size of the combined company. Our estimates of potential cost savings and revenue enhancements are forward-looking statements that are inherently uncertain. The combined company's actual cost savings and revenue enhancements, if any, could differ from those projected and such differences could be material. Therefore, you should not unduly rely on our estimates as

RISK FACTORS
predictors of actual cost savings and revenue enhancements. We cannot assure you that unforeseen costs and expenses or other factors (whether arising in connection with the integration of the two companies' operations or otherwise) will not offset the estimated cost savings and revenue enhancements or other components of the combined company's plan or result in delays in the realization of certain projected cost savings.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations in favor of the merger by the Allegiance board of directors, you should be aware that certain directors and executive officers of Allegiance may be deemed to have conflicts of interest with respect to the merger. Some directors and officers of Allegiance will have positions with Cardinal after the merger (or Allegiance, after it becomes a subsidiary of Cardinal in the merger). Also, under certain employee benefit plans created by Allegiance, some officers of Allegiance are entitled to accelerated vesting of certain benefits as well as extra severance benefits if their employment is terminated in certain circumstances within 24 months after the merger, and two executive officers of Allegiance have entered into amendments to these agreements that extend their terms from 24 to 60 months. The Allegiance board of directors considered these interests, together with other relevant factors, in deciding to recommend that you approve the merger. See "The Merger -- Interests of Certain Persons in the Merger."

                                                                    RISK FACTORS

                              THE SPECIAL MEETINGS

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to stockholders ("ALLEGIANCE STOCKHOLDERS") of Allegiance Corporation ("ALLEGIANCE") in connection with the solicitation of proxies by the Board of Directors of Allegiance (the "ALLEGIANCE BOARD") for use at a special meeting of Allegiance Stockholders to be held on January 21, 1999, at Allegiance's corporate offices located at 1450 Waukegan Road (the Brien Laing Building), McGaw Park, Illinois 60085, commencing at 10:30 a.m., local time, and at any adjournment or postponement thereof (the "ALLEGIANCE SPECIAL MEETING").

     This Joint Proxy Statement/Prospectus is also being furnished to shareholders ("CARDINAL SHAREHOLDERS") of Cardinal Health, Inc. ("CARDINAL") in connection with the solicitation of proxies by the Board of Directors of Cardinal (the "CARDINAL BOARD") for use at a special meeting of Cardinal Shareholders to be held on January 21, 1999, at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio 43016, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "CARDINAL SPECIAL MEETING" and, together with the Allegiance Special Meeting, the "SPECIAL MEETINGS").

     This Joint Proxy Statement/Prospectus, the Notice of the Allegiance Special Meeting and the form of proxy for use at the Allegiance Special Meeting are first being mailed to Allegiance Stockholders on or about December 15, 1998. This Joint Proxy Statement/Prospectus, the Notice of the Cardinal Special Meeting and the form of proxy for use at the Cardinal Special Meeting are first being mailed to Cardinal Shareholders on or about December 15, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     Allegiance Special Meeting. At the Allegiance Special Meeting, Allegiance Stockholders will consider and vote on:

- A proposal (the "ALLEGIANCE MERGER PROPOSAL") to approve and adopt the Agreement and Plan of Merger, dated as of October 8, 1998, by and among Cardinal, Boxes Merger Corp., a wholly owned subsidiary of Cardinal ("MERGER SUB"), and Allegiance (the "MERGER AGREEMENT") pursuant to which, among other things, first, Merger Sub will be merged with and into Allegiance (the "MERGER") with the result that, at the effective time of the Merger (the "EFFECTIVE TIME"), Allegiance (as the surviving corporation of the Merger, the "SURVIVING CORPORATION") will become a wholly owned subsidiary of Cardinal, and, second, each outstanding share (other than shares held in treasury by Allegiance, if any, which will be canceled) of the common stock, $1.00 par value of Allegiance ("ALLEGIANCE COMMON STOCK") will be converted into 0.6225 (the "EXCHANGE RATIO") of a Class A common share, without par value, of Cardinal ("CARDINAL COMMON SHARE"), with cash paid in lieu of fractional shares. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

- A proposal (the "ALLEGIANCE ADJOURNMENT PROPOSAL") for the adjournment of the Allegiance Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Allegiance Special Meeting to approve the Allegiance Merger Proposal.

- Such other business as may properly come before the Allegiance Special
  Meeting.

     Cardinal Special Meeting. At the Cardinal Special Meeting, Cardinal Shareholders will consider and vote on:

- A proposal (the "CARDINAL MERGER PROPOSAL") to approve, authorize and adopt the Merger Agreement pursuant to which among other things, (1) Merger Sub will be merged with and into Allegiance with the result that the Surviving Corporation will be a wholly owned subsidiary of Cardinal, and (2) each outstanding share (other than shares held in treasury by Allegiance, if any, which will be canceled) of Allegiance Common Stock will be converted into
  0.6225 of a Cardinal Common Share. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

THE SPECIAL MEETINGS

- A proposal (the "CARDINAL ADJOURNMENT PROPOSAL") for the adjournment of the Cardinal Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Cardinal Special Meeting to approve the Cardinal Merger Proposal.

- Such other business as may properly come before the Cardinal Special Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE SPECIAL MEETINGS

     Allegiance. The Allegiance Board has fixed December 11, 1998 as the record date (the "ALLEGIANCE RECORD DATE") for determination of Allegiance Stockholders entitled to notice of and to vote at the Allegiance Special Meeting. Accordingly, only holders of Allegiance Common Stock of record at the close of business on the Allegiance Record Date will be entitled to notice of and to vote at the Allegiance Special Meeting. Each holder of record of Allegiance Common Stock on the Allegiance Record Date is entitled to cast one vote per share, exercisable in person, by telephone, or by a properly executed proxy, at the Allegiance Special Meeting. As of the Allegiance Record Date, there were about 112,791,002 shares of Allegiance Common Stock outstanding and entitled to vote that were held by approximately 37,340 holders of record.

     Under applicable law, the affirmative vote of holders of a majority of the outstanding shares of Allegiance Common Stock entitled to vote thereon is required to approve and adopt the Allegiance Merger Proposal. The affirmative vote of holders of a majority of the outstanding shares of Allegiance Common Stock present in person or represented by proxy at the Allegiance Special Meeting and entitled to vote thereon is required to approve the Allegiance Adjournment Proposal. As of the Allegiance Record Date, the directors and executive officers of Allegiance may be deemed to be beneficial owners of approximately 5.7% of the outstanding shares of Allegiance Common Stock, and each such person has advised Allegiance that such person intends to vote in favor of the Allegiance Merger Proposal and the Allegiance Adjournment Proposal.

     In the event that Allegiance has the right to terminate the Merger Agreement for any reason, the Allegiance Board may, in the exercise of its fiduciary duty, make determinations (1) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to consummate the Merger, and (2) if it waives the condition giving rise to such right to terminate and proceeds to consummate the Merger, whether or not to resolicit approval of the Allegiance Merger Proposal. See "The Merger Agreement--Termination."

     Cardinal. The Cardinal Board has fixed December 11, 1998 as the record date (the "CARDINAL RECORD DATE") for determination of Cardinal Shareholders entitled to notice of and to vote at the Cardinal Special Meeting. Accordingly, only holders of Cardinal Common Shares of record at the close of business on the Cardinal Record Date will be entitled to notice of and to vote at the Cardinal Special Meeting. Each holder of record of Cardinal Common Shares on the Cardinal Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Cardinal Special Meeting. As of the Cardinal Record Date, there were about 201,040,420 Cardinal Common Shares outstanding and entitled to vote that were held by approximately about 3,012 holders of record.

     Under applicable law and the rules of the New York Stock Exchange, Inc. (the "NYSE"), (1) the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon is required to approve, authorize and adopt the Cardinal Merger Proposal, and (2) the affirmative vote of a majority of the Cardinal Common Shares entitled to vote thereon and present in person or represented by proxy at the Cardinal Special Meeting is required to approve the Cardinal Adjournment Proposal. For additional information regarding voting requirements of Cardinal Shareholders, see "Comparison of Shareholder Rights." As of the Cardinal Record Date, the directors and executive officers of Cardinal and certain of their affiliates may be deemed to be beneficial owners of approximately 3.3% of the outstanding Cardinal Common Shares, and each such person has advised Cardinal that such person intends to vote in favor of the Cardinal Merger Proposal and the Cardinal Adjournment Proposal.

     In the event that Cardinal has the right to terminate the Merger Agreement for any reason, the Cardinal Board may, in the exercise of its fiduciary duty, make determinations (1) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and

                                                            THE SPECIAL MEETINGS
proceed to consummate the Merger, and (2) if it determines to waive the condition giving rise to such right to terminate and proceed to consummate the Merger, whether or not to resolicit the approval of the Cardinal Merger Proposal. See "The Merger Agreement--Termination."

VOTING OF PROXIES

     All Allegiance Stockholders and Cardinal Shareholders who are entitled to vote and are represented at the Allegiance Special Meeting (in the case of Allegiance Stockholders) or at the Cardinal Special Meeting (in the case of Cardinal Shareholders) by properly executed proxies received prior to or at such Special Meeting and not duly and timely revoked will be voted at such Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted, in the case of Allegiance Stockholders, FOR approval and adoption of the Allegiance Merger Proposal and the Allegiance Adjournment Proposal or, in the case of Cardinal Shareholders, FOR approval and adoption of the Cardinal Merger Proposal and the Cardinal Adjournment Proposal.

     If any other matters are properly presented at the Allegiance Special Meeting (in the case of Allegiance Stockholders) or at the Cardinal Special Meeting (in the case of Cardinal Shareholders) for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Neither Allegiance nor Cardinal is aware of any matters expected to be presented at its respective Special Meeting other than as described in its respective Notice of Special Meeting.

     Any proxy given pursuant to this solicitation (and for Allegiance Stockholders only, any telephone vote) may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Allegiance or the Secretary of Cardinal, as the case may be, before the taking of the vote at the relevant Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, (2) attending the relevant Special Meeting and voting in person, or (3) for Allegiance Stockholders only, voting by telephone. In order to vote in person at either the Allegiance Special Meeting or the Cardinal Special Meeting, Allegiance Stockholders and Cardinal Shareholders, respectively, must attend the relevant Special Meeting and cast their votes in accordance with the voting procedures established for such Special Meeting. Attendance at a Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the Special Meeting as follows:

   FOR CARDINAL SHAREHOLDERS:            FOR ALLEGIANCE STOCKHOLDERS:
     Cardinal Health, Inc.                  Allegiance Corporation
       5555 Glendon Court                     1430 Waukegan Road
       Dublin, Ohio 43016                 McGaw Park, Illinois 60085
    Telecopy: (614) 717-8919               Telecopy: (847) 578-4448
      Attention: Secretary                   Attention: Secretary

     Allegiance Stockholders who require assistance in changing or revoking a proxy should contact Georgeson & Company, Inc., Allegiance's solicitation agent, and Cardinal Shareholders who require assistance in changing or revoking a proxy should contact Morrow & Co., Inc., Cardinal's solicitation agent, in each case, at the addresses or phone numbers provided in this Joint Proxy Statement/ Prospectus. See "Where You Can Find More Information."

     Pursuant to the Amended and Restated Bylaws of Allegiance (the "ALLEGIANCE BYLAWS") and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Allegiance Merger Proposal or the Allegiance Adjournment Proposal and will not be treated as votes cast with respect to such proposals. Since the Allegiance Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Allegiance Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Allegiance Merger Proposal. Since the Allegiance Adjournment Proposal requires the vote of the holders of a majority of the outstanding shares of Allegiance present in person or represented by proxy at the Allegiance Special Meeting and entitled to vote thereon, abstentions will have the same effect as votes against the Allegiance Adjournment Proposal.

THE SPECIAL MEETINGS

     Pursuant to the Amended and Restated Articles of Incorporation, as amended, of Cardinal (the "CARDINAL ARTICLES") and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Cardinal Merger Proposal or the Cardinal Adjournment Proposal and will not be treated as votes cast on such proposals. Since the Cardinal Merger Proposal requires the affirmative vote of a majority of the outstanding Cardinal Common Shares, abstentions and broker non-votes will have the same effect as votes against the Cardinal Merger Proposal. Since the Cardinal Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting, abstentions and broker non-votes will have the same effect as votes against the Cardinal Adjournment Proposal.

SOLICITATION OF PROXIES

     Each of Allegiance and Cardinal is responsible for the cost of its respective solicitation for the Allegiance Special Meeting or the Cardinal Special Meeting, respectively, subject to Allegiance's obligation to reimburse Cardinal for its expenses under certain circumstances and subject to the parties' obligations to share the costs of filing, printing and mailing this Joint Proxy Statement/Prospectus. See "The Merger Agreement--Termination" and "--Fees and Expenses." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Allegiance and Cardinal in person or by telephone, telegram or other means. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Allegiance has retained Georgeson & Co., Inc. at an estimated cost of $15,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Cardinal has retained Morrow & Co., Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by Allegiance and Cardinal with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Cardinal and Allegiance will reimburse them for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Allegiance. The Allegiance Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to, and in the best interests of, the Allegiance Stockholders. Accordingly, the Allegiance Board recommends that Allegiance Stockholders vote FOR the approval and adoption of the Allegiance Merger Proposal and the Allegiance Adjournment Proposal.

     Cardinal. The Cardinal Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are fair to, and in the best interests of, Cardinal and the Cardinal Shareholders. Accordingly, the Cardinal Board recommends that Cardinal Shareholders vote FOR the approval and adoption of the Cardinal Merger Proposal and the Cardinal Adjournment Proposal.


                                                            THE SPECIAL MEETINGS

APPRAISAL RIGHTS

     Allegiance Stockholders. Allegiance Stockholders will not be entitled to any appraisal rights under the Delaware General Corporation Law (the "DELAWARE LAW") or any other applicable law in connection with the Merger. See "Rights of Dissenting Shareholders--Allegiance Stockholders."

     Cardinal Shareholders. Pursuant to Section 1701.84 of the Ohio Revised Code (the "OHIO LAW"), Cardinal Shareholders at the Cardinal Record Date who follow certain statutory procedures set forth in Section 1701.85 of the Ohio Law have the right to demand payment of the fair cash value of their Cardinal Common Shares if the Merger is consummated. See "Rights of Dissenting Shareholders--Cardinal Shareholders." Section 1701.85 of the Ohio Law is attached as Annex D to this Joint Proxy Statement/Prospectus.




THE SPECIAL MEETINGS

                                   THE MERGER

BACKGROUND OF THE MERGER

     As part of its strategy, Cardinal continually maintains a variety of contacts with potential candidates for combination within the health care industry. Allegiance, since its spinoff from Baxter International Inc. ("BAXTER") on September 30, 1996, has from time to time considered potential candidates for acquisition within various segments of the health care products and services industry and has made several smaller acquisitions. However, because of applicable U.S. generally accepted accounting principles, Allegiance could not effect any business combination as a pooling-of-interests transaction within two years after its spinoff from Baxter. As a result, Allegiance generally limited its contemplation of possible significant business combinations to combinations that would not be accounted for as pooling-of-interests transactions.

     In approximately January 1998, aware that these accounting restrictions on potential pooling-of-interests business transactions would expire on September 30, 1998, Allegiance began to consider certain additional potential acquisitions that such accounting treatment would make possible. Allegiance was also aware that such accounting treatment could make Allegiance more attractive to potential acquirers and that the trend toward consolidation in the health care products and services industry was intensifying. Therefore, in January 1998, Allegiance began to review its antitakeover defense posture, and to identify and evaluate companies that might want to discuss a business combination with Allegiance. Also during this time, Mr. Knight met from time to time with representatives of various participants in the health care industry, including representatives of Cardinal, to discuss industry consolidation and business and economic trends generally. In early August 1998, Allegiance entered into an engagement letter dated as of July 21, 1998 with Credit Suisse First Boston Corporation ("CREDIT SUISSE FIRST BOSTON"), its financial advisor, pursuant to which, among other things, Credit Suisse First Boston agreed to act as its financial advisor, and to advise Allegiance concerning potential candidates with which Allegiance might combine.

     In mid-August 1998, the Cardinal Board held a regular quarterly meeting and discussed, among other things, various opportunities Cardinal had with respect to business combinations with companies in the medical and surgical supplies industry. At this meeting, the Cardinal Board also discussed the possibility of approaching Allegiance regarding a potential business combination or strategic venture.

     A week after the Cardinal Board meeting, Robert D. Walter, the Chairman and Chief Executive Officer of Cardinal, and John C. Kane, the President and Chief Operating Officer of Cardinal, met in a social setting with Messrs. Knight and Damico at which they discussed general matters pertaining to the drug distribution, health services and health care industries, as well as general matters pertaining to management philosophies and business strategies.

     In late August 1998, the Allegiance Board reviewed recent developments in the health care industry with Allegiance's senior management, Credit Suisse First Boston and Allegiance's counsel. In the course of such review, the Allegiance Board discussed with Allegiance's senior management various possibilities, including certain strategic business combinations with third parties and remaining an independent public company. Messrs. Knight and Damico reviewed with the Allegiance Board their discussions with representatives of Cardinal as well as other third parties. The Allegiance Board authorized members of Allegiance's senior management to continue their discussions with such parties and asked that Allegiance's management keep the Allegiance Board informed of material developments.

     Shortly following the Allegiance Board meeting, Messrs. Walter, Kane, Knight and Damico met in Columbus, Ohio to discuss the possibility of a potential business combination between Cardinal and Allegiance. These preliminary discussions included an examination of the strategic implications of such a business combination and respective business and management philosophies and goals, and a preliminary review of the opportunities such a business combination would afford the combined companies and their respective customers. In addition, each of Cardinal and Allegiance began to identify the potential efficiencies and cost savings that could be achieved through a combination of Cardinal's and Allegiance's respective businesses. The parties also discussed certain potential challenges associated with such a combination,

                                                                      THE MERGER
including integration of the two management teams, retaining and motivating key personnel, communicating to customers the significant benefits of such a combination, identifying and implementing the best practices of the two companies, combining management information systems, and effectively managing the significantly larger organization and business operations that would result from a combination of the two companies. These discussions continued in person and by telephone throughout the remainder of August, September and early October until the Merger Agreement was executed on October 8, 1998. These discussions involved senior executives at each of Cardinal and Allegiance as well as, beginning in late September, Cardinal's and Allegiance's respective financial and legal advisors.

     In mid-September 1998, Cardinal and Allegiance began to have more extensive discussions regarding the potential fit between the two companies, and their representatives set a proposed schedule to conduct certain due diligence in advance of any discussions regarding a potential exchange ratio. Beginning in mid-September and continuing through the execution of the Merger Agreement on October 8, 1998, representatives of Cardinal's and Allegiance's respective managements, as well as their respective financial and legal advisors, began addressing potential financial and legal issues that could arise from a business combination involving Cardinal and Allegiance. In addition, each of Cardinal and Allegiance continued their examination of potential efficiencies, synergies and cost savings that could result from a combination of the two companies.

     Throughout September, senior executives of Cardinal and Allegiance met on several occasions to discuss further the possibility of a business combination and to begin the process of organizing and undertaking comprehensive financial, legal and operational due diligence of each of the companies. Beginning in late September and continuing through the execution of the Merger Agreement, members of Cardinal's and Allegiance's respective management teams conducted comprehensive financial, legal and operational due diligence and reported on the results thereof.

     On October 1, 1998, Cardinal and Allegiance executed a mutual confidentiality agreement, and then their respective legal advisors began discussions concerning a draft merger agreement as well as a draft stock option agreement and draft voting/support agreements, which Cardinal informed Allegiance were requirements for any transaction between the parties. On the same date, Mr. Walter delivered to Mr. Knight a term sheet proposing certain key elements of the proposed business combination, including a proposed exchange ratio. Also, on October 1, 1998, Allegiance received a proposal from another third party for a strategic business combination containing key elements similar in nature to those proposed by Cardinal. Over the next several days, after consultation with members of the Allegiance Board and Allegiance's legal and financial advisors, Mr. Knight sought clarification with respect to certain terms proposed by Cardinal and the other party.

     On October 2, 1998, at the request of Cardinal's counsel, a special meeting of the Cardinal Board was held at which the potential for a business combination between Cardinal and Allegiance was discussed. At this meeting, Cardinal's senior management and its financial and legal advisors provided the Cardinal Board with an overview of Allegiance and its operations, updated the Cardinal Board regarding the course of the contacts thus far between the parties, and outlined the preliminary structure of a possible business combination then being discussed by the companies, as well as certain legal issues that would be involved in any such transaction.

     Beginning on October 1, 1998 and continuing through the execution of the Merger Agreement on October 8, 1998, Cardinal and Allegiance, and their respective legal advisors, negotiated the terms of a definitive merger agreement, stock option agreement and support/voting agreements. During this period, there were a series of discussions between Messrs. Walter and Knight concerning, among other matters, an appropriate exchange ratio for a possible business combination. During this period, the parties and their respective legal and financial advisors also continued their due diligence investigations of each other's businesses.

     On October 5, 1998, at the request of Allegiance's counsel, a special meeting of the Allegiance Board was held at which the proposals regarding a business combination made by Cardinal and another party were discussed. At this meeting, Allegiance's senior management and its financial and legal advisors discussed in detail with the Allegiance Board the terms and conditions of the two proposals. The Allegiance Board received a detailed financial presentation by Credit Suisse First Boston, and Credit Suisse First Boston indicated that,

THE MERGER
on a preliminary basis, it was prepared to render its opinion that each of the two proposals was fair, from a financial point of view, to Allegiance Stockholders. Allegiance's counsel reviewed with the Allegiance Board the preliminary structure for a possible business combination with each of Cardinal and the other party, as well as certain legal and regulatory issues that would be involved in any such combination. After discussing in detail the two proposals and after considering the relevant legal and regulatory issues presented by the proposals, the Allegiance Board directed Allegiance senior management to commence negotiations with Cardinal regarding its proposal.

     On October 6, 1998, Cardinal executed an engagement letter with Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") pursuant to which, among other things, Morgan Stanley agreed to advise Cardinal concerning a potential business combination with Allegiance. On October 7, a special meeting of the Cardinal Board was held to consider the terms of a possible transaction, which terms were then still under negotiation. At that meeting, the Cardinal Board discussed in detail the terms of a possible transaction, and Morgan Stanley provided the Cardinal Board with its oral opinion concerning the fairness of a range of possible exchange ratios. The Cardinal Board delegated to the executive committee of the Cardinal Board the authority to approve the final exchange ratio and other terms of the transaction.

     On October 8, 1998, in a special meeting of the executive committee of the Cardinal Board, the executive committee of the Cardinal Board received an update from Cardinal's management and legal advisors, and approved a proposed exchange ratio and other terms of the merger and related transactions subject to the finalization of the remaining documentation.

     At a special meeting of the Allegiance Board also held on October 8, 1998, the Allegiance Board received updates from Allegiance's representatives and management regarding the status of the continuing negotiations with Cardinal and the terms and provisions of the merger agreement, the stock option agreement and the support/voting agreements as negotiated by Allegiance's representatives, including the exchange ratio. At that special meeting, the Allegiance Board received presentations from Allegiance's financial and legal advisors, including an update from its legal advisors on their due diligence review of Cardinal, and received the opinion of Credit Suisse First Boston that the exchange ratio was fair, from a financial point of view, to the Allegiance Stockholders. The Allegiance Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, Allegiance and the Allegiance Stockholders, and accordingly, the Allegiance Board unanimously approved the Rights Agreement Amendment, the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements.

     On October 8, 1998, Allegiance and the Rights Agent entered into the Rights Agreement Amendment. Subsequently, Cardinal and Allegiance entered into the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements. Also on October 8, 1998, the Knight Amendment and the Damico Amendment were executed. See "-- Interests of Certain Persons in the Merger."

     On October 9, 1998, the parties issued a joint press release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Allegiance. The Allegiance Board, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Allegiance's legal and financial advisors as well as with Allegiance's management, and considered a number of factors, including the following material factors (the order of which does not necessarily reflect their relative significance):

- the fact that the per share consideration to be received by Allegiance Stockholders in the Merger represents a substantial premium over the recent market prices of Allegiance Common Stock prior to the announcement of the execution of the Merger Agreement. Based upon the closing price of Cardinal Common Shares on the last trading day before such announcement, the premium to be received by Allegiance Stockholders was approximately 67% over the closing price of the Allegiance Common Stock on such date, and approximately 35% over the average closing price of the Allegiance Common Stock for the 90 trading days prior to the date of the announcement;

                                                                      THE MERGER

- the Allegiance Board believes that Cardinal Common Shares represent an attractive investment opportunity for the Allegiance Stockholders based on the abilities and performance of Cardinal's senior management and Cardinal's long track record of consistently generating significant sales and earnings growth and stock price appreciation for Cardinal Shareholders. In the opinion of the Allegiance Board and Allegiance's management, Cardinal's prospects for continued significant growth in sales and earnings are strong and will be enhanced as a result of the Merger;

- the fact that the Merger will result in a financially stronger company, providing a greater ability to fund research and development and acquisitions of other health care related businesses and technologies;

- the opportunity for Allegiance Stockholders to continue as shareholders of a health care company that has greater financial and market strength than Allegiance does alone, has a health care company focus on shareholder returns, and has strategic objectives and an operating philosophy compatible with those of Allegiance's management;

- the presentation and opinion of Credit Suisse First Boston, Allegiance's financial advisor, that, as of the date thereof and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Allegiance Stockholders;

- the terms and conditions of the Merger Agreement, which the Allegiance Board and Allegiance's management view as fair to, and in the best interests of, Allegiance and Allegiance Stockholders;

- the fact that the Merger is expected to be a tax-free transaction for Allegiance Stockholders and that it is expected to be treated as a pooling-of-interests transaction for financial reporting and accounting purposes;

- the combination of Allegiance's and Cardinal's seasoned management teams;

- the combination will provide Allegiance an opportunity for growth in the alternative-site segment, one of Cardinal's fastest growing segments, while enabling Cardinal to capitalize on the strong relationships that Allegiance has developed with hospital-based health care customers;

- the complementary nature of Allegiance's service and product offerings (generally involving medical/surgical supplies) and Cardinal's pharmaceutical service and product offerings (such as pharmacy automation, pharmacy management and specialty pharmaceutical packaging), enabling the combined company to offer a broader choice to its customers and accelerating the number of meaningful opportunities to cross-sell these ancillary products and services;

- the assessment of Allegiance's strategic alternatives to the Merger, including remaining an independent public company, continuing its pursuit of acquisitions, or merging or consolidating with a party or parties other than Cardinal;

- the fact that change in control agreements with certain employees provide payments to such employees in the event such employee leaves Allegiance following a change in control; and

- the absence of any significant business overlaps and resulting absence of significant risks of objections from any governmental authority.

     The Allegiance Board has determined that the Merger is fair to, and in the best interests of, the Allegiance Stockholders. However, all combinations, including the Merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Allegiance Stockholders identified by the Allegiance Board and management include the following (the order of which does not necessarily reflect their relative significance):

- the difficulties and management distractions inherent in completing the Merger and then integrating two large and geographically dispersed operations that operate in different segments of the health care industry;

- the risk that the benefits sought from the Merger might not be fully achieved;

- the risk that the Merger might not be consummated, and the possible associated implications to investor relations and employee morale; and

THE MERGER

- the time, management resources and expenses required to be incurred by Allegiance in connection with the Merger.

     Other than these disadvantages that the Allegiance Board considered in its decision to enter into the Merger Agreement, the Allegiance Board did not identify any other particular material risks to or material adverse effects on Allegiance Stockholders. The Allegiance Board believed and continues to believe that these potential risks and disadvantages are outweighed by the potential benefits anticipated from the Merger.

     The foregoing discussion of the material factors considered by the Allegiance Board is not intended to be exhaustive. In view of the wide variety of factors, risks and disadvantages considered in connection with its evaluation of the Merger, the Allegiance Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others.

     FOR THE REASONS DISCUSSED ABOVE, THE ALLEGIANCE BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, ALLEGIANCE AND ALLEGIANCE STOCKHOLDERS. ACCORDINGLY, THE ALLEGIANCE BOARD RECOMMENDS THAT ALLEGIANCE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE ALLEGIANCE MERGER PROPOSAL AND THE ALLEGIANCE ADJOURNMENT PROPOSAL.

     Cardinal. In reaching its decision to approve the Merger Agreement, the Cardinal Board consulted with its legal and financial advisors as well as with Cardinal's management and considered a number of factors, including the following material factors (the order of which does not necessarily reflect their relative significance):

- Allegiance is a recognized leader in the medical/surgical manufacturing and distribution businesses, which is consistent with Cardinal's overall acquisition strategy of aligning itself with established and successful industry leaders;

- the Merger will broaden the product and service offerings that Cardinal can offer to its hospital and health system customers, and complement the pharmaceutical distribution, pharmaceutical dispensing automation, hospital pharmacy management, information and other services that Cardinal currently offers to these important customers;

- Allegiance's strong sales and marketing organization, which has established relationships at the senior management level of hospitals, group purchasing organizations and health systems, is expected to facilitate valuable cross-selling opportunities for Cardinal's product and service offerings;

- the success of Allegiance's self-manufactured products will strengthen Cardinal's position in the supply channel, and is consistent with both companies' strategy of integrating manufacturing, distribution and services to bring greater quality, efficiency and value to the delivery of health care;

- Allegiance operates a number of foreign manufacturing and distribution businesses that will expand both companies' product and service offerings internationally;

- Allegiance's seasoned management team has manufacturing and distribution expertise as well as significant customer and manufacturer contacts that should provide additional management depth to the combined company;

- Cardinal's management's belief that cross-selling opportunities and other efficiencies from the Merger will have an accretive effect on the earnings and cash flow of the combined company, as compared to Cardinal's stand-alone earnings and cash flow expectations, resulting in the creation of significant value for Cardinal Shareholders;

- the Merger is an opportunity for Cardinal to continue its expansion into higher margin manufacturing and distribution businesses;

                                                                      THE MERGER

- the presentation and opinion of Morgan Stanley, Cardinal's financial advisor, that, as of the date of the Merger Agreement and subject to the factors and assumptions set forth in the Merger Agreement, the Exchange Ratio is fair, from a financial point of view, to Cardinal; and

- the Merger is conditioned upon its being accounted for as a pooling of interests for financial reporting and accounting purposes, which has the result of minimizing the amount of goodwill added to Cardinal's balance sheet.

     The Cardinal Board has determined that the Merger is fair to, and in the best interests of, Cardinal Shareholders. However, all combinations, including the Merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Cardinal Shareholders identified by the Cardinal Board and Cardinal's management in considering the Merger include the following (the order of which does not necessarily reflect their relative significance):

- the time and resources required to complete the Merger, with the completion of the Merger being subject to certain conditions (see "The Merger
  Agreement -- Conditions");

- the difficulties inherent in combining and integrating the two companies that currently operate in different segments of the health care services business and the potential distraction to management caused by a transaction of this magnitude;

- the greater emphasis Allegiance places on self-manufactured products, with the associated product liability, capital investment and product neutrality issues associated with such emphasis;

- the fact that all of the conditions to the Merger may not be satisfied until the first or second calendar quarter of 1999; and

- the different financial performance profile of Allegiance as compared to Cardinal, with a different sales growth profile and more emphasis on increasing its product mix toward self-manufactured and other higher-margin items.

     The Cardinal Board believed and continues to believe that these potential risks and disadvantages are greatly outweighed by the potential benefits anticipated to result from the Merger.

     This discussion of the factors considered by the Cardinal Board is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the Merger, the Cardinal Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE CARDINAL BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CARDINAL MERGER PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

OPINION OF ALLEGIANCE'S FINANCIAL ADVISOR

     Allegiance retained Credit Suisse First Boston to act as its financial advisor in connection with the Merger based upon Credit Suisse First Boston's experience and expertise. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. On October 8, 1998, Credit Suisse First Boston delivered to the Allegiance Board its written opinion (the "CREDIT SUISSE FIRST BOSTON OPINION") that, based upon and subject to the factors and assumptions set forth therein, as of such date, the Exchange Ratio was fair from a financial point of view to Allegiance Stockholders.

THE MERGER

     THE FULL TEXT OF THE CREDIT SUISSE FIRST BOSTON OPINION, WHICH SETS FORTH THE ASSUMPTIONS AND QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CREDIT SUISSE FIRST BOSTON, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALLEGIANCE STOCKHOLDERS ARE URGED TO READ THE CREDIT SUISSE FIRST BOSTON OPINION IN ITS ENTIRETY AND TO CONSIDER IT CAREFULLY. THE CREDIT SUISSE FIRST BOSTON OPINION WAS PROVIDED TO THE ALLEGIANCE BOARD FOR ITS INFORMATION AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ALLEGIANCE STOCKHOLDER OR CARDINAL SHAREHOLDER AS TO HOW TO VOTE ON THE MERGER. THE SUMMARY OF THE CREDIT SUISSE FIRST BOSTON OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CREDIT SUISSE FIRST BOSTON OPINION ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Credit Suisse First Boston Opinion or the presentation made by Credit Suisse First Boston to the Allegiance Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Credit Suisse First Boston Opinion.

     In performing its analyses, Credit Suisse First Boston evaluated industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Allegiance or Cardinal. In such analyses, no company, transaction or business used as a comparison is identical to Allegiance or Cardinal or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in the analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Credit Suisse First Boston Opinion and Credit Suisse First Boston's presentation to the Allegiance Board were among several factors taken into consideration by the Allegiance Board in making its determination to approve the Merger. Consequently, the Credit Suisse First Boston analyses described below should not be viewed as, and were not, determinative of the opinion of the Allegiance Board or Allegiance's management with respect to the Exchange Ratio.

     In arriving at its Opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Allegiance and Cardinal, as well as the Merger Agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts of Allegiance provided to it by Allegiance, and met with the managements of Allegiance and Cardinal to discuss the business and prospects of Allegiance and Cardinal. In addition, Credit Suisse First Boston reviewed certain estimates provided to it by Allegiance of the synergies and savings expected to result from the Merger, and met with Allegiance's management to discuss such synergies and savings. Credit Suisse First Boston also considered certain financial and stock market data of Allegiance and Cardinal, compared that data with similar data for other publicly held companies in businesses similar to those of Allegiance and Cardinal, and considered the financial terms of certain other business combinations and other transactions that have recently been effected. In addition, Credit Suisse First Boston considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete
                                                                      THE MERGER
and accurate in all material respects. With respect to the financial forecasts prepared by Allegiance's management and equity research analysts, Credit Suisse First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Allegiance's management or equity research analysts, as applicable, as to the future financial performance of Allegiance and Cardinal. Credit Suisse First Boston also relied, without independent verification, upon the assessment by Allegiance's management as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. Credit Suisse First Boston was not requested to, and did not conduct, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Allegiance or Cardinal, nor was it furnished with any such evaluations or appraisals. Credit Suisse First Boston assumed that the Merger will be treated as a pooling-of-interests business combination in accordance with U.S. generally accepted accounting principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). Credit Suisse First Boston also assumed that the Merger will be consummated generally in accordance with the terms set forth in the Merger Agreement. The Credit Suisse First Boston Opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse First Boston did not express any opinion as to what the value of the Cardinal Common Shares actually will be when issued to Allegiance Shareholders pursuant to the Merger or the prices at which Cardinal Common Shares will trade subsequent to the Merger. In arriving at its opinion, Credit Suisse First Boston was not requested to solicit, and did not solicit, third-party indications of interest in acquiring all or part of Allegiance, nor did Credit Suisse First Boston negotiate with any of the parties, other than Cardinal, which expressed interest to Credit Suisse First Boston in the possible acquisition of, or merger with, Allegiance.

     Credit Suisse First Boston performed its analyses based on financial forecasts provided to it by Allegiance's management (the "ALLEGIANCE MANAGEMENT CASE") and based on such forecasts as adjusted for a conservative scenario (the "CONSERVATIVE CASE"). The Allegiance Management Case reflects Allegiance's current budget, including Allegiance's management's forecasts for fiscal years 1998 through 2000, and extrapolated by Credit Suisse First Boston through fiscal year 2008. The Conservative Case adjusts the Allegiance Management Case to exclude future annual acquisitions included in the Allegiance Management Case and was reviewed by Allegiance's management. Credit Suisse First Boston also utilized income statement and balance sheet projections published by Wall Street equity research analysts and estimates of future earnings and earnings growth published by First Call Corp. ("FIRST CALL") and I/B/E/S International, Inc. ("IBES"). First Call and IBES are on-line data services that monitor and publish compilations of earnings estimates produced by selected research analysts on certain public companies.

     The following is a summary of the analyses performed by Credit Suisse First Boston in connection with the preparation of the Credit Suisse First Boston Opinion.

     Comparative Stock Price Performance Analysis. Credit Suisse First Boston reviewed the per share daily closing prices of Allegiance Common Stock and of Cardinal Common Shares over the period from January 1, 1998 to October 2, 1998 compared with the performance of the Standard & Poor's 400 Index and the Standard & Poor's Mid-Cap Medical Products Index.

     Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis for fiscal years 1998 to 2008 to estimate the present value of the stand-alone unlevered free cash flows that Allegiance is expected to generate if it performs in accordance with scenarios based on certain financial forecasts. For purposes of this analysis, "unlevered free cash flows" was defined as net income plus after-tax net interest expense plus depreciation plus amortization plus deferred taxes less capital expenditures less investment in working capital.

     Credit Suisse First Boston calculated terminal values for Allegiance by applying a range of multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") to the fiscal year 2008 EBITDA from 10.0x to 13.0x in each of the above scenarios. Those EBITDA multiples were based on Allegiance's trading multiples on October 2, 1998 of 11.8x EBITDA for the trailing 12-month period ended June 30, 1998 and 10.8x fiscal year 1998 estimated EBITDA. The unlevered free cash flow streams and terminal values were then discounted using a range of discount rates from 9% to 12%. Based on this analysis, the enterprise values

THE MERGER
for Allegiance ranged from $4.1 billion to $6.4 billion for the Allegiance Management Case and $3.7 billion to $5.8 billion for the Conservative Case. Credit Suisse First Boston calculated the implied equity value ranges for each of these cases by subtracting from the enterprise value ranges the value of Allegiance's debt of $888.8 million and adding the value of Allegiance's cash and long-term investments of $35.0 million. Based on this analysis and assuming approximately 119 million diluted Allegiance Common Shares, the implied equity values for Allegiance ranged from $28 to $47 per share of Allegiance Common Stock for the Management Case, and $24 to $42 per share of Allegiance Common Stock for the Conservative Case.

     Comparable Companies Analysis. Credit Suisse First Boston compared certain financial and operating information data, including market value of common equity ("EQUITY MARKET VALUE") and adjusted market value (Equity Market Value plus preferred equity at liquidation value, short-term debt, long-term debt and minority Interest, less cash and marketable securities) ("ADJUSTED MARKET VALUE"), for Allegiance with the following companies (collectively, the "ALLEGIANCE PUBLIC COMPARABLES"): Graham-Field Health Products, Inc., Owens and Minor, Inc., AmeriSource Health Corporation ("AMERISOURCE"), Bergen Brunswig Corporation ("BERGEN"), Bindley Western Industries, Inc., Cardinal, McKesson Corporation ("MCKESSON"), Syncor International Corporation, Dentsply International Inc., Henry Schein, Inc. ("HENRY SCHEIN"), Invacare Corporation, Patterson Dental Company, PSS World Medical, Inc. and Tyco International Ltd. ("TYCO"). In performing the comparable companies analysis with respect to Allegiance, Credit Suisse First Boston used calendar earnings estimates for the Allegiance Public Comparables based on IBES data and calendar-year EBITDA estimates based on published Wall Street equity research analyst reports. Credit Suisse First Boston determined that, with respect to Adjusted Market Value as a multiple of the estimated fiscal 1998 and fiscal l998 EBITDA for the Allegiance Public Comparables, the median was 12.lx and 10.0x, compared to 10.8x and 9.9x for Allegiance. Credit Suisse First Boston also determined that, with respect to price to earnings ("P/E") ratios for the Allegiance Public Comparables, the median was 23.lx for estimated 1998 and 17.9x for estimated 1999, compared to 28.lx for estimated 1998 and 24.1x for estimated 1999 for Allegiance. Credit Suisse First Boston also determined that, with respect to (1) the First Call five-year projected earnings per share ("EPS") growth rate for the Allegiance Public Comparables, the median was 18.8%, compared to 17.8% for Allegiance, and
(2) the ratio of IBES five-year projected P/E to projected EPS growth rate for the Allegiance Public Comparables, the median was 97.3%, compared to 135.9% for Allegiance. Based on this analysis, the implied value per share of Allegiance Common Stock ranged from $22 to $35.

     Comparable Acquisitions Ana1ysis. Credit Suisse First Boston also reviewed the financial terms of 12 announced acquisitions in the health care distribution and medical products industries (the "SELECTED ACQUISITIONS") consisting of the following (aquiror/target): (1) McKesson/Red Line HealthCare Corporation; (2) McKesson/Baker APS; (3) Tyco/United States Surgical Corporation; (4) Cardinal/R.P. Scherer Corporation ("SCHERER"); (5) Tyco/Sherwood-Davis & Geck;
(6) Physicians Sales & Service Inc./Gulf South Medical Supply, Inc.; (7) McKesson/AmeriSource (ultimately terminated); (8) Cardinal/Bergen (ultimately terminated); (9) Henry Schein/Sullivan Dental Products, Inc.; (10) MallincKrodt, Inc./Nellcor Puriton-Bennett Incorporated; (11) McKesson/General Medical Corporation; and (12) Cardinal/Pyxis Corporation ("PYXIS"). Credit Suisse First Boston analyzed ratios comparing Equity Market Value and Adjusted Market Value of these announced acquisitions to various financial data. Credit Suisse First Boston determined that, with respect to (1) the ratio of Adjusted Market Value to trailing 12-months sales, the median was 1.8x, (2) Adjusted Market Value as a multiple of trailing 12-months EBITDA, the median was 14.7x, and (3) Adjusted Market Value as a multiple of trailing 12-months earnings before interest and taxes ("EBIT"), the median was 19.4x. The implied value per share of Allegiance Common Stock according to this analysis ranged from $31 to $43.

     Future Share Price Analysis. Credit Suisse First Boston calculated the implied net present value of Allegiance Common Stock based on projected fiscal year 2000 EPS estimates from the Allegiance Management Case and extrapolated to fiscal year 2001 using the IBES projected EPS growth rate, and, after adjusting such estimates by 10%, positively and negatively. Credit Suisse First Boston applied P/E multiples from 18.lx to 26.lx to the projected EPS. These implied share prices were then discounted by 10% and 12%. Based on this analysis, the implied net present value per share of Allegiance Common Stock using fiscal year 2000 EPS ranged from $26 to $46, and using fiscal year 2001 EPS ranged from $27 to $49.

                                                                      THE MERGER

     Contribution Analysis. Credit Suisse First Boston performed a contribution analysis and determined the respective contributions of Cardinal and Allegiance to the projected pro forma combined EBIT, assuming no synergies or transaction adjustments. Credit Suisse First Boston noted that Allegiance Stockholders would account for approximately 26% of the combined company's common equity on a fully-diluted basis. Based on the Allegiance Management Case for Allegiance and First Call estimates for Cardinal, Credit Suisse First Boston estimated that Allegiance would contribute approximately 29% in fiscal year 1998, 28% in fiscal year 1999 and 27% in fiscal year 2000 to the combined company's projected pro forma EBIT.

     Pursuant to a letter agreement, dated as of July 21, 1998, between Allegiance and Credit Suisse First Boston, Allegiance agreed to pay Credit Suisse First Boston for services rendered thereunder (1) a fee of $200,000 upon signing the letter agreement and (2) an additional fee of $13.3 million to be paid upon the closing of the Merger. Allegiance also agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including the fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston resulting from or arising out of the engagement. Allegiance further agreed to indemnify Credit Suisse First Boston and certain related individuals and entities for certain losses, claims, damages or liabilities (including actions or proceedings in respect thereof) related to or arising out of, among other things, its engagement as financial advisor. In the past, Credit Suisse First Boston has performed certain investment banking services for Allegiance and Cardinal and has received customary fees for such services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Allegiance and Cardinal for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF CARDINAL'S FINANCIAL ADVISOR

     Morgan Stanley was retained by Cardinal to provide an opinion in connection with the Merger and related matters based upon Morgan Stanley's experience and expertise. At the October 7, 1998 meeting of the Cardinal Board, Morgan Stanley rendered to the Cardinal Board an oral opinion, confirmed in writing on October 8, 1998, to the effect that, as of such date and based on and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to Cardinal Shareholders.

     THE FULL TEXT OF THE MORGAN STANLEY OPINION DATED OCTOBER 8, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CARDINAL SHAREHOLDERS SHOULD READ THE MORGAN STANLEY OPINION CAREFULLY IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE CARDINAL BOARD AND THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO CARDINAL SHAREHOLDERS, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY CARDINAL SHAREHOLDER AS TO HOW TO VOTE AT THE CARDINAL SPECIAL MEETING OR ANY ALLEGIANCE STOCKHOLDER AS TO HOW TO VOTE AT THE ALLEGIANCE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE NUMBERS PRESENTED IN THIS SECTION HAVE BEEN ADJUSTED TO REFLECT RETROACTIVELY CARDINAL'S THREE-FOR-TWO STOCK SPLIT, THE RECORD DATE FOR WHICH WAS OCTOBER 9, 1998.

     In arriving at its opinion, Morgan Stanley:

- reviewed certain publicly available financial statements and other information of Allegiance and Cardinal;

- reviewed certain internal financial statements and other financial and operating data concerning Allegiance prepared by Allegiance's management;

- analyzed certain financial projections prepared by Allegiance's management;

- discussed the past and current operations and financial condition and the prospects of Allegiance with senior executives of Allegiance;

- analyzed certain financial and operating data concerning Cardinal prepared by Cardinal's management;

- discussed the past and current operations and financial condition and the prospects of Cardinal with senior executives of Cardinal, and analyzed the pro forma impact of the Merger on Cardinal;

THE MERGER

- reviewed the reported prices and trading activity for Allegiance Common Stock and Cardinal Common Shares;

- compared the financial performance of Allegiance and Cardinal and the prices and trading activity of Allegiance Common Stock and Cardinal Common Shares with that of certain other comparable publicly-traded companies and their securities;

- reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

- reviewed the Merger Agreement and certain related documents; and

- performed such other analyses and considered such factors as it deemed appropriate.

     Morgan Stanley has assumed and relied upon without independent verification the accuracy and completeness of the information it reviewed for the purposes of its opinion. With respect to the financial projections, Morgan Stanley has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Allegiance. Morgan Stanley has relied upon, without independent verification and with the consent of Cardinal, the assumptions of the management of Cardinal and Allegiance regarding cost savings and other synergies that will result from the Merger. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Allegiance or Cardinal, nor has it been furnished with any such appraisals. Morgan Stanley has assumed that the Merger will be treated as a pooling-of-interests business combination in accordance with U.S. generally accepted accounting principles and will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code. Morgan Stanley has also assumed that the Merger will be consummated generally in accordance with the terms set forth in the Merger Agreement. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date its opinion was rendered.

     The following is a brief summary of the material analyses performed by Morgan Stanley and reviewed with the Cardinal Board in connection with the preparation of the Morgan Stanley opinion dated October 8, 1998 and with its oral presentations to the Cardinal Board on October 2, 1998 and October 7, 1998.

     Historical Stock Performance. Morgan Stanley compared the trading price of Cardinal Common Shares and Allegiance Common Stock. This stock performance review indicated that for Cardinal's and Allegiance's latest twelve months ("LTM") ended October 5, 1998, the high and low closing prices for Cardinal Common Shares and Allegiance Common Stock were $71.50 and $44.71 and $34.25 and $13.19, respectively. Morgan Stanley observed that the implied price per share of Allegiance Common Stock of $40.88 (assuming an Exchange Ratio of 0.6225 of a Cardinal Common Share for each share of Allegiance Common Stock and a Cardinal Common Share price of $65.67) represented a premium to the LTM low and high price of Allegiance Common stock of 210.0% and 19.4%, respectively.

     Comparable Company Trading Analysis. Morgan Stanley performed a comparable public company trading analysis pursuant to which it compared certain publicly available financial and operating data, projections of future financial performance and market statistics based upon the closing stock prices on October 5, 1998 of Allegiance and Cardinal and of Henry Schein, Owens & Minor, Inc., Patterson Dental Company, PSS World Medical, Inc., Sybron International Corp., AmeriSource, Bergen and McKesson (collectively, the "SELECTED COMPARABLE COMPANIES"). These companies were selected because of their comparability to Cardinal and Allegiance, each being a publicly-traded distributor of pharmaceutical or medical products. Morgan Stanley compared: (1) the closing stock price of the Selected Comparable Companies as a multiple of estimated 1998 and 1999 EPS based upon information from IBES; and (2) the aggregate value (consisting of market capitalization and total debt) as a multiple of each LTM EBITDA and EBIT.

     For the Selected Comparable Companies, such an analysis indicated: (1) median price to estimated 1998 EPS multiple of 23.2x; (2) median price to estimated 1999 EPS multiple of 18.5x; (3) median aggregate value to LTM EBITDA multiple of 13.9x; and (4) median aggregate value to LTM EBIT multiple of l8.0x.

                                                                      THE MERGER

     Morgan Stanley calculated an estimated fully-diluted aggregate value of each of Cardinal and Allegiance (assuming a Cardinal Common Share price of $65.67 and an Allegiance Common Stock price of $29.44) of $13,511 million and $4,182 million, respectively, as a multiple of each of their respective LTM EBITDA and EBIT. The multiples yielded by such calculation were: (1) with respect to EBITDA, 20.3x and 1l.8x, respectively; and (2) with respect to EBIT, 23.6x and 18.0x, respectively.

     Morgan Stanley also calculated the ratio of price per share to IBES estimated 1998 and 1999 EPS for each of Cardinal and Allegiance. Allegiance's ratio of price to IBES estimated earnings for 1998 and 1999 was 28.0 and 24.5, respectively (assuming an Allegiance Common Stock price of $29.44), and a Cardinal Common Share price to IBES estimated earnings for 1998 and 1999 was calculated to be 35.3 and 28.8, respectively (assuming a Cardinal Common Share price of $65.67).

     Morgan Stanley also calculated the implied value per share of Allegiance Common Stock according to the following multiple ranges. With respect to LTM EBITDA, EBIT and earnings, Morgan Stanley assumed multiple ranges of 13.0x to 18.0x, 18.0x to 21.0x and 29.0x to 35.0x, respectively. With respect to 1998 and 1999 earnings, Morgan Stanley assumed multiple ranges of 20.0 to 30.0 and 16.0 to 25.0, respectively. Assuming Allegiance parameters of LTM EBITDA of $355 million, LTM EBIT of $232 million, LTM earnings of $0.91, 1998 earnings of $1.05 and 1999 earnings of $1.20, these multiple ranges yielded an implied value per share of Allegiance Common Stock range of $25.00 to $34.00.

     Morgan Stanley applied a control premium of 30% to 40% to the implied publicly-traded value per share of Allegiance Common Stock range above. This calculation resulted in an implied value per share of Allegiance Common Stock range of $32.50 to $47.60.

     In evaluating the Selected Comparable Companies, Morgan Stanley took into account industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cardinal and Allegiance, such as the impact of competition on Cardinal, Allegiance and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Cardinal, Allegiance or the industry or in the financial markets in general.

     Comparable Precedent Transaction Analysis. Morgan Stanley reviewed certain publicly available information regarding 14 selected transactions from 1992 to 1997 involving the acquisition of distributors of pharmaceutical or medical products with sales, distribution and marketing characteristics determined to be comparable to Allegiance, and for each transaction, calculated, where available, the aggregate value (consisting of market capitalization and total debt) as a multiple of each of LTM EBITDA and EBIT and the premium to the unaffected stock price of the target company. Such analysis indicated that aggregate value as a multiple of LTM EBITDA ranged from 8.6x to 23.6x, with a mean of 16.5x and a median of 17.1x. Such analysis also indicated that aggregate value as a multiple of EBIT ranged from 11.9x to 31.4x, with a mean of 20.3x and median of 17.1x. With respect to Allegiance, the aggregate value as a multiple of EBITDA and the aggregate value as a multiple of EBIT were 11.8x and 18.0x, respectively. The analysis also indicated that the premium to the unaffected price ranged from 12.7% to 70.0%, with a mean of 42.3% and median of 37.7%.

     Morgan Stanley calculated the implied value per share of Allegiance Common Stock assuming multiple ranges for LTM EBITDA, EBIT and the premium to unaffected price of Allegiance shares of 16.0x to 20.0x, 17.0x to 23.0x and 30.0% to 60.0%, respectively. The implied value per share of Allegiance Common Stock according to this methodology ranged from $34.00 to $48.00.

     No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley considered factors with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Allegiance, such as the impact of competition on the business of Allegiance and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Allegiance or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to calculate a present value of the stand-alone unlevered free cash flows that Allegiance is expected to generate if

THE MERGER

Allegiance performs in accordance with certain assumed scenarios. Morgan Stanley analyzed two scenarios that were based on publicly available information and discussions with Allegiance management: (1) an Allegiance case without synergies; and (2) an Allegiance case with synergies. For each scenario, Morgan Stanley discounted the estimated unlevered free cash flows from 1999 to 2003 using discount rates between 9.5% and 10.5%. Morgan Stanley added to the present values of the cash flows a terminal value for Allegiance in the year 2003, and discounted the terminal value using the discount rates between 9.5% and 10.5%. The terminal value was calculated using a multiple of year 2003 EBITDA, assuming a range of multiples between 13.0x and 15.0x for Allegiance. Based on this analysis, Morgan Stanley calculated a per share equity value of Allegiance ranging from $35.00 to $43.00 and $40.00 to $49.00 using the Allegiance case without synergies and with synergies, respectively.

     Historical Exchange Ratio Analysis. Morgan Stanley analyzed the historical exchange ratio between Cardinal Common Shares and Allegiance Common Stock over several time periods. For each time period selected, the average exchange ratio was calculated. The time periods as of October 5, 1998 selected for the analysis were as follows: last two years, last twelve months, last six months, and closing price on October 5, 1998. The average exchange ratio for each aforementioned time period was 0.350, 0.377, 0.429, and 0.449, respectively.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Cardinal or Allegiance.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cardinal or Allegiance. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Exchange Ratio from a financial point of view to Cardinal Shareholders and were provided to the Cardinal Board in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which Cardinal or Allegiance might actually be sold. In addition, as described above, the Morgan Stanley opinion, including Morgan Stanley's presentation to the Cardinal Board, was one of many factors taken into consideration by the Cardinal Board in making its determination to approve the Merger.

     The Cardinal Board retained Morgan Stanley based upon Morgan Stanley's experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of Cardinal or Allegiance.

     Pursuant to a letter agreement dated October 1, 1998, Cardinal has agreed to pay Morgan Stanley a transaction fee equal to $10 million plus an additional amount subject to the discretion of Cardinal, payable upon consummation of the Merger. In certain circumstances, in the event that the transaction is not consummated, Cardinal has agreed to pay Morgan Stanley a termination fee equal to $3 million. In addition to the foregoing compensation, Cardinal has agreed to indemnify Morgan Stanley for liabilities and expenses

                                                                      THE MERGER
arising out of the engagement and the transactions in connection therewith, including liabilities under U.S. federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Allegiance Board with respect to the Merger Agreement, Allegiance Stockholders and Cardinal Shareholders should be aware that certain officers and directors of Allegiance (or its affiliates) have interests in the Merger that are different from and in addition to the interests of Allegiance Stockholders generally. The Allegiance Board was aware of these interests and took them into account in approving the Merger Agreement and the transactions contemplated by it.

     Change in Control Plan. Immediately prior to Allegiance's becoming an independent company in the spinoff from Baxter, on September 30, 1996, Allegiance adopted a change in control plan (the "CHANGE IN CONTROL PLAN") that provides certain additional severance benefits to eligible executive or management employees whose employment is terminated within 24 months following a "CHANGE IN CONTROL" (as defined in the Change in Control Plan) of Allegiance. Approval by Allegiance Stockholders of the Merger will constitute a Change in Control. Thus, if the Allegiance Stockholders approve the Merger and Cardinal should, in certain circumstances within 24 months of such approval, terminate the employment of any of the Allegiance employees covered by the Change in Control Plan (or if such an employee terminates his or her employment in certain circumstances within 24 months of such approval), such employees would be entitled to receive certain severance benefits from Allegiance as more fully set forth below.

     Under the Change in Control Plan, three Allegiance employees, Messrs. Knight, Damico and McKee, entered into agreements with Allegiance (each a "CHANGE IN CONTROL AGREEMENT") which provide that, if, within 24 months following a Change in Control, Allegiance terminates their employment other than as a result of the employee's death or disability or for cause or if the employee terminates his employment for good reason then, (1) the employee is entitled to receive from Allegiance his base salary (at the greater of the rate in effect at the time the Change in Control occurred or the rate in effect when notice of the termination of employment is given) (the employee's "BASE SALARY") through the date of termination, plus 100% of the target bonus he was eligible to earn under Allegiance's Annual Incentive Plan for the current year (the employee's "TARGET ANNUAL BONUS"); (2) the employee is entitled to receive from Allegiance a severance benefit equal to three times the sum of his Base Salary plus his Target Annual Bonus, payable over three years in equal installments according to Allegiance's normal payroll schedule; (3) any outstanding Allegiance Option the employee may hold will immediately vest and become exercisable in full in accordance with their terms and the provisions of Allegiance's 1996 and 1998 Incentive Compensation Programs; (4) Allegiance will ensure that the employee is paid in cash his benefit under the Allegiance Excess Benefit Plan or any successor plan; and (5) Allegiance will pay the costs of reasonable outplacement services until the employee is employed on a full time basis. In addition, if any payment that the employee receives from Allegiance is subject to the excise tax imposed on certain payments under Section 4999 of the Code, then, subject to certain limitations, Allegiance will make an additional payment to the employee to ensure that, after the payment of all taxes on such additional payment, the employee retains an amount equal to the excise tax thus imposed. As of the date hereof, the annual base salaries of Messrs. Knight, Damico and McKee were $500,000, $408,000 and $315,000, and their Target Annual Bonuses were $700,000, $500,000 and $225,000, respectively.

     For the purposes of the Change in Control Agreements, an employee is terminated for "CAUSE" if the termination is by reason of the employee's willfully engaging in conduct demonstrably and materially injurious to Allegiance, the employee's being convicted of or confessing to a crime involving dishonesty or moral turpitude, or the employee's willful and continued failure for a significant period of time to perform his duties after a demand for substantial performance has been delivered to him by the Allegiance Board, which demand specifically identifies the manner in which the Allegiance Board believes that the employee has not substantially performed his duties. Except as modified by the Knight Amendment and the Damico Amendment, an employee, pursuant to a Change in Control Agreement, will have terminated his employment for "GOOD REASON" if his termination is by reason of the occurrence of any of the following events within 24 months following a Change in Control without the employee's express written consent: (1) any significant change in the employee's title, authorities, responsibilities (including reporting responsibilities) that, in the

THE MERGER
employee's reasonable judgment, represents an adverse change, or the assignment to the employee of any significant duties or work responsibilities that, in his reasonable judgment, are inconsistent with such title, authorities or responsibilities, or any removal of the employee from, or failure to reappoint or reelect him to, any of such positions (except if such changes are because of disability, retirement or cause); (2) a reduction in or failure to pay any portion of the employee's Base Salary as in effect on the date of the Change in Control as the same may be increased from time to time thereafter; (3) the failure by Allegiance to provide the employee with compensation and benefits (including incentive and other compensation plans and any vacation, medical, hospitalization, life insurance, dental or disability benefit plan), or cash compensation in lieu thereof, which are, in the aggregate, no less favorable than those provided by Allegiance to the employee immediately prior to the Change in Control; (4) any breach by Allegiance of the Change in Control Agreement; or (5) the failure by Allegiance to obtain a satisfactory agreement from any successor or assign of Allegiance to assume and agree to perform the Change in Control Agreement as required by the Change in Control Agreement.

     The Change in Control Agreements also provide that, during the 24-month period following the termination of his or her employment, the employee will not
(1) solicit on the employee's behalf or on behalf of another, any employee of Allegiance for employment with any person, firm, corporation or entity which competes with Allegiance (the "NON-SOLICITATION PROVISION"), or (2), subject to certain permitted passive investments, invest in, counsel, advise or be employed by any person, firm, corporation or entity engaged in or conducting business which is the same as, or competing with, the business being conducted by Allegiance or its subsidiaries, operating divisions or affiliates in any area or territory in which Allegiance or such other entity is conducting business (the "NON-COMPETITION PROVISION").

     In addition to Messrs. Knight, Damico and McKee, 26 other executives of Allegiance have entered into similar agreements with Allegiance under the Change in Control Plan, as amended, that are similar to those of Messrs. Knight, Damico and McKee, except that, under these agreements, the severance benefit to which the employee is entitled is an amount equal to the sum of such employee's Base Salary plus such employee's Target Annual Bonus (rather than three times this sum, as provided for in the agreements of Messrs. Knight, Damico and McKee). In addition, such other agreements do not reimburse the executive for the excise tax under Section 4999 of the Code. The Allegiance Board also approved, in connection with the approval of the Merger Agreement on October 8, 1998, a proposal to implement a plan to make each individual including both individuals covered by and not covered by Change in Control Agreements, in addition to Messrs. Knight, Damico and McKee, who may be subject to excise tax under section 4999 of the Code in connection with payments and accelerated vesting of Allegiance Options resulting from the Merger, whole with respect to the payment of such excise taxes, subject to a maximum aggregate payment for all individuals other than Messrs. Knight, Damico and McKee of $5 million.

     In connection with the execution of the Merger Agreement, Mr. Knight, Allegiance and Cardinal entered into an amendment on October 8, 1998 to Mr. Knight's Change in Control Agreement (the "KNIGHT AMENDMENT"). Pursuant to the Knight Amendment, the term of Mr. Knight's Change in Control Agreement has been extended until a date 60 months following the end of the month in which the Merger is completed. Further, the provision of the Change in Control Agreement relating to the accelerated vesting of Allegiance Options shall not apply to any Cardinal stock options granted to Mr. Knight after the Merger. The Knight Amendment modifies the definition of "good reason" used in Mr. Knight's Change in Control Agreement. Under the amended definition, Mr. Knight's termination shall be considered to have been for "GOOD REASON" only if his termination is by reason of the occurrence of any of the following events within 12 months after the end of the month in which the Merger is consummated (the "MINIMUM TRANSITION PERIOD") without Mr. Knight's express written consent: a significant adverse change in his title or duties, which change is inconsistent with Mr. Knight's position as Vice-Chairman of Cardinal following the Cardinal Merger, or the removal of Mr. Knight as a director of Cardinal without Cause; a reduction in or failure to pay any portion of Mr. Knight's Annual Base Salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter; the failure by Allegiance to provide Mr. Knight with compensation and benefits (including, without limitation, annual and long-term incentives and other compensation plans and any vacation, medical, hospitalization, life insurance, dental or disability benefit plan), or cash compensation in lieu thereof, which are, in the aggregate, no less favorable than those provided by Allegiance to Mr. Knight

                                                                      THE MERGER
immediately prior to the occurrence of the Change in Control; any material breach by Allegiance of the Change in Control Agreement, as amended by the Knight Amendment; and the failure of Allegiance to obtain a satisfactory agreement from any successor or assign of Allegiance to assume and agree to perform the Change in Control Agreement, as amended by the Knight Amendment. Following the Minimum Transition Period, any termination of Mr. Knight's employment (other than a termination by Allegiance for cause, or a termination by reason of Mr. Knight's disability, retirement or death) during the remainder of the term of this Change in Control Agreement shall be treated as a termination by Mr. Knight for good reason (as redefined in the Knight Amendment) and he will be entitled to all of the benefits described above, including separation pay equal to three time base salary and Target Bonus.

     The Knight Amendment also modifies the Non-Solicitation Provision of Mr. Knight's Change in Control Agreement. The Non-Solicitation Provision applies for the greater of the 12-month period following the date of the termination of Mr. Knight's employment and the 24-month period following the end of the month in which the Merger is consummated. The Knight Amendment also amends the Non-Competition Provision of Mr. Knight's Change in Control Agreement by limiting the prohibition therein to a list of specific entities that Mr. Knight may not, directly or indirectly invest in, counsel, advise or be employed by. Mr. Knight is bound by the Non-Competition Provision, as amended by the Knight Amendment, for a period of 24 months following his date of termination with Allegiance.

     In connection with the execution of the Merger Agreement, Mr. Damico, Allegiance and Cardinal entered into an amendment on October 8, 1998 to Mr. Damico's Change in Control Agreement (the "DAMICO AMENDMENT"). The terms of the Damico Amendment are similar to those of the Knight Amendment, except that Mr. Damico may terminate his employment for "GOOD REASON" if there has been, absent his express written consent, a significant adverse change in his title or duties, which change is inconsistent with Mr. Damico's positions following the Merger as President of Allegiance Corporation and Executive Vice President of Cardinal (rather than, in the case of Mr. Knight, Mr. Knight's positions following the Merger as Vice-Chairman and director of Cardinal).

     Stock Options. Cardinal and Allegiance covenant in the Merger Agreement to take, prior to the Effective Time, all such actions as may be necessary to cause each option issued by Allegiance on Allegiance Common Stock (each an "ALLEGIANCE OPTION") pursuant to Allegiance stock plans (the "ALLEGIANCE STOCK PLANS") to be converted at the Effective Time into an option on Cardinal Common Shares (a "CARDINAL EXCHANGE OPTION"), with appropriate adjustments to reflect the Exchange Ratio. See "The Merger Agreement -- Stock Options." Subject to certain exceptions, pursuant to the terms of the Allegiance Stock Plans, unvested Allegiance Stock Options will automatically vest upon approval of the Merger by the Allegiance Stockholders. As of December 10, 1998 the number of unexercised and effective Allegiance Options held by Allegiance's Chief Executive Officer and the other four most highly compensated executive officers was 3,889,612, distributed as follows: Mr. Knight, 1,667,298; Mr. Damico, 1,066,744; Mr. McKee, 499,400; Kathy Brittain White, 418,164; and William L. Feather, 238,006. As of the same date, the number of unexercised and effective Allegiance Options held by the directors and executive officers of Allegiance as a group was 5,144,022.

     Following the Merger, to the extent permitted by applicable law and the NYSE, Cardinal may use for future option grants under the Allegiance Corporation 1996 and 1998 Incentive Compensation Programs assumed by Cardinal in the Merger, the number of Cardinal Common Shares equal to the number of reserved shares of Allegiance Common Stock available for awards as of the Effective Time under the Allegiance Corporation 1996 and 1998 Incentive Compensation Programs, but not subject to an award under such program as of the Effective Time, multiplied by the Exchange Ratio. As of December 11, 1998, the number of Cardinal Common Shares which would be available for future grant would be approximately 2,375,565, which is equal to approximately 3,816,169 shares of Allegiance Common Stock multiplied by the Exchange Ratio.

     Directors' and Officers' Indemnification and Insurance. Pursuant to the terms of the Merger Agreement, from and after the Effective Time, Cardinal shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Allegiance in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Amended and Restated Certificate of

THE MERGER

Incorporation of Allegiance (the "ALLEGIANCE CERTIFICATE") and the Allegiance Bylaws. In addition, Cardinal shall use all reasonable efforts to cause the Surviving Corporation to maintain, with certain limitations, for a period of six years after the Effective Time policies of directors' and officers' liability insurance with respect to acts or omissions occurring prior to the Effective Time, comparable to those currently maintained by Allegiance. See "The Merger Agreement -- Covenants."

     Board of Directors. Pursuant to the terms of the Merger Agreement, after the Effective Time, the Cardinal Board shall take all necessary action to elect to the Cardinal Board Mr. Knight and two other independent directors of Allegiance to be selected by the Chairman of Cardinal from among three of the current members of the Allegiance Board named by the Allegiance Board.

     Arthur Golden, who is a director of Allegiance, is also a partner of Davis Polk & Wardwell, which is acting as legal counsel to Allegiance in connection with the Merger and which will receive a fee in connection with its provision of such services.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP ("D&T"), dated the closing date of the Merger (the "CLOSING DATE"), stating that D&T concurs with the conclusion of Cardinal's management that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting. In addition, pursuant to the Merger Agreement, Cardinal and Allegiance agree that they shall not, and shall not permit any of their respective subsidiaries to, take any actions that would, or would be reasonably likely to, prevent Cardinal from accounting for the Merger in accordance with the pooling-of-interests method of accounting.

     Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Cardinal and Allegiance will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of Allegiance and Cardinal for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger Agreement -- Conditions" and
"Summary -- Summary Historical and Unaudited Pro Forma Financial Information."

     Pursuant to the Merger Agreement, Allegiance is required to obtain written undertakings ("AFFILIATE LETTERS") from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Allegiance for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT") to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Allegiance Common Stock or Cardinal Common Shares or Allegiance Options beneficially owned by such person during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Cardinal Common Shares or Cardinal Exchange Options (or Cardinal Common Shares issuable upon exercise thereof) beneficially owned by such person as a result of the Merger or otherwise until after such time as Cardinal shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Securities and Exchange Commission (the "COMMISSION"), a report filed with the Commission or any other public filing, statement or announcement that includes the combined financial results of Cardinal and Allegiance for a period of at least 30 days of combined operations of Cardinal and Allegiance following the Effective Time.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the regulations promulgated thereunder, the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division of the U.S. Department of Justice (the "ANTITRUST DIVISION") and the U.S. Federal Trade Commission (the "FTC"), and certain waiting period requirements have expired or are otherwise earlier terminated by the Antitrust Division and the FTC. On October 23, 1998, Allegiance and

                                                                      THE MERGER

Cardinal submitted the required filings to the Antitrust Division and the FTC. The waiting period under the HSR Act expired on November 22, 1998 without being extended by a Request for Additional Information or Documentary Materials.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Allegiance or Cardinal. Allegiance and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     In addition, under the laws of certain foreign nations, the Merger may not be consummated unless certain filings are made with these nations' antitrust regulatory authorities and these authorities approve or clear the Merger. In particular, under the laws of the Federal Republic of Germany, a pre-merger notification filing must be made with the German Federal Cartel Office. In addition, under the laws of Canada, Allegiance and Cardinal are applying to the Director of Investigation and Research of the Canadian Bureau of Competition for an Advanced Ruling Certificate, which, if granted, will prevent certain subsequent challenges to the Merger. Allegiance and Cardinal expect that the Merger will not violate any foreign antitrust laws and that all the foreign antitrust regulatory authorities whose approval or clearance is required will approve or clear the Merger.

     As we describe in this Joint Proxy Statement/Prospectus, we will be required to make certain filings with federal, state and foreign governmental authorities to complete the Merger. No other approvals or clearances will be required from any federal, state or foreign agency.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Cardinal Common Shares issued in connection with the Merger will be freely transferable, except that any Cardinal Common Shares received by persons who are deemed to be "AFFILIATES" (as defined under the Securities Act) of Cardinal or Allegiance prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Cardinal or Allegiance, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Cardinal, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cardinal or Allegiance generally include individuals or entities that control, are controlled by or are under common control with, Cardinal or Allegiance, as the case may be, and generally include the executive officers and directors of the companies as well as their principal shareholders.

     Affiliates may not sell their Cardinal Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of persons who become affiliates of Cardinal) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for one year following the completion of the Merger, an affiliate (together with certain related persons) would be entitled to sell Cardinal Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Cardinal Common Shares or the average weekly trading volume of Cardinal Common Shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Cardinal remains current with its informational filings with the Commission under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). One year after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without being subject to such manner of sale or volume limitations, provided that Cardinal is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Cardinal. Two years after the Effective Time,

THE MERGER
an affiliate will be able to sell such Cardinal Common Shares without any restrictions so long as such affiliate had not been an affiliate of Cardinal for at least three months prior to the date of such sale. See "-- Accounting Treatment."

     Under the Affiliate Letters, Cardinal has agreed that, for so long as any affiliate agreeing to an Affiliate Letter holds any Cardinal Common Shares as to which such affiliate is subject to the limitations of Rule 145 under the Securities Act, Cardinal will use its reasonable efforts to file all reports required to be filed by it pursuant to the Exchange Act and the rules and regulations thereunder so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Cardinal, and, to that extent, to make available to such affiliate the exemption afforded by Rule 145 under the Securities Act with respect to the sale, transfer or other disposition of the Cardinal Common Shares. See "-- Accounting Treatment."

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and Allegiance entered into the Stock Option Agreement, dated October 8, 1998 (the "STOCK OPTION AGREEMENT"), pursuant to which Allegiance granted Cardinal an option (the "OPTION") to purchase from Allegiance, under certain circumstances and subject to certain adjustments, up to 22,284,538 authorized and unissued shares of Allegiance Common Stock at a price per share equal to the lower of (1) $38.46 or (2) the Exchange Ratio multiplied by the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of Cardinal Common Shares (the "PURCHASE PRICE") as reported on the NYSE Composite Tape during the five consecutive trading days ending on (and including) the trading day immediately prior to the date of exercise (or, if such Cardinal Common Shares are not traded on the NYSE, on such other exchange or quotation system on which such Cardinal Common Shares are then traded).

     The Option is exercisable, in whole or in part, at any time or from time to time if a Purchase Event has occurred and the Merger Agreement has been terminated; provided, however, that, to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of: (1) the Effective Time; (2) if no Purchase Event has occurred and the Merger Agreement is terminated in accordance with its terms pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c) (if the termination is by Allegiance because of a failure by Cardinal or an affiliate of Cardinal to perform any material covenant or obligation under the Merger Agreement, which failure has been the cause of, or resulted in, the failure of the Merger to occur on or before May 15, 1999), Section 7.1(f), Section 7.1(i), Section 7.l(j), or Section 7.1(k) of the Merger Agreement, then at the time of such termination; (3) if a Purchase Event has occurred pursuant to Section 3(b)(iv) of the Stock Option Agreement and the Merger Agreement is terminated in accordance with its terms pursuant to Section 7.1(e) of the Merger Agreement, then at 5:00 p.m. New York City time on the date which is 12 months after such termination; or (4) if a Purchase Event occurs other than pursuant to Section 3(b)(iv) of the Stock Option Agreement, then at 5:00 p.m. New York City time, on the date that is 135 days following the occurrence of the earliest Purchase Event; and provided, further, that, if the Option cannot be exercised before its date of termination as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be, but in no event later than 12 months after the occurrence of a Purchase Event. As of the date hereof, the Option is not exercisable.

     Under the Stock Option Agreement, a "PURCHASE EVENT" means: (1) any person (other than Cardinal or any of its subsidiaries) shall (a) become the beneficial owner, or shall acquire the right to become the beneficial owner, of 15% or more of either the then-outstanding Allegiance Common Stock or any class of then-outstanding voting securities of Allegiance or any of its subsidiaries, or
(b) purchase, lease or otherwise acquire 30% or more of the assets of Allegiance and its subsidiaries, taken as a whole (except that the inadvertent acquisition by any person of beneficial ownership of 15% or more of Allegiance Common Stock shall not be a Purchase Event if such person divests as promptly as practicable (but in any event, within ten business days of notice from Allegiance to such person) a sufficient number of shares of Allegiance Common

                                                                      THE MERGER

Stock so that such person would then be the beneficial owner of less than 15% of the then-outstanding Allegiance Common Stock); (2) Allegiance or any of its subsidiaries shall enter into, authorize, recommend, propose or publicly announce an intention to enter into, any agreement, arrangement or understanding with any person (other than Cardinal or any of its subsidiaries) pursuant to which such person shall (a) become the beneficial owner, or shall acquire the right to become the beneficial owner, of 15% or more of either the then-outstanding Allegiance Common Stock or any class of then-outstanding voting securities of Allegiance or any of its subsidiaries, or (b) purchase, lease or otherwise acquire 30% or more of the assets of Allegiance and its subsidiaries, taken as a whole; (3) the Allegiance Board shall withdraw, modify or change the Allegiance Board Recommendation in a manner adverse to Cardinal, or shall approve or recommend any Competing Transaction; (4) the Merger Agreement shall be terminated pursuant to Section 7.1(e) of the Merger Agreement and at any time prior to such termination there shall have been made to Allegiance or publicly disclosed a Competing Transaction with respect to Allegiance; or (5) the Merger Agreement shall have been terminated pursuant to Section 7.1(c) (if the termination is by Cardinal because of a failure by Allegiance or an affiliate of Allegiance to perform any material covenant or obligation under the Merger Agreement, which failure has been the cause of or resulted in the failure of the Merger to occur on or before May 15, 1999), Section 7.1(d) (termination by Cardinal if the Allegiance Board shall withdraw, modify or change the Allegiance Board Recommendation in a manner adverse to Cardinal or if the Allegiance Board approves or recommends any Competing Transaction), Section 7.1(g) (termination by Allegiance pursuant to Section 5.3(e) of the Merger Agreement, which provides that Allegiance may terminate the Merger Agreement in certain circumstances related to proposals from third parties for business combinations or similar transactions with Allegiance; see "The Merger Agreement -- Acquisition Proposals and Termination Right"), or Section 7.1(h) (termination by Cardinal if Allegiance shall have breached any of its obligations under the Stock Option Agreement) of the Merger Agreement.

     At the request of Cardinal, at any time during the Cardinal Repurchase Period, Allegiance (or any successor entity thereof) shall repurchase the Option from Cardinal together with all (but not less than all) shares of Allegiance Common Stock purchased by Cardinal pursuant thereto with respect to which Cardinal then has beneficial ownership, at a price (the "REPURCHASE PRICE") equal to the sum of: (1) the difference between (a) the Market/Tender Offer Price for shares of Allegiance Common Stock and (b) the Purchase Price (subject to adjustment as provided in Section 6 of the Stock Option Agreement), multiplied by the number of shares of Allegiance Common Stock with respect to which the Option has not been exercised, but only if such Market/Tender Offer Price is greater than such exercise price; (2) the exercise price paid by Cardinal for any shares of Allegiance Common Stock pursuant to the Option; and
(3) the difference between the Market/Tender Offer Price and the exercise price paid by Cardinal for any shares of Allegiance Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares of Allegiance Common Stock so purchased, but only if such Market/Tender Offer Price is greater than such exercise price.

     Except to the extent that Cardinal shall have previously exercised its rights described in the preceding paragraph, at the request of Allegiance during the six-month period commencing 135 days following the first occurrence of a Purchase Event, Allegiance may repurchase from Cardinal, and Cardinal shall sell to Allegiance, all (but not less than all) of the Allegiance Common Stock acquired by Cardinal pursuant to the Option and with respect to which Cardinal has beneficial ownership at the time of such repurchase at a price per share equal to the greater of (1) 110% of the Market/Tender Offer Price per share (calculated in the manner described above but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date Allegiance exercises its repurchase right), (2) the Per Share Repurchase Price or (3) the sum of (a) the aggregate Purchase Price of the shares of Allegiance Common Stock so repurchased, plus (b) interest on the aggregate Purchase Price paid for the shares of Allegiance Common Stock so repurchased from the date of purchase by Cardinal to the date of repurchase at the highest rate of interest announced by Bank One, Columbus, NA as its prime or base lending or reference rate during such period, less any dividends received on the shares of Allegiance Common Stock so repurchased.

     Pursuant to the Stock Option Agreement, at any time after a closing of the purchase and sale pursuant to the Option, Allegiance will be obligated, under certain circumstances, to file a registration statement under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Allegiance Common

THE MERGER

Stock that have been acquired upon exercise of the Option. Allegiance is not required to file more than two such registration statements under the Stock Option Agreement.

     For purposes of the foregoing description of the Stock Option Agreement:

- The "CARDINAL REPURCHASE PERIOD" is any time from and after the occurrence of a Purchase Event and ending 135 days immediately thereafter;

- The "PER SHARE REPURCHASE PRICE" is the Repurchase Price calculated on a per share basis;

- The "MARKET/TENDER OFFER PRICE" is the higher of (1) the highest price per share at which a tender or exchange offer has been made for shares of Allegiance Common Stock or (2) the highest closing price per share of Allegiance Common Stock as reported by the NYSE Composite Tape for any day within that portion of the Cardinal Repurchase Period that precedes the date Cardinal gives notice of the required repurchase as described in the foregoing description of the Stock Option Agreement.

     The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is filed as an exhibit to the Registration Statement. This summary is qualified in its entirety by reference to the Stock Option Agreement, which is incorporated herein by reference.

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Cardinal executed with each of Messrs. Knight and Damico a support/voting agreement (the "KNIGHT SUPPORT/VOTING AGREEMENT" and the "DAMICO SUPPORT/VOTING AGREEMENT," respectively, and, together, the "SUPPORT/VOTING AGREEMENTS") pursuant to which each of Messrs. Knight and Damico (each a "STOCKHOLDER") agreed that: (1) the Stockholder will not, and will not permit any company, trust or other entity controlled by the Stockholder to, and will not permit any of its controlled affiliates (its "CONTROLLED AFFILIATES," "controlled" and "affiliate" as defined under the Exchange Act) to, contract to sell, sell or otherwise transfer or dispose of any of the shares of Allegiance Common Stock beneficially owned by them (the "SHARES") or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (a) pursuant to the Merger, (b) with Cardinal's prior written consent, or (c) to the extent contractually required as of the time immediately preceding the execution of the Support/Voting Agreement, to the extent such contractual requirement is disclosed in a schedule to the Support/Voting Agreement; (2) the Stockholder will cause any company, trust or other entity controlled by the Stockholder to, and will cause its Controlled Affiliates to, cooperate fully with Cardinal in connection with the Merger Agreement and the transactions contemplated thereby;
(3) during the term of the Support/Voting Agreement, the Stockholder will not, and will not permit any such company, trust or other entity to, and will not permit any of its Controlled Affiliates to, directly or indirectly (including through its directors, officers, employees or other representatives), solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Allegiance, or acquisition of any capital stock (other than upon exercise of Allegiance Options that are outstanding as of the date of the Support/Voting Agreements) or 30% or more of the assets of Allegiance and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Allegiance of any material assets or capital stock of any other person, or any combination of the foregoing (a "COMPETING DEAL"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Deal or enter into any agreement, arrangement or understanding with respect to any Competing Deal or agree to or otherwise assist in the effectuation of any Competing Deal; provided, however, that nothing shall prevent the Stockholder from taking any action, after having notified Cardinal thereof, or omitting to take any action solely as a member of the Allegiance Board required so as not to violate such Stockholder's fiduciary obligations as a director of Allegiance after consultation with outside counsel; (4) the Stockholder agrees that all of the Shares beneficially owned by the Stockholder or its Controlled Affiliates (except, in each case, Shares subject to unexercised Allegiance Options), or over which the Stockholder or any of its Controlled Affiliates has voting power or control, directly or indirectly (including any shares of Allegiance Common Stock acquired after the date of the Support/Voting Agreements), at the record date for any

                                                                      THE MERGER
meeting of Allegiance Stockholders called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby and/or any Competing Deal will be voted by the Stockholder or its Controlled Affiliates in favor of the Merger and the Merger Agreement and the transactions contemplated thereby, and (5) that neither the Stockholder nor any of its Controlled Affiliates will vote such Shares in favor of any Competing Deal during the term of the Support/Voting Agreement.

     Each of the Knight Support/Voting Agreement and Damico Support/Voting Agreement may be terminated at the option of any party to the Support Voting Agreement at any time upon the earlier of (1) the date on which the Merger Agreement is terminated and (2) the Effective Time. The number of shares of Allegiance Common Stock beneficially owned by Mr. Knight as of December 11, 1998 was 2,029,291 shares, which represents approximately 1.8% of the outstanding Allegiance Common Stock as of such date. The number of shares of Allegiance Common Stock beneficially owned by Mr. Damico as of December 11, 1998 was 1,332,562 shares, which represents approximately 1.2% of the outstanding Allegiance Common Stock as of such date.

     The foregoing is a summary of the material provisions of the Knight Support/Voting Agreement and the Damico Support/Voting Agreement, copies of which are filed as exhibits to the Registration Statement. This summary is qualified in its entirety by reference to the Knight Support/Voting Agreement and the Damico Support/Voting Agreement which are incorporated herein by reference.

ALLEGIANCE RIGHTS PLAN AMENDMENT

     In connection with the execution of the Merger Agreement, Allegiance and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "RIGHTS AGENT"), executed the First Amendment to the Rights Agreement, dated as of October 8, 1998 (the "RIGHTS AGREEMENT AMENDMENT"), amending the Rights Agreement between Allegiance and the Rights Agent, dated as of September 30, 1996 (the "RIGHTS AGREEMENT"), so as to provide that neither Cardinal nor Merger Sub will become an Acquiring Person and that no Stock Acquisition Date, Distribution Date or Triggering Event will occur as a result of the consummation of the Merger or any other transaction contemplated by the Merger Agreement. See "Comparison of Shareholder Rights -- Rights Agreement."

     The foregoing is a summary of the material provisions of the Rights Agreement Amendment, a copy of which is filed as an exhibit to the Registration Statement. This summary is qualified in its entirety by reference to the Rights Agreement Amendment which is incorporated herein by reference.

THE MERGER

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.

THE MERGER

     The Merger Agreement provides that Merger Sub will be merged with and into Allegiance, with the result that Allegiance, as the Surviving Corporation, will be a wholly owned subsidiary of Cardinal, subject to the requisite approvals of Cardinal Shareholders and Allegiance Stockholders and the satisfaction or waiver of the other conditions to the Merger. See "-- Conditions." The Merger will become effective at the Effective Time upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as shall be specified in the certificate of merger. This filing will be made as promptly as possible on the Closing Date, which shall occur as soon as practicable (but in any event within ten business days) following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, or such other date as agreed to by Allegiance and Cardinal. It is currently anticipated that the Effective Time will occur shortly after the date of the later to occur of the Special Meetings, assuming the Merger Agreement and the Merger are approved at the Special Meetings and all other conditions to the Merger have been satisfied or waived.

MERGER CONSIDERATION; CONVERSION OF SECURITIES

     Exchange Ratio. Upon consummation of the Merger, pursuant to the Merger Agreement, each share of Allegiance Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Allegiance Common Stock held in treasury by Allegiance, if any, which will be canceled and retired) will be converted into and represent 0.6225, the Exchange Ratio, of a Cardinal Common Share. (On the date the Merger Agreement was executed, the Exchange Ratio was 0.4150, but, as a result of Cardinal's previously announced three-for-two stock split, the record date for which was October 9, 1998 and the payment date for which was October 30, 1998, the Exchange Ratio was adjusted to be equal to 0.6225 in accordance with the terms of the Merger Agreement.)

     Fractional Shares. No certificates for fractional Cardinal Common Shares will be issued in the Merger, and, to the extent that an outstanding share of Allegiance Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest.

     Conversion of Merger Sub Common Stock. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation. Such newly issued shares will, thereafter, constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     HOLDERS OF SHARES OF ALLEGIANCE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Allegiance Common Stock whose shares were converted into the right to receive Cardinal Common Shares (the "CERTIFICATES"). This letter of transmittal must be used in forwarding Certificates for surrender in exchange for certificates evidencing Cardinal Common Shares to which a holder of shares of Allegiance Common Stock prior to the Effective Time has become entitled and, if applicable, cash in lieu of any fractional Cardinal Common Share. Such letter of transmittal will be accompanied by instructions specifying

                                                            THE MERGER AGREEMENT
other details of the exchange. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to First Chicago, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal. Each such holder will receive in exchange for such Certificates a certificate evidencing the whole number of Cardinal Common Shares to which such holder is entitled and a check representing the amount of cash payable in lieu of any fractional Cardinal Common Share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. Shares of uncertificated Allegiance Common Stock will be exchanged using similar procedures. Certificates surrendered for exchange by any person constituting an "affiliate" of Allegiance for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Cardinal has received an executed Affiliate Letter from such person as prescribed under the Merger Agreement.

     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive, upon surrender, a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such Certificates will not be entitled to receive any dividends or other distributions declared or made by Cardinal having a record date on or after the Effective Time until the Certificate is surrendered. Subject to applicable law, upon surrender of such Certificates, such dividends and distributions, if any, will be paid only with respect to whole Cardinal Common Shares without interest and less the amount of any withholding taxes that may be required thereon.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties. These customary representations and warranties made by each of Cardinal, Merger Sub and Allegiance relate to:

- corporate organization and good standing;

- corporate power and authority to enter into the Merger Agreement;

- capitalization;

- the absence of certain conflicts between the Merger Agreement on the one hand and governing corporate documents, credit agreements and other contracts, and laws and regulations on the other hand;

- consents and approvals required to enter into the Merger Agreement or to consummate the transactions contemplated thereby;

- brokerage and finder's fees;

- absence of actions that would prevent the parties from using the pooling-of-interests method to account for the Merger or prevent the Merger from receiving certain tax treatment under the Code;

- the accuracy of information contained in certain filings with the Commission;

- the accuracy of information supplied for inclusion in the Registration Statement;

- compliance with applicable laws, where material;

- the absence of undisclosed material litigation;

- required board votes and recommendations to shareholders in connection with the Merger Agreement; and

- the absence, since the filing of certain documents with the Commission, of undisclosed liabilities that would have a Material Adverse Effect on the representing and warranting party, except for liabilities incurred in the ordinary course of business consistent with prior practice and not prohibited by the Merger Agreement.

     In addition, Allegiance makes representations and warranties relating to, among other things, its subsidiaries, taxes, employee benefit plans, intellectual property, certain material contracts, labor matters, environmental matters and employment agreements.

THE MERGER AGREEMENT

     Each of Cardinal and Allegiance also represents and warrants that, except as disclosed in the Merger Agreement or in documents filed with the Commission prior to the date of the Merger Agreement, since the end of its last fiscal year, there has been no material adverse change in the business, results of operations or financial condition of the representing and warranting party and its subsidiaries, taken as a whole, other than any change relating to the economy, the securities markets in general or the industries generally in which each party and its subsidiaries operate, or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on the representing or warranting party or a material adverse effect on such party's ability to consummate the transactions contemplated by the Merger Agreement.

     The representations and warranties made by the parties to the Merger Agreement will not survive the Effective Time, although it is a condition of each of Cardinal's and Merger Sub's, on the one hand, and Allegiance's, on the other hand, obligations under the Merger Agreement that the other parties' representations and warranties shall be true and correct in all respects (but without regard to any materiality qualifications or references to "Material Adverse Effect" contained in any specific representation or warranty) on the date of the Merger Agreement and on and as of the Determination Date as though made on and as of the Determination Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on the representing or warranting party.

     For purposes of the Merger Agreement:

- a "MATERIAL ADVERSE EFFECT" with respect to any party to the Merger Agreement shall be deemed to occur if (1) in any individual representation or warranty in the Merger Agreement, the aggregate consequences of breaches and inaccuracies of such representation and warranty would have a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, and (2) elsewhere in the Merger Agreement, the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under the Merger Agreement, when read without any exception or qualification for a material adverse effect, would have a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of such party or any of its subsidiaries, directly or indirectly, arising out of or attributable to the economy, the securities markets in general or the industries generally in which a party and its subsidiaries operate, or to any decrease in the market price of Cardinal Common Shares in the case of Cardinal or Allegiance Common Stock in the case of Allegiance (but, in either case, not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party).

- the "DETERMINATION DATE" is the earlier of the Closing Date or the tenth business day after the satisfaction of all of the conditions set forth in
  Article VI of the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, and other than those conditions related to inaccuracies of representations and warranties or related to the Subject Contract.

- the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (1) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (2) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or one or more of its subsidiaries (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party or by one or more of its subsidiaries).

                                                            THE MERGER AGREEMENT

COVENANTS

     Mutual Covenants. Pursuant to the Merger Agreement, each of Cardinal, Allegiance and Merger Sub has agreed that:

- Each of Cardinal and Allegiance shall: (1) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within 15 business days after the date of the Merger Agreement and comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the FTC or the Antitrust Division or any other governmental authority in respect of such filings or such transactions; (2) use its reasonable best efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transaction contemplated by the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; (3) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by the Merger Agreement, including
  (a) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (b) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by the Merger Agreement or required to prevent a Material Adverse Effect on Cardinal or Allegiance from occurring prior to or after the Effective Time, and (c) taking all action necessary to ensure that it is a poolable entity eligible to participate in a transaction to be accounted for as a pooling of interests for financial reporting purposes; and (4) notwithstanding anything to the contrary in the Merger Agreement, no party to the Merger Agreement nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on it and its subsidiaries taken as a whole or a material adverse effect on the assets, liabilities, results of operations or financial condition of Cardinal combined with the Surviving Corporation after the Effective Time.

- Each of the parties shall not, and shall not permit any of its subsidiaries to, take any actions that would, or would be reasonably likely to, prevent Cardinal from accounting, and shall use its reasonable best efforts (including, without limitation, providing appropriate representation letters to Cardinal's accountants) to allow Cardinal to account, for the Merger in accordance with the pooling of interests method of accounting, and to obtain a letter, in form and substance reasonably satisfactory to Cardinal, from D&T dated the Closing Date stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling of interests method of accounting.

- Each of the parties shall use its reasonable best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Davis Polk & Wardwell, counsel to Allegiance, to the effect that (1) the Merger will constitute a "reorganization" under Section 368(a) of the Code, (2) Allegiance, Cardinal and Merger Sub will each be a party to such reorganization, and (3) no gain or loss will be recognized by Allegiance Stockholders upon the receipt of Cardinal Common Shares in exchange for shares of Allegiance Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares. In connection therewith, each of Cardinal and Allegiance shall deliver to Davis Polk & Wardwell representation letters and Allegiance shall use all reasonable efforts to obtain representation letters from appropriate Allegiance Stockholders and shall deliver any such letters obtained to Davis Polk & Wardwell, in each case, in form and substance reasonably satisfactory to Davis Polk & Wardwell.

THE MERGER AGREEMENT

- Unless otherwise required by applicable laws or requirements of the NYSE (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of the Merger Agreement, Cardinal and Allegiance shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     Covenants of Cardinal.  Cardinal has covenanted in the Merger Agreement:

- to take, in accordance with applicable law and the Cardinal Articles and the Cardinal Code of Regulations, as amended and restated (the "CARDINAL REGULATIONS"), all action necessary to convene and hold the Cardinal Special Meeting on the earliest practical date and to obtain the consent and approval of Cardinal Shareholders with respect to the Merger Agreement and the transactions contemplated thereby, to take all lawful action to solicit the approval of the Merger Agreement and the transactions contemplated thereby by the Cardinal Shareholders, and to have the Cardinal Board recommend approval of the Merger Agreement by the Cardinal Shareholders.

- to prepare and file with the Commission this Joint Proxy Statement/Prospectus, and to prepare and file with the Commission a registration statement pertaining to the Cardinal Common Shares to be issued in connection with the Merger (the "REGISTRATION STATEMENT") as soon as is reasonably practicable following clearance of this Joint Proxy Statement/Prospectus by the Commission and shall use its reasonable best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time;

- to use reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger (including pursuant to Cardinal Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time;

- to permit representatives of Allegiance to have appropriate access at all reasonable times to Cardinal's premises, properties, books, records, contracts, documents, customers and suppliers; and

- to use its reasonable best efforts during the period from the date of the Merger Agreement to the Effective Time to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

     Cardinal has also agreed in the Merger Agreement not to perform the following actions during the period from the date of the Merger Agreement to the Effective Time:

- make any amendment to the Cardinal Articles that changes the fundamental attributes of the Cardinal Common Shares;

- make any material changes to the Certificate of Incorporation of Merger Sub;

- make, declare or pay any extraordinary cash dividend, other than extraordinary dividends between Cardinal and a subsidiary of Cardinal and non-extraordinary dividends;

- permit or cause any subsidiaries to do any of the foregoing or agree or commit to any of the foregoing; or

- agree in writing or otherwise to take any of the foregoing actions.

     From and after the Effective Time, Cardinal has agreed to cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Allegiance in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Allegiance Certificate or the Allegiance Bylaws, and to use all reasonable efforts to cause the Surviving Corporation or Cardinal to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies, subject to certain limitations set forth in the Merger Agreement.

     Cardinal has agreed to take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger

                                                            THE MERGER AGREEMENT

Agreement. Merger Sub has covenanted in the Merger Agreement that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by the Merger Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Cardinal) or any material liabilities.

     Cardinal has agreed that the Cardinal Board shall take all action necessary immediately following the Effective Time to elect as directors of Cardinal Mr. Knight and two other independent directors who are currently members of the Allegiance Board chosen by the Chairman of Cardinal from three directors of Allegiance proposed by the Allegiance Board prior to the Effective Time, for a term expiring at Cardinal's next annual meeting of shareholders following the Effective Time at which the term of the class to which such director is elected expires.

     Covenants of Allegiance. Allegiance has covenanted in the Merger Agreement that, during the period from the date of the Merger Agreement to the Effective Time, it will not (except as expressly contemplated or permitted by the Merger Agreement or to the extent that Cardinal shall otherwise consent in writing):

- do or effect any of the following actions with respect to its securities: (1) adjust, split, combine or reclassify its capital stock, (2) make, declare or pay any dividend (other than regular quarterly dividends on Allegiance Common Stock of $0.0525 per share with record and payment dates consistent with past practice) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (3) grant any person any right or option to acquire any shares of its capital stock, (4) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Allegiance Options that are outstanding as of the date of the Merger Agreement or the exercise of ESPP Rights), or (5) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

- directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

- make or propose any changes in the Allegiance Certificate or the Allegiance Bylaws;

- merge or consolidate with any other person;

- acquire a material amount of assets or capital stock of any other person;

- amend or modify, or propose to amend or modify, the Allegiance Rights Agreement, as amended by the Rights Agreement Amendment, as of the date of the Merger Agreement;

- incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

- create any subsidiaries;

- enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-in-control severance agreements, which, in all cases, shall require the prior written consent of Cardinal), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law or in the ordinary course of business consistent with past practice, or grant, reprice, or accelerate the exercise or payment of any Allegiance Options or other equity-based awards;

- enter into, adopt or amend any employee benefit or similar plan, except as may be required by applicable law;

THE MERGER AGREEMENT

- take any action that could give rise to a right to severance benefits pursuant to any Change in Control Agreement;

- change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by U.S. generally accepted accounting principles as advised by Allegiance's regular independent accountants;

- settle any actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $l million;

- modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Allegiance is a party;

- enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted in the Merger Agreement);

- write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $1 million except for depreciation and amortization in accordance with U.S. generally accepted accounting principles consistently applied;

- incur or commit to any capital expenditures other than pursuant to the Allegiance Corporation Operating Plan as in effect on the date of the Merger Agreement, provided that no individual capital expenditure will be in excess of $5 million;

- make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of the Merger Agreement;

- take any action to exempt or make not subject to (1) the provisions of Section 203 of the Delaware Law or (2) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

- take any action that would likely result in the representations and warranties set forth in the Merger Agreement becoming false or inaccurate in any material respect;

- enter into or carry out any other transaction other than in the ordinary and usual course of business;

- permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

- agree in writing or otherwise to take any of the foregoing actions.

ACQUISITION PROPOSALS AND TERMINATION RIGHT

     Pursuant to the Merger Agreement, Allegiance has agreed that, during the term of the Merger Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Allegiance, or acquisition of any capital stock (other than upon exercise of Allegiance Options that were outstanding as of the date of the Merger Agreement) or 15% or more of the assets of Allegiance and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "COMPETING TRANSACTION"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that, at any time prior to the approval of the Merger by the Allegiance Stockholders, Allegiance may furnish information to, and negotiate

                                                            THE MERGER AGREEMENT
or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction that was not solicited or encouraged after the date of the Merger Agreement if and so long as the Allegiance Board determines in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law and determines that such a proposal is, after consulting with Credit Suisse First Boston (or any other nationally recognized investment banking firm), more favorable to Allegiance Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction) (a "SUPERIOR PROPOSAL"). Allegiance has also agreed that, from the date of the Merger Agreement, it will cease all activities, discussions and negotiations with any parties conducted theretofore with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding Allegiance provided to any such parties prior to the date of the Merger Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the approval of the Merger by the Allegiance Stockholders, the Allegiance Board receives a Superior Proposal that was not solicited or encouraged after the date of the Merger Agreement, and the Allegiance Board determines in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, the Allegiance Board may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Cardinal, the Allegiance Board's recommendation to Allegiance Stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the "ALLEGIANCE BOARD RECOMMENDATION") and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction, provided that Allegiance gives Cardinal three business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate the Merger Agreement if the Allegiance Board withdraws, modifies or changes the Allegiance Board Recommendation in a manner adverse to Cardinal, if the Allegiance Board approves or recommends any Competing Transaction). Any such withdrawal, modification or change of the Allegiance Board Recommendation shall not change the approval of the Allegiance Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including the Merger, the Stock Option Agreement or the Support/Voting Agreements or change the obligation of Allegiance to present the Merger for approval at a duly called Allegiance Special Meeting on the earliest practicable date determined in consultation with Cardinal. From and after the execution of the Merger Agreement, Allegiance shall promptly (but in any event within one calendar day) advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Cardinal a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, Allegiance shall promptly (but in any event within one calendar day) advise Cardinal, in writing, if the Allegiance Board shall make any determination as to any Competing Transaction.

     If, prior to the approval of the Merger by the Allegiance Stockholders, the Allegiance Board shall determine in good faith, after consultation with its financial and legal advisors, that any written proposal from a third party for a Competing Transaction received after the date of the Merger Agreement that was not solicited or encouraged by Allegiance or any of its subsidiaries or affiliates in violation of the Merger Agreement is more favorable to the Allegiance Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Allegiance Stockholders and (x) the Allegiance Board has determined in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to enter into such a Competing Transaction would reasonably be expected to constitute a breach of its fiduciary duties under applicable law and (y) Allegiance has received a written opinion (a copy of which has been delivered to Cardinal) from Credit Suisse First Boston (or any other nationally recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the Allegiance Stockholders than the transactions contemplated by the Merger

THE MERGER AGREEMENT

Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Allegiance may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such Competing Transaction (each, an "ACQUISITION AGREEMENT"), provided that, prior to any such termination, (1) Allegiance has provided Cardinal written notice that it intends to terminate the Merger Agreement, identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and (2) at least three full business days after Allegiance has provided the notice referred to in clause (1) above (provided that the resolution referred to in clause (x) above and the opinion referred to in clause
(y) above shall continue in effect without revision or modification), Allegiance delivers to Cardinal (a) a written notice of termination of the Merger Agreement pursuant to the Merger Agreement, (b) a check in the amount of Cardinal's costs as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such costs), plus the amount of the termination fee as provided in Section 7.2 of the Merger Agreement (see
"-- Termination" and "-- Effect of Termination"), (c) a written acknowledgment from Allegiance that (i) the termination of the Merger Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a Purchase Event and (ii) the Stock Option Agreement shall be honored in accordance with its terms and (d) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of Allegiance's acknowledgment under clause (c) above and waives any right it may have to contest the matters thus acknowledged by Allegiance.

CONDITIONS

     Mutual Conditions. The obligations of Cardinal, Merger Sub and Allegiance to effect the Merger are subject to satisfaction of the following conditions:

- The Merger Agreement and the transactions contemplated by the Merger Agreement having been approved and adopted by Allegiance Stockholders in the manner required by any applicable law.

- The Share Issuance having been approved by Cardinal Shareholders in the manner required by applicable law and applicable rules of the NYSE.

- Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by the Merger Agreement shall have expired or been terminated and any other approvals of any governmental authority shall have been obtained.

- No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by the Merger Agreement or limit the ownership or operation by Cardinal, Allegiance or any of their respective subsidiaries of any material portion of the business or assets of Cardinal or Allegiance.

- There shall not be pending any action instituted by any governmental authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

- The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

- Cardinal Common Shares to be issued in the Merger (including pursuant to Cardinal Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

- Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from D&T dated the date of the Effective Time stating that they concur with Cardinal's management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting.

                                                            THE MERGER AGREEMENT

     Conditions to Obligations of Allegiance to Consummate the Merger. The obligations of Allegiance to effect the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction of, or waiver by Allegiance of, the following conditions:

- Each of the representations and warranties of each of Cardinal and Merger Sub set forth in the Merger Agreement shall be true and correct in all respects (but without regard to any materiality qualifications or references to "Material Adverse Effect" contained in any specific representation or warranty) on the date of the Merger Agreement (or as otherwise specified in the Merger Agreement), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Cardinal.

- Each of Cardinal and Merger Sub shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time.

- Each of Cardinal and Merger Sub shall have furnished Allegiance with a certificate dated the Closing Date signed on behalf of it by the chairman or president of Cardinal or Merger Sub, as the case may be, to the effect that certain conditions set forth in the Merger Agreement have been satisfied.

- Allegiance shall have received the opinion of Davis Polk & Wardwell, dated on or prior to the effective date of the Registration Statement, to the effect that (1) the Merger will constitute a "reorganization" under Section 368(a) of the Code, (2) Allegiance, Cardinal and Merger Sub will each be a party to such reorganization, and (3) no gain or loss will be recognized by Allegiance Stockholders upon the receipt of Cardinal Common Shares in exchange for shares of Allegiance Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

     Conditions to Obligations of Cardinal and Merger Sub to Consummate the Merger. The obligations of Cardinal and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Cardinal, of the following conditions:

- Each of the representations and warranties of Allegiance set forth in the Merger Agreement (other than the representations and warranties of Allegiance regarding its capitalization) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of the Merger Agreement (or as otherwise specified in the Merger Agreement), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Allegiance.

- The representations and warranties of Allegiance regarding its capitalization shall be true and correct in all material respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

- Allegiance shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time.

- Allegiance shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman or President to the effect that certain conditions set forth in the Merger Agreement have been satisfied.

- Cardinal's being satisfied, in its sole discretion, that certain limitations contained in the Subject Contract shall not apply to the business or operations of Cardinal, Cardinal's subsidiaries or the Surviving Corporation from and after the time the Merger is consummated. The "SUBJECT CONTRACT" referenced in the Merger Agreement is a contract between Allegiance and a third party that was entered into when Allegiance terminated the relationship with the third party and discontinued the line of business it was in with the third party. The Subject Contract limits the ability of Allegiance and certain related parties to compete in these discontinued businesses, but only through a defined period ending on April 21, 1999 when

THE MERGER AGREEMENT
  the contract restriction expires in accordance with its terms. Allegiance is currently in compliance with the Subject Contract. The condition to closing set forth in this clause provides that Cardinal is to determine, in its sole discretion, whether certain limitations set forth in the Subject Contract apply to the business or operations of Cardinal, Cardinal's subsidiaries or the Surviving Corporation from and after the Effective Time.

- There shall not have been a breach of the Stock Option Agreement.

- The Knight Amendment and the Damico Amendment (see "The Merger--Interests of Certain Persons in the Merger") shall be in full force and effect and shall not have been terminated.

STOCK OPTIONS

     Cardinal and Allegiance have covenanted in the Merger Agreement to take all such actions as may be necessary to cause each unexpired and unexercised outstanding Allegiance Option in effect on the date of the Merger Agreement to be automatically converted at the Effective Time into a Cardinal Exchange Option by multiplying the number of shares of Allegiance Common Stock subject to the Allegiance Option by the Exchange Ratio and dividing the exercise price of the Allegiance Option by the Exchange Ratio; provided that, with respect to any Allegiance Option that is an "incentive stock option" within the meaning of
Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code.

     Prior to the Effective Time, Cardinal and Allegiance shall take all such actions as may be necessary to cause all rights outstanding under the Allegiance Employee Stock Purchase Plan (the "ESPP") as of the Effective Time to purchase shares of Allegiance Common Stock (each, an "ESPP RIGHT") to be automatically converted at the Effective Time into a right to purchase Cardinal Common Shares (a "CARDINAL RIGHT") by multiplying the number of shares of Allegiance Common Stock subject to the ESPP Right by the Exchange Ratio (and rounding down to the nearest share) and dividing the subscription price by the Exchange Ratio (and rounding up to the nearest cent); provided that the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. For purposes of the foregoing sentence, an outstanding right to purchase shares of Allegiance Common Stock includes any right to purchase shares with amounts held in a participant's Payroll Deduction Account (as defined in the ESPP) as a result of prior payroll deductions and not any future commitments to purchase shares of Allegiance Common Stock pursuant to any outstanding subscription agreement.

     Cardinal has made no commitment under the Merger Agreement to continue to maintain the ESPP for the benefit of Allegiance employees after the Effective Time, and employees of Allegiance have no right to continue their current subscriptions under the ESPP following the Effective Time.

     In connection with the issuance of Cardinal Exchange Options and Cardinal Rights, Cardinal shall (1) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options and Cardinal Rights pursuant to the Merger Agreement and (2) from and after the Effective Time, upon exercise of Cardinal Exchange Options and Cardinal Rights, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto. Cardinal has also agreed to use its reasonable efforts to file with the Commission, within 30 days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of Cardinal Exchange Options and Cardinal Rights and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such Cardinal Exchange Options and Cardinal Rights. See "The Merger--Interests of Certain Persons in the Merger."

     Following the Merger, to the extent permitted by applicable law and the NYSE, Cardinal is planning to use for future option grants under the Allegiance Corporation 1996 and 1998 Incentive Compensation Programs assumed by Cardinal in the Merger, the number of Cardinal Common Shares equal to the number of reserved shares of Allegiance Common Stock available for awards as of the Effective Time under the Allegiance Corporation 1996 and 1998 Incentive Compensation Programs, but not subject to an award under

                                                            THE MERGER AGREEMENT
such program as of the Effective Time, multiplied by the Exchange Ratio. As of December 11, 1998, the number of Cardinal Common Shares which would be available for future grant would be approximately 2,375,565, which is equal to approximately 3,816,169 shares of Allegiance Common Stock multiplied by the Exchange Ratio.

ALLEGIANCE EMPLOYEE BENEFITS AND PLANS

     Cardinal has agreed in the Merger Agreement that, for a period of one year following the Effective Time, Cardinal will, or will cause the Surviving Corporation and each subsidiary of the Surviving Corporation to, continue to maintain for the benefit of individuals who are employees of Allegiance and its subsidiaries who continue to be employed following the Effective Time ("CONTINUING ALLEGIANCE EMPLOYEES") compensation and benefit plans, programs, arrangements and policies that provide compensation and benefits that are substantially comparable, in the aggregate, to those provided by Allegiance or any subsidiary of Allegiance, if applicable, for the benefit of such Continuing Allegiance Employees immediately prior to the Effective Time; provided that termination or amendment of the ESPP shall not be deemed to violate such covenant. Cardinal has agreed further in the Merger Agreement to treat all service by Continuing Allegiance Employees with Allegiance prior to the Effective Time for all purposes as service with Cardinal (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental plan in which Continuing Allegiance Employees participate after the Effective Time, Cardinal agrees to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Continuing Allegiance Employee who was, as of the Effective Time, excluded from participation in an Allegiance plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Allegiance plan in which the Effective Time occurs by a Continuing Allegiance Employee or such employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal.

     Cardinal has also agreed in the Merger Agreement to pay to any individual who is employed by Allegiance or any subsidiary of Allegiance immediately prior to the Effective Time that is terminated by Cardinal at the Effective Time or during the one-year period following the Effective Time, severance pay, and ensure benefit continuation, including coverage by any relevant group medical or life insurance benefits, on a basis no less favorable to such individual than under the severance policies of Allegiance in existence immediately prior to the Effective Time, based on the salary of such individual in effect on his or her termination date, with appropriate credit for accumulated service with Allegiance, its affiliates and Cardinal, and during any period of salary continuation.

     Cardinal has agreed to, or to cause the Surviving Corporation to continue to, provide certain transition benefits specified in the Allegiance Retirement Plan to all eligible Allegiance employees in the same amounts, at the same times and pursuant to the same terms and conditions as specified in the Allegiance Retirement Plan prior to the Effective Time.

     Cardinal has agreed in the Merger Agreement not to terminate any Allegiance employee who is prohibited from selling Cardinal Common Shares or shares of Allegiance Common Stock pursuant to restrictions in connection with the pooling of interests method of accounting under APB No. 16 or any other restrictions under federal or state securities laws during the time period such employee is prohibited from selling such shares pursuant to such restrictions; provided, that the foregoing shall not prevent Cardinal from terminating any such employee
(i) for cause, as determined by Cardinal in good faith or (ii) at any time after the expiration of six months after the Effective Time; and provided further, that there shall not be taken into account for purposes of the foregoing any restrictions under federal or state securities laws that arise as a result of actions of the Allegiance employee in question after the Effective Time.

THE MERGER AGREEMENT

     The Allegiance Board, in connection with the approval of the Merger Agreement on October 8, 1998, approved a plan to make each individual, in addition to Messrs. Knight, Damico and McKee who may be subject to excise tax under Section 4999 of the Code in connection with payments and accelerated vesting of options resulting from the Merger whole with respect to the payment of such excise tax, subject to a maximum aggregate payment for all individuals other than Messrs. Knight, Damico and McKee of $5 million.

     Cardinal has agreed further, in connection with Allegiance's Shared Investment Program, to cooperate and use its best efforts to cause The First National Bank of Chicago ("FIRST NATIONAL") to waive the provisions for early prepayment upon the occurrence of a Change of Control as set forth in Section 2(a) of the Form of Master Promissory Note under the Facility and Guaranty Agreement dated as of May 2, 1997 by and between Allegiance, the Lenders thereunder and First National (the "FACILITY AGREEMENT"). Cardinal agrees further that if no waiver as described in the foregoing sentence is obtained, it shall assume the obligations of Allegiance under the Facility Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Allegiance Stockholders and Cardinal Shareholders):

- by mutual written consent of Cardinal and Allegiance;

- by either Cardinal or Allegiance if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority (which the parties shall have used all reasonable efforts to resist, resolve or lift, as applicable, in accordance with the Merger Agreement) enjoining Cardinal or Allegiance from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

- by either Cardinal or Allegiance if the Merger shall not have been consummated before May 15, 1999, provided, however, that such termination right shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

- by Cardinal if the Allegiance Board shall withdraw, modify or change the Allegiance Board Recommendation in a manner adverse to Cardinal, or if the Allegiance Board approves or recommends any Competing Transaction;

- by Cardinal or Allegiance if, at the Allegiance Special Meeting, the requisite vote of Allegiance Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained;

- by Cardinal or Allegiance if, at the Cardinal Special Meeting, the requisite vote of Cardinal Shareholders to approve the Merger shall not have been obtained;

- by Allegiance pursuant to termination rights outlined in Section 5.3(e) of the Merger Agreement regarding Competing Transactions;

- by Cardinal if Allegiance shall have breached any of its obligations under the Stock Option Agreement;

- by Cardinal if at any time Cardinal shall have been advised in writing by D&T that the condition set forth in Section 6.1(g) of the Merger Agreement regarding the Merger qualifying as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting is not capable of being satisfied, provided that Cardinal has given Allegiance at least five business days' prior notice;

- by Cardinal or Allegiance if there shall have been a material breach by the other of any of its covenants or agreements contained in the Merger Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

                                                            THE MERGER AGREEMENT

- by Allegiance if the Cardinal Board shall withdraw, modify or change its recommendation to Cardinal Shareholders that they approve the Merger.

EFFECT OF TERMINATION

     In the Merger Agreement, Cardinal and Allegiance have agreed that, in the event of the termination of the Merger Agreement for any reason outlined above, the Merger Agreement, except for the provisions in Section 5.2(g) and Section 5.3(g) of the Merger Agreement regarding the confidentiality of information obtained by each party remaining subject to the terms of a confidentiality agreement, Section 7.2 of the Merger Agreement regarding the effect of termination and Section 8.11 of the Merger Agreement regarding expenses, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in Section 7.2 of the Merger Agreement shall relieve any party to the Merger Agreement of liability for a material breach of any provision of the Merger Agreement, and, if it shall be judicially determined that the termination of the Merger Agreement was caused by an intentional breach of the Merger Agreement, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party so found to have intentionally breached the Merger Agreement shall indemnify and hold harmless the other parties to the Merger Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as for their respective fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and Special Meetings and consents ("COSTS"). If the Merger Agreement is terminated
(1) by mutual written consent of Allegiance and Cardinal after public announcement of a Competing Transaction, (2) because the Merger has not been consummated before May 15, 1999 because of Allegiance's failure to perform a material covenant or obligation under the Merger Agreement, (3) because the Allegiance Board withdraws, modifies or changes the Allegiance Board Recommendation in a manner adverse to Cardinal, or the Allegiance Board approves or recommends any Competing Transaction, (4) by Allegiance pursuant to Section 5.3(e) of the Merger Agreement, (5) because Allegiance has breached any of its obligations under the Stock Option Agreement, or (6) because the requisite vote of the Allegiance Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained and at any time prior to such termination there shall have been made to Allegiance or publicly disclosed a Competing Transaction with respect to Allegiance, and within 12 months after the date of termination Allegiance enters into an Acquisition Agreement for a Business Combination or consummates a Business Combination, then Allegiance will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Allegiance (except, in each case, if the termination is pursuant to Section 7.1(e) of the Merger Agreement regarding termination due to the requisite vote of Allegiance Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement not being obtained, then, prior to the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto), concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (1) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $5 million in the aggregate, and (2) a termination fee in an amount equal to $155 million. "BUSINESS COMBINATION" means (1) a merger, consolidation, share exchange, business combination or similar transaction involving Allegiance as a result of which the Allegiance Stockholders prior to such transaction, in the aggregate, cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (2) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of Allegiance and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (3) the acquisition by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of Allegiance Common Stock, whether by tender or exchange offer or otherwise.

THE MERGER AGREEMENT

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Merger Agreement by Allegiance Stockholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by Allegiance Stockholders without such further approval or authorization.

     At any time prior to the Effective Time, Cardinal (with respect to Allegiance) and Allegiance (with respect to Cardinal and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of such party, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

FEES AND EXPENSES

     Except as described under "--Termination" and "--Effect of Termination," all Costs incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such Costs, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and this Joint Proxy Statement/Prospectus (including filing fees related thereto) will be shared equally by Cardinal and Allegiance.

                                                            THE MERGER AGREEMENT

                         PAGE INTENTIONALLY LEFT BLANK

THE MERGER AGREEMENT

                       RIGHTS OF DISSENTING SHAREHOLDERS

ALLEGIANCE STOCKHOLDERS

     Allegiance Stockholders are not entitled to dissenters' appraisal rights under Delaware Law or any other statute in connection with the Merger. See "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

CARDINAL SHAREHOLDERS

     Section 1701.84 of the Ohio Law provides that all Cardinal Shareholders entitled to vote on the Cardinal Merger Proposal may exercise dissenters' rights with respect to the Merger. The following is a summary of the principal steps a Cardinal Shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Law. This summary is not intended to be complete, and it is qualified in its entirety by reference to Section 1701.85 of the Ohio Law, a copy of which is attached as Annex D to this Proxy Statement/Prospectus. Any Cardinal Shareholder considering exercising such Cardinal Shareholder's dissenters' rights should carefully review these provisions and should consult an attorney since such Cardinal Shareholders will lose their dissenters' rights if they do not fully and precisely satisfy the procedural requirements under
Section 1701.85 of the Ohio Law. To perfect dissenters' rights, a Cardinal Shareholder must satisfy each of the following conditions:

- No Vote in Favor of the Cardinal Merger Proposal. Cardinal Common Shares held by dissenting Cardinal Shareholders (each, a "DISSENTING CARDINAL SHAREHOLDER") must not be voted in favor of the Cardinal Merger Proposal at the Cardinal Special Meeting. See "The Special Meetings -- Matters to be Considered at the Special Meetings." Dissenting Cardinal Shareholders can satisfy this requirement by: (1) returning to Cardinal a signed proxy with instructions to vote against the Cardinal Merger Proposal, (2) abstaining from voting on the Cardinal Merger Proposal, (3) not returning a proxy and not casting a vote in favor of the Cardinal Merger Proposal at the Cardinal Special Meeting, or (4) revoking a proxy and subsequently either abstaining from voting on the Cardinal Merger Proposal or voting against the Cardinal Merger Proposal. A vote in favor of the Cardinal Merger Proposal at the Cardinal Special Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Cardinal Merger Proposal and will constitute a waiver of dissenters' rights. A Dissenting Cardinal Shareholder may revoke such Dissenting Cardinal Shareholder's proxy at any time before its exercise by (1) filing with the Secretary of Cardinal at or before the taking of the vote at the Cardinal Special Meeting a notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares, (2) giving notice of revocation in open meeting or (3) attending the Cardinal Special Meeting and voting in person. See "The Special Meetings -- Voting of Proxies."

- Filing Written Demand. Not later than ten days after the taking of the vote on the Cardinal Merger Proposal, a Dissenting Cardinal Shareholder must deliver to Cardinal a written demand (the "CARDINAL DEMAND") for payment of the fair cash value of such Dissenting Cardinal Shareholder's Cardinal Common Shares ("DISSENTING CARDINAL SHARES"). The Cardinal Demand should be delivered to Cardinal at 5555 Glendon Court, Dublin, Ohio 43016, Attention: Secretary. It is recommended, although not required, that the Cardinal Demand be sent by registered or certified mail, return receipt requested. Voting against the Cardinal Merger Proposal will not of itself constitute a demand. Cardinal will not send any further notice to Cardinal Shareholders as to the date on which such ten-day period expires.

  The Cardinal Demand must identify the name and address of the holder of record of the Dissenting Cardinal Shares covered thereby, the number of Dissenting Cardinal Shares and the amount claimed as the fair cash value of such Dissenting Cardinal Shares. A beneficial owner of Dissenting Cardinal Shares must, in all cases, have the record holder submit the Cardinal Demand in respect of such beneficial owner's Dissenting Cardinal Shares. The Cardinal Demand must be signed by the shareholder of record (or by the duly authorized representative of the shareholder) exactly as the shareholder's name appears on the shareholder records of Cardinal. A Cardinal Demand with respect to Dissenting Cardinal Shares owned

                                               RIGHTS OF DISSENTING SHAREHOLDERS
  jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Cardinal Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and such individual's authority to sign the demand.

  Because only Cardinal Shareholders of record on the Cardinal Record Date may exercise dissenters' rights, any person who beneficially owns Cardinal Common Shares that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section entitled "Rights of Dissenting Shareholders," the dissenters' rights for all of the shares held by that shareholder will be lost.

  From the time the Cardinal Demand is given until either the termination of the rights and obligations arising from such Cardinal Demand or the purchase of the Dissenting Cardinal Shares related thereto by Cardinal, all rights accruing to the Dissenting Cardinal Shareholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Cardinal Common Shares during the suspension, an amount equal to the dividend or distribution that would have been payable on the Dissenting Cardinal Shares, but for such suspension, shall be paid to the holder of record of Dissenting Cardinal Shares as a credit upon the fair cash value of such Dissenting Cardinal Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Dissenting Cardinal Shares by Cardinal, all rights will be restored to Dissenting Cardinal Shareholders and any distribution that would have been made to the holder of record of Dissenting Cardinal Shares, but for the suspension, will be made at the time of the termination.

- Petitions to be Filed in Court. Within three months after the service of the Cardinal Demand, if Cardinal and the Dissenting Cardinal Shareholder do not reach an agreement on the fair cash value of such Dissenting Cardinal Shareholder's Dissenting Cardinal Shares, the Dissenting Cardinal Shareholder or Cardinal may file a complaint in the Court of Common Pleas of Franklin County, Ohio (the "COMMON PLEAS COURT"), or join or be joined in an action similarly brought by another Dissenting Cardinal Shareholder, for a judicial determination of the fair cash value of the Dissenting Cardinal Shares. Cardinal does not intend to file any complaint for a judicial determination of the fair cash value of any Dissenting Cardinal Shares.

  Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Cardinal Shareholder is entitled to be paid the fair cash value of such shareholder's Dissenting Cardinal Shares. If the Common Pleas Court finds that a Dissenting Cardinal Shareholder is so entitled, the Common Pleas Court may appoint one or more appraisers to receive evidence by which to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of Dissenting Cardinal Shares and to render a judgment against Cardinal for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers, which will be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of Dissenting Cardinal Shares is required to be made within thirty days after the date of final determination of such value or the Effective Time, whichever is later, only upon surrender to Cardinal of the Certificates representing the Dissenting Cardinal Shares for which payment is made.

     "FAIR CASH VALUE" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Cardinal Demand. The fair cash value is to be determined as of the day prior to the day of the vote on the Cardinal Merger Proposal. In computing the fair cash value, any appreciation or depreciation in the market value of Dissenting Cardinal Shares resulting from the Merger is excluded.

RIGHTS OF DISSENTING SHAREHOLDERS

     The dissenters' rights of any Dissenting Cardinal Shareholder will terminate if, among other things, (1) such Dissenting Cardinal Shareholder has not complied with Section 1701.85 of the Ohio Law (unless the Cardinal Board waives compliance), (2) the Merger is abandoned or otherwise not carried out or such Dissenting Cardinal Shareholder withdraws its Cardinal Demand with the consent of the Cardinal Board, or (3) no agreement has been reached between Cardinal and the Dissenting Cardinal Shareholder with respect to the fair cash value of such shareholder's Dissenting Cardinal Shares and no complaint has been timely filed in the Common Pleas Court.

                                               RIGHTS OF DISSENTING SHAREHOLDERS

                         PAGE INTENTIONALLY LEFT BLANK

RIGHTS OF DISSENTING SHAREHOLDERS

                             CERTAIN UNITED STATES
                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of U.S. federal income taxation that may be applicable to certain Allegiance Stockholders subject to special U.S. federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Allegiance Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any U.S. federal tax laws other than those pertaining to U.S. federal income tax. The discussion below applies to Allegiance Stockholders who hold their shares of Allegiance Common Stock as a capital asset within the meaning of Section 1221 of the Code.

     In the opinion of Davis Polk & Wardwell, counsel to Allegiance, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of Allegiance, Cardinal and Merger Sub will be a party to the "reorganization" within the meaning of Section 368(b) of the Code. This opinion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Cardinal and Allegiance. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Allegiance's obligation to consummate the Merger is conditioned upon the receipt by Allegiance of an opinion to the same effect from Davis Polk & Wardwell dated on or prior to the effective date of this Joint Proxy Statement/Prospectus.

     If, in accordance with the opinion referred to above, the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code, and Cardinal, Allegiance and Merger Sub are each a party to the "reorganization" within the meaning of Section 368(b) of the Code, the following is a summary of the general U.S. federal income tax consequences of the Merger to an Allegiance Stockholder, and to Cardinal, Allegiance and Merger Sub. No gain or loss will be recognized by Allegiance Stockholders with respect to Cardinal Common Shares received in the Merger. The tax basis of Cardinal Common Shares received by an Allegiance Stockholder in the Merger will be equal to the tax basis of the shares of Allegiance Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of Cardinal Common Shares received in the Merger is long-term or short-term, the holding period of such Cardinal Common Shares received by Allegiance Stockholders will include the holding period of the shares of Allegiance Common Stock exchanged therefor. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets.

     The receipt of cash in lieu of a fractional Cardinal Common Share by an Allegiance Stockholder pursuant to the Merger will generally result in taxable gain or loss to such stockholder for U.S. federal income tax purposes based on the difference between the amount of cash received by such shareholder and such shareholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss.

     No gain or loss will be recognized by Cardinal, Allegiance or Merger Sub as a result of the Merger.

     Allegiance Stockholders will be required to retain records and file with their U.S. federal income tax returns a statement setting forth certain facts relating to the Merger.

     THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF DAVIS POLK & WARDWELL IS NOT BINDING ON THE INTERNAL

                           CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF THE MERGER FOR ANY PARTICULAR ALLEGIANCE STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH ALLEGIANCE STOCKHOLDER IS URGED TO CONSULT SUCH ALLEGIANCE STOCKHOLDER'S OWN TAX ADVISER WITH RESPECT TO SUCH ALLEGIANCE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH ALLEGIANCE STOCKHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

                                 THE COMPANIES

BUSINESS OF ALLEGIANCE

     Allegiance, through its operating subsidiaries, is the United States' largest provider of non-pharmaceutical health care products and cost-saving services for hospitals and other-health care providers. These integrated businesses recorded sales of approximately $4.4 billion in 1997. Allegiance, which was incorporated in Delaware in June, 1996, was spun off from Baxter on September 30, 1996 when Baxter and its subsidiaries transferred to Allegiance their United States health care distribution business, surgical and respiratory therapy business and health care cost saving business as well as certain foreign operations.

     The economics of health care continue to change at a rapid pace, particularly in the United States, which is Allegiance's largest current market. In the past, doctors and nurses were paid for their services with few cost constraints. Today, large employers, insurance companies and HMOs are negotiating set fees for patient care. For U.S. hospitals and health systems, Allegiance's main customers, the pressure to reduce costs has never been greater. At the same time, the demand for health services continues to climb with the growth of aging populations in the United States and throughout much of the industrialized world. This environment offers opportunities for Allegiance, which has invested in integrated product and service programs that help medical professionals cope with health care's economic and demographic trends.

     This changing health care environment has resulted in the growth of managed care and increased consolidation among health care providers which has caused the health care distribution market to experience intense competition and erosion in margins. Allegiance has responded and stabilized its margins by integrating its market-leading distribution capabilities with a broad product offering, high levels of customer service and innovative cost-saving services. Thus while Allegiance offers the industry's broadest range of medical and laboratory products, representing more than 2,800 suppliers in addition to its own line of surgical and respiratory therapy products, Allegiance also works with health care professionals to reduce the variety and number of products that they buy under agreements that provide incentives for Allegiance to help customers save money. As a result of these combined services, customers purchase a greater portion of their supplies from Allegiance.

     Allegiance operates 22 domestic and international manufacturing plants. Allegiance manufactures several major product lines at these plants, most of which hold leading sales positions. All of Allegiance's products are made and managed with an emphasis on efficiency in the entire supply chain from raw materials to the point of patient care. Products manufactured by Allegiance include:

- Custom-Sterile(TM) products and PBDS(TM) Pathways product lines, which are customer-designated packages that contain supplies for specific procedures. Custom-Sterile(TM) packs contain sterile, disposable supplies made by Allegiance and other manufacturers. PBDS(TM) modules contain
  Custom-Sterile(TM) packs along with non-sterile supplies;

- Convertors(R), which is a leading brand of single-use surgical drapes, gowns, and apparel;

- Medi-Vac(R), which consists of disposable suction canisters and liners, suction tubing, and supporting hardware and accessories;

- Respiratory therapy products, which include ventilator circuits (tubing used to connect patients to ventilator machines), oxygen masks, cannulae, and suction catheters used to clear the trachea, as well as products that are used widely in patients' homes, nursing homes and hospitals to treat asthma, pneumonia, emphysema, bronchitis and other respiratory conditions; and

- the V. Mueller product portfolio, which comprises a broad range of specialty surgical instruments, instrument reprocessing products, and sterilization packaging, including the Genesis(TM) Container System.

     Allegiance also manufactures several special procedure products and a range of other leading products, including the broadest available line of medical and surgical gloves.

                                                                   THE COMPANIES

     In addition to its manufacturing capabilities, Allegiance is a leading distributor of medical, surgical and laboratory products in the United States. Allegiance has 48 U.S. distribution centers and has the capability to supply any of more than 300,000 different products to its customers. Allegiance has expanded its distribution operations through several acquisitions. In late 1997, one of Allegiance's international subsidiaries combined distribution operations with MDS Inc. of Toronto to create a new company, Source Medical Corporation, which is now Canada's largest supplier of non-pharmaceutical medical products. Also in 1997, Allegiance through an international subsidiary, purchased the manufacturing and distribution companies of SOHO Holding B.V., a leading supplier of medical and surgical products in the Netherlands. In October 1998, Allegiance, through an international subsidiary, purchased the manufacturing and distribution companies of International Medical Products Group, B.V., a leading supplier of disposable medical products in the Netherlands and Germany.

     Given Allegiance's size and scope, advanced information systems, and balance of self-manufactured and externally supplied products, Allegiance is well-positioned to maximize service to customers and minimize inventory levels and variability. To accelerate this process, Allegiance is making major investments in information technology that uses electronic data interchange to exchange purchasing and inventory data with its suppliers and customers. Allegiance's management believes this integrated distribution and product offering strengthens Allegiance's financial and competitive position. In 1995, Allegiance opened a National Drop Ship Center in McGaw Park, Illinois, from which it distributes less frequently ordered items. By consolidating such products in one facility, the amount of regional inventory variability has decreased and Allegiance has achieved lower system-wide inventory levels.

     Allegiance has assisted its customers in reducing costs while improving quality of care in a variety of ways including: making significant investments in technology, developing ValueLink, a stockless inventory service providing just-in-time delivery of products, and pursuing strategic supplier relationships. Consistent with its strategic direction of providing cost-saving services, Allegiance provides a range of professional consulting services to its customers. To enhance its consulting services, Allegiance acquired West Hudson & Co. Inc., a privately-owned health care consulting firm in January 1997 and all of the assets of Higman Healthcare Inc., a leading surgical health care consulting company in March 1998.

     Additional information concerning Allegiance and it subsidiaries is included in the Allegiance documents filed with the Commission, which are incorporated herein by reference. See "Where You Can Find More Information."

     Allegiance has its principal executive offices at 1430 Waukegan Road, McGaw Park, Illinois 60085, and its telephone number is (847) 689-8410.

BUSINESS OF CARDINAL

     Cardinal, a holding company operating through a number of operating subsidiaries, is a leading health care service company, offering an array of value-added pharmaceutical distribution services and pharmaceutical-related products and services to a broad base of customers. It is one of the United States' largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternative care centers and pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Through its Pyxis subsidiary, Cardinal develops, manufactures, leases, sells and services unique point-of-use systems that automate the distribution, management and control of medications and supplies in hospitals and alternative care facilities. Cardinal is also the largest franchisor of independent retail pharmacies in the United States through its Medicine Shoppe International, Inc. subsidiary. In addition, through its Owen Healthcare, Inc. ("OWEN") subsidiary, Cardinal provides pharmacy management and information services to hospitals. PCI Services Inc., another one of Cardinal's subsidiaries, is a leading international provider of integrated packaging services to pharmaceutical manufacturers. Cardinal's Scherer subsidiary is an international developer and manufacturer of drug delivery systems.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and

THE COMPANIES
improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs and monitor their purchases that are covered by group contract purchasing arrangements.

     Cardinal operates several specialty health care businesses that offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     Additional information concerning Cardinal and its subsidiaries is included in the Cardinal documents filed with the Commission, which are incorporated herein by reference. See "Where You Can Find More Information."

     Cardinal and Merger Sub each have their principal executive offices at 5555 Glendon Court, Dublin, Ohio 43016, and their telephone number is (614) 717-5000.

MERGER SUB

     Merger Sub is a newly formed subsidiary of Cardinal formed solely for the purpose of effecting the Merger.

                                                                   THE COMPANIES

                         PAGE INTENTIONALLY LEFT BLANK

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Cardinal and Allegiance, which are incorporated herein by reference. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma condensed combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the Merger or any merger-related expenses. See Note 3 of the "Notes to Pro Forma Condensed Combined Financial Information" for further discussion.

                                                           FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

     The following unaudited pro forma condensed combined balance sheet presents, under the pooling-of-interests accounting method, the consolidated balance sheets of Cardinal and Allegiance combined as of September 30, 1998.

                                                                                             CARDINAL AND
                                                      CARDINAL    ALLEGIANCE                  ALLEGIANCE
                                                      SEPT. 30,   SEPT. 30,     PRO FORMA     PRO FORMA
                                                        1998         1998      ADJUSTMENTS   BALANCES(1)
                                                      ---------   ----------   -----------   ------------
                                                                         (IN MILLIONS)
ASSETS
Current assets:
  Cash and equivalents..............................  $  332.7     $   37.4     $     --      $   370.1
  Trade receivables -- net..........................   1,039.2        468.4           --        1,507.6
  Current portion of net investment in sales-type
     leases.........................................      86.9         19.5           --          106.4
  Merchandise inventories(4)........................   2,062.3        655.3           --        2,717.6
  Prepaid expenses and other........................     149.0        153.3           --          302.3
                                                      --------     --------     --------      ---------
  Total Current assets..............................   3,670.1      1,333.9           --        5,004.0
                                                      --------     --------     --------      ---------
  Property and equipment -- at cost.................   1,114.7      1,498.0           --        2,612.7
  Accumulated depreciation and amortization.........    (377.8)      (768.4)          --       (1,146.2)
                                                      --------     --------     --------      ---------
  Property and equipment -- net.....................     736.9        729.6           --        1,466.5
Other assets:
  Net investment in sales-type lease, less current
     portion........................................     251.4         34.9           --          286.3
  Goodwill and other intangibles....................     281.3        557.6           --          838.9
  Other.............................................     103.4         97.4           --          200.8
                                                      --------     --------     --------      ---------
Total...............................................  $5,043.1     $2,753.4     $     --      $ 7,796.5
                                                      ========     ========     ========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable -- banks............................  $   25.8     $     --     $     --      $    25.8
  Current portion of long-term obligations..........      10.1           --           --           10.1
  Accounts payable..................................   1,696.8        482.9           --        2,179.7
  Other accrued liabilities(3)......................     282.1        320.3           --          602.4
                                                      --------     --------     --------      ---------
  Total current liabilities.........................   2,014.8        803.2           --        2,818.0
                                                      --------     --------     --------      ---------
  Long-term obligations -- less current portion.....     642.4        838.1           --        1,480.5
  Deferred tax and other liabilities................     285.2        191.8           --          477.0
Shareholders' equity:
  Common Shares -- without par value................     957.0        118.0           --        1,075.0
  Retained earnings(3)..............................   1,186.3        910.7           --        2,097.0
  Common Shares in treasury, at cost................     (10.1)      (106.5)          --         (116.6)
  Cumulative foreign currency adjustment............     (27.6)        (1.9)          --          (29.5)
  Other.............................................      (4.9)          --           --           (4.9)
                                                      --------     --------     --------      ---------
  Total shareholders' equity........................   2,100.7        920.3           --        3,021.0
                                                      --------     --------     --------      ---------
Total...............................................  $5,043.1     $2,753.4     $     --      $ 7,796.5
                                                      ========     ========     ========      =========

 See accompanying notes to the unaudited pro forma condensed combined financial information.

FINANCIAL INFORMATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

     The following unaudited pro forma condensed combined statements of earnings present, under the pooling-of-interests accounting method, the consolidated statements of earnings of Cardinal for the fiscal years ended June 30, 1998, 1997 and 1996 combined with the statements of earnings of Allegiance for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. Cardinal's financial information for the three months ended September 30, 1998 and 1997 have been combined with Allegiance's financial information for the three months ended September 30, 1998 and March 31, 1997, respectively.

     The financial results of Allegiance for the six months ended June 30, 1998 are excluded from the pro forma data. Allegiance's net revenue and net earnings for the six months ended June 30, 1998 were approximately $2.2 billion and $59.0 million, respectively.

                                                           FINANCIAL INFORMATION

                                                 FISCAL YEAR ENDED
                                         ----------------------------------
                                         JUNE 30, 1998    DECEMBER 31, 1997        PRO
                                         -------------    -----------------       FORMA       PRO FORMA
                                           CARDINAL          ALLEGIANCE        ADJUSTMENTS    RESULTS(1)
                                         -------------    -----------------    -----------    ----------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue:
  Operating revenue....................    $13,555.4          $4,350.8           $    --      $17,906.2
  Bulk deliveries to customer
     warehouses........................      2,991.3                --                --        2,991.3
                                           ---------          --------           -------      ---------
Total revenue(4).......................     16,546.7           4,350.8                --       20,897.5
Cost of products sold:
  Operating cost of products sold......     12,296.4           3,442.6                --       15,739.0
  Cost of products sold -- bulk
     deliveries........................      2,991.4                --                --        2,991.4
                                           ---------          --------           -------      ---------
Total cost of products sold(4).........     15,287.8           3,442.6                --       18,730.4
                                           ---------          --------           -------      ---------
Gross margin...........................      1,258.9             908.2                --        2,167.1
Selling, general and administrative
  expenses.............................        675.4             690.0                --        1,365.4
Special charges:
  Merger-related costs -- prior
     mergers(5)........................         49.1                --                --           49.1
  Other special charges................          8.6                --                --            8.6
Other (income) expense.................         36.1              75.2                --          111.3
                                           ---------          --------           -------      ---------
Earnings before income taxes...........        489.7             143.0                --          632.7
Provision for income taxes.............        171.5              52.1                --          223.6
                                           ---------          --------           -------      ---------
Net Earnings -- excluding estimated
  Merger expenses(3)(5)................    $   318.2          $   90.9           $    --      $   409.1
                                           =========          ========           =======      =========
Earnings per Common Share, excluding
  estimated Merger expenses(3)(5)(6):
  Basic................................    $    1.59                                          $    1.51
  Diluted..............................    $    1.57                                          $    1.48
Weighted average number of Common
  Shares outstanding(6):
  Basic................................        199.5                                              270.4
  Diluted..............................        203.1                                              275.6

 See accompanying notes to the unaudited pro forma condensed combined financial information.

FINANCIAL INFORMATION

                                                  FISCAL YEAR ENDED
                                              --------------------------
                                              JUNE 30,     DECEMBER 31,
                                                1997           1996
                                              ---------    -------------     PRO FORMA     PRO FORMA
                                              CARDINAL     ALLEGIANCE(2)    ADJUSTMENTS    RESULTS(1)
                                              ---------    -------------    -----------    ----------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue:
  Operating revenue.........................  $11,567.8      $4,387.2         $   --       $15,955.0
  Bulk deliveries to customer warehouses....    2,469.1            --             --         2,469.1
                                              ---------      --------         ------       ---------
          Total revenue(4)..................   14,036.9       4,387.2             --        18,424.1
Cost of products sold:
  Operating cost of products sold...........   10,462.2       3,479.2             --        13,941.4
  Cost of products sold -- bulk
     deliveries.............................    2,469.1            --             --         2,469.1
                                              ---------      --------         ------       ---------
          Total cost of products sold(4)....   12,931.3       3,479.2             --        16,410.5
                                              ---------      --------         ------       ---------
Gross margin................................    1,105.6         908.0             --         2,013.6
Selling, general and administrative
  expenses..................................      614.3         712.3             --         1,326.6
Special charges:
  Merger-related costs -- prior
     mergers(5).............................       50.9            --             --            50.9
  Other special charges.....................         --         645.5             --           645.5
Other (income) expense......................       43.6         (21.9)            --            21.7
                                              ---------      --------         ------       ---------
Earnings (loss) before income taxes.........      396.8        (427.9)            --           (31.1)
Provision for income taxes..................      152.9          49.8             --           202.7
                                              ---------      --------         ------       ---------
Net Earnings (loss) -- excluding estimated
  Merger expenses(3)(5).....................  $   243.9      $ (477.7)        $   --       $  (233.8)
                                              =========      ========         ======       =========
Earnings (loss) per Common Share, excluding
  estimated Merger expenses(3)(5)(6):
  Basic.....................................  $    1.25                                    $   (0.89)
  Diluted...................................  $    1.22                                    $   (0.87)
Weighted average number of Common Shares
  outstanding(6):
  Basic.....................................      194.9                                        263.3
  Diluted...................................      199.6                                        267.9

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                           FINANCIAL INFORMATION

                                                 FISCAL YEAR ENDED
                                         ----------------------------------
                                         JUNE 30, 1996    DECEMBER 31, 1995
                                         -------------    -----------------     PRO FORMA     PRO FORMA
                                           CARDINAL         ALLEGIANCE(2)      ADJUSTMENTS    RESULTS(1)
                                         -------------    -----------------    -----------    ----------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue:
  Operating revenue....................    $9,990.3           $4,921.9           $    --      $14,912.2
  Bulk deliveries to customer
     warehouses........................     2,178.5                 --                --        2,178.5
                                           --------           --------           -------      ---------
Total revenue(4).......................    12,168.8            4,921.9                --       17,090.7
Cost of products sold:
  Operating cost of products sold......     8,975.9            3,877.7                --       12,853.6
  Cost of products sold -- bulk
     deliveries........................     2,178.0                 --                --        2,178.0
                                           --------           --------           -------      ---------
Total cost of products sold(4).........    11,153.9            3,877.7                --       15,031.6
                                           --------           --------           -------      ---------
Gross margin...........................     1,014.9            1,044.2                --        2,059.1
Selling, general and administrative
  expenses.............................       620.7              794.0                --        1,414.7
Special charges:
  Merger-related costs -- prior
     mergers(5)........................        49.2                 --                --           49.2
  Other special charges................        33.8                 --                --           33.8
Other (income) expense.................        42.8             (225.8)               --         (183.0)
                                           --------           --------           -------      ---------
Earnings before income taxes...........       268.4              476.0                --          744.4
Provision for income taxes.............       111.9              203.4                --          315.3
                                           --------           --------           -------      ---------
Net Earnings -- excluding estimated
  Merger expenses(3)(5)................    $  156.5           $  272.6           $    --      $   429.1
                                           ========           ========           =======      =========
Earnings per common share, excluding
  estimated Merger expenses(3)(5)(6):
  Basic................................    $   0.82                                           $    1.66
  Diluted..............................    $   0.80                                           $    1.63
Weighted average number of Common
  Shares outstanding(6):
  Basic................................       189.8                                               258.0
  Diluted..............................       195.9                                               264.1

See accompanying notes to the unaudited pro forma condensed combined financial information.

FINANCIAL INFORMATION

                                           THREE MONTHS         THREE MONTHS
                                              ENDED                ENDED
                                        SEPTEMBER 30, 1998   SEPTEMBER 30, 1998
                                        ------------------   ------------------    PRO FORMA    PRO FORMA
                                             CARDINAL            ALLEGIANCE       ADJUSTMENTS   RESULTS(1)
                                        ------------------   ------------------   -----------   ----------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue:
  Operating revenue...................       $3,851.0             $1,147.1         $     --      $4,998.1
  Bulk deliveries to customer
     warehouses.......................          781.7                   --               --         781.7
                                             --------             --------         --------      --------
Total revenue(4)......................        4,632.7              1,147.1               --       5,779.8
Cost of products sold:
  Operating cost of products sold.....        3,529.9                886.3               --       4,416.2
  Cost of products sold -- bulk
     deliveries.......................          781.7                   --               --         781.7
                                             --------             --------         --------      --------
Total cost of products sold(4)........        4,311.6                886.3               --       5,197.9
                                             --------             --------         --------      --------
Gross margin..........................          321.1                260.8               --         581.9
Selling, general and administrative
  expenses............................          178.2                190.4               --         368.6
Merger-related costs -- prior
  mergers(5)..........................           34.4                   --               --          34.4
Other (income) expense................            6.3                 18.0               --          24.3
                                             --------             --------         --------      --------
Earnings before income taxes..........          102.2                 52.4               --         154.6
Provision for income taxes............           44.4                 19.4               --          63.8
                                             --------             --------         --------      --------
Net Earnings -- excluding estimated
  Merger expenses(3)(5)...............       $   57.8             $   33.0         $     --      $   90.8
                                             ========             ========         ========      ========
Earnings per Common Share, excluding
  estimated Merger expenses (3)(5)(6):
  Basic...............................       $   0.29                                            $   0.34
  Diluted.............................       $   0.28                                            $   0.33
Weighted average number of Common
  Shares outstanding(6):
  Basic...............................          200.5                                               270.6
  Diluted.............................          204.0                                               277.8

See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                           FINANCIAL INFORMATION

                                          THREE MONTHS        THREE MONTHS
                                             ENDED               ENDED
                                       SEPTEMBER 30, 1997    MARCH 31, 1997
                                       ------------------    --------------     PRO FORMA     PRO FORMA
                                            CARDINAL           ALLEGIANCE      ADJUSTMENTS    RESULTS(1)
                                       ------------------    --------------    -----------    ----------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue:
  Operating revenue..................      $ 3,022.4            $1,055.9         $    --      $ 4,078.3
  Bulk deliveries to customer
     warehouses......................          681.2                  --              --          681.2
                                           ---------            --------         -------      ---------
Total revenue(4).....................        3,703.6             1,055.9              --        4,759.5
Cost of products sold:
  Operating cost of products sold....        2,744.8               836.1              --        3,580.9
  Cost of products sold -- bulk
     deliveries......................          681.2                  --              --          681.2
                                           ---------            --------         -------      ---------
Total cost of products sold(4).......        3,426.0               836.1              --        4,262.1
                                           ---------            --------         -------      ---------
Gross margin.........................          277.6               219.8              --          497.4
Selling, general and administrative
  expenses...........................          160.3               168.3              --          328.6
Merger-related costs -- prior
  mergers(5).........................            2.2                  --              --            2.2
Other (income) expense...............            4.7                19.1              --           23.8
                                           ---------            --------         -------      ---------
Earnings before income taxes.........          110.4                32.4              --          142.8
Provision for income taxes...........           41.1                11.4              --           52.5
                                           ---------            --------         -------      ---------
Net Earnings -- excluding estimated
  Merger expenses(3)(5)..............      $    69.3            $   21.0         $    --      $    90.3
                                           =========            ========         =======      =========
Earnings per Common Share, excluding
  estimated Merger expenses(3)(5)(6):
  Basic..............................      $    0.35                                          $    0.34
  Diluted............................      $    0.34                                          $    0.33
Weighted average number of Common
  Shares outstanding(6):
  Basic..............................          198.6                                              267.5
  Diluted............................          202.2                                              272.4

 See accompanying notes to the unaudited pro forma condensed combined financial information.

FINANCIAL INFORMATION

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                                  (UNAUDITED)

(1) CARDINAL AND ALLEGIANCE HISTORICAL FISCAL YEARS

     Cardinal's historical fiscal year ends on June 30 and Allegiance's historical fiscal year ends on December 31. For purposes of combining Allegiance's historical financial information with Cardinal's financial information in the pro forma condensed combined statements of earnings herein, the financial information of Cardinal for the fiscal years ended June 30, 1998, 1997 and 1996 has been combined with Allegiance's financial information for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. Cardinal's financial information for the three months ended September 30, 1998 and 1997 has been combined with Allegiance's financial information for the three months ended September 30, 1998 and March 31, 1997, respectively.

     The financial results of Allegiance for the six months ended June 30, 1998 are excluded in the pro forma data. Allegiance's net revenues and net earnings for the six months ended June 30, 1998 were approximately $2.2 billion and $59.0 million, respectively.

     In addition, certain amounts in the historical financial statements of Allegiance have been reclassified for the pro forma presentation.

(2) DIVESTITURES

     The unaudited pro forma condensed combined statement of earnings includes certain businesses that were divested by Allegiance in 1995 and 1994 as discussed in Note 1 of "Notes to Consolidated Financial Statements" to the 1997 Allegiance Form 10-K. If the distribution of shares of Allegiance Common Stock in connection with the spinoff of Allegiance from Baxter and significant divestitures discussed in Notes 1 and 3 of "Notes to Consolidated Financial Statements" to the 1997 Allegiance Form 10-K had occurred as of January 1, 1995, Total revenue, Net earnings (loss), and Diluted Net Earnings (loss) per Common Share would have been $18.4 billion, $(305.8) million, and $(1.14), respectively for the fiscal year ended June 30, 1997. For fiscal year 1996, pro forma Total revenue, Net earnings (loss) and Diluted Net Earnings per Common Share would have been $16.7 billion, $220.4 million, and $0.84, respectively.

(3) MERGER-RELATED EXPENSES

     In connection with the Merger, the companies expect to incur investment banking, legal, accounting and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Merger. The merger-related expenses will be charged to expense in the period in which the Merger is consummated, or in subsequent periods when incurred. Since the Merger has not yet been consummated and transition plans are currently being developed, the merger-related costs cannot be estimated at this time.

     The accounting policies of Cardinal and Allegiance are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods as required by the pooling-of-interests accounting method.

(4) TRANSACTION BETWEEN CARDINAL AND ALLEGIANCE

     Cardinal purchased medical products from Allegiance during the period covered by the pro forma financial statements. At September 30, 1998, Cardinal's unsold inventory related to purchases from Allegiance was not significant. The amounts arising from these transactions are not material and, accordingly, the unaudited pro forma condensed combined statements of earnings do not include adjustments for these items.

                                                           FINANCIAL INFORMATION

(5) EFFECT OF MERGER-RELATED COSTS AND OTHER SPECIAL CHARGES

     Amounts include the effect of merger-related costs and other special charges recorded by Cardinal in the fiscal years ended June 30, 1998, 1997 and 1996 and the three months ended September 30, 1998 and 1997, and by Allegiance in the fiscal year ended December 31, 1996. During the fiscal year ended June 30, 1998, Cardinal recorded $49.1 million ($30.6 million, net of tax) related to various mergers, $2.3 million related to transaction costs incurred in connection with the merger transaction with MediQual Systems, Inc., $33.4 million related to transaction costs and the termination fee incurred in connection with the proposed merger with Bergen that was terminated in August 1998, $3.8 million related to asset impairments and the remaining $9.6 million related to integrating the operations of companies that previously merged with Cardinal. In addition, during fiscal 1998, Cardinal recorded a special charge of approximately $8.6 million ($5.2 million, net of tax) related to the rationalization of its distribution operations. Lastly, as a result of a change in tax status of a 51% owned subsidiary in Germany, Cardinal's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of $4.6 million, as well as a reduction in cash taxes to be paid in current and future years. Combined, these factors resulted in a one-time reduction of fiscal 1998 income tax expense of approximately $11.7 million. The effect of the special charges on the 1998 unaudited pro forma combined results was to reduce pro forma Net Earnings by $24.1 million to $409.1 million and to reduce pro forma Diluted earnings per Cardinal Common Share by $0.09 per share to $1.48 per share.

     During the fiscal year ended June 30, 1997, Cardinal recorded merger-related charges associated with prior mergers totaling $50.9 million ($36.6 million, net of tax). Allegiance, during fiscal year ended December 31, 1996, recorded non-recurring charges of $550.0 million ($550.0, net of tax) for the write-down of goodwill and $95.5 million ($62.8 million, net of tax) primarily for facility consolidations and other asset write-downs. The effect of the special charges on the 1997 unaudited pro forma combined results was to reduce pro forma Net Earnings by $649.4 million to $(233.8) million and to reduce pro forma Diluted Earnings per Cardinal Common Share by $2.42 per share to $(.87) per share.

     During the fiscal year ended June 30, 1996, Cardinal recorded charges to reflect the estimated MSI and Pyxis merger-related costs of approximately $49.2 million ($36.9 million, net of tax). Cardinal also recorded a charge of approximately $33.8 million ($23.1 million, net of tax) related to restructuring and facility consolidation charges. The effect of the special charges on the 1996 unaudited pro forma combined results was to reduce pro forma net Earnings by $60.0 million to $429.1 million and to reduce pro forma Diluted Earnings per Cardinal Common Share by $0.23 per share to $1.63 per share.

     During the three months ended September 30, 1998, Cardinal recorded merger-related costs of approximately $34.4 million ($27.8 million, net of tax) related to various mergers. $34.8 million related to transaction costs incurred in connection with the business combination with Scherer, and $1.8 million related to additional integration costs related to integrating the operations of companies which previously merged with Cardinal. Partially offsetting the charge recorded during the three months ending September 30, 1998 was a $2.2 million credit to adjust the estimated Bergen transaction and termination costs previously recorded. The effect of merger-related charges recorded during the three months ended September 30, 1998 was to reduce pro forma Net Earnings by $27.8 million to $90.8 million and to reduce pro forma Diluted Earnings per Common Share by $0.10 per share to $0.33 per share.

     During the three months ended September 30, 1997, Cardinal recorded merger-related charges associated with prior mergers totaling $2.2 million ($1.3 million, net of tax). The effect of the merger-related costs on the three months ended September 30, 1997 unaudited pro forma combined results was to reduce pro forma Net Earnings by $1.3 million to $90.3 million and to reduce pro forma Diluted Earnings per Cardinal Common Share by $0.01 per share to $0.33 per share.

(6) EARNINGS PER SHARE

     The pro forma Net Earnings per Common Share reflect: (a) the weighted average number of Cardinal Common Shares that would have been outstanding had the Merger occurred at the beginning of the periods

FINANCIAL INFORMATION
presented based upon the Exchange Ratio of 0.6225 of a Cardinal Common Share to be issued for each share of Allegiance Common Stock outstanding (excluding Allegiance Common Stock held in treasury, which will be canceled or retired), and (b) the dilutive impact of stock options and warrants using the treasury stock method. All Allegiance Options are assumed to be converted into Cardinal Exchange Options at the Exchange Ratio of 0.6225 Cardinal Common Shares for each share of Allegiance Common Stock before application of the treasury stock method.

                                                           FINANCIAL INFORMATION

                         PAGE INTENTIONALLY LEFT BLANK

FINANCIAL INFORMATION

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, Allegiance Stockholders will receive Cardinal Common Shares in exchange for their shares of Allegiance Common Stock. The following is a summary of certain material differences between the rights of holders of Allegiance Common Stock and the rights of holders of Cardinal Common Shares. These differences arise in part from the differences between the Delaware Law and the Ohio Law. Additional differences arise from the governing instruments of the two companies (in the case of Allegiance, the Allegiance Certificate, the Allegiance Bylaws, and, in the case of Cardinal, the Cardinal Articles and the Cardinal Regulations. Although it is impractical to compare all of the aspects in which the Delaware Law and the Ohio Law and Allegiance's and Cardinal's governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences between them.

PUBLIC MARKETS FOR THE SHARES

     Cardinal Common Shares are quoted on the NYSE, and shares of Allegiance Common Stock are quoted on the NYSE and the Chicago Stock Exchange, Inc. After the Merger, Cardinal Common Shares, including those issued in connection with the Merger, will be quoted on the NYSE.

AMENDMENT OF CHARTER DOCUMENTS

     Unless a certificate of incorporation otherwise provides, the Delaware Law requires approval by holders of a majority of the voting power of a corporation in order to amend a corporation's certificate of incorporation. The Allegiance Certificate does not so provide. To amend an Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of such class, unless otherwise specified in such corporation's articles of incorporation. The Cardinal Articles specify that the holders of a majority of the voting power of Cardinal, or, when appropriate, any class of shareholders, may amend the Cardinal Articles.

AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

     The Delaware Law provides that holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of the corporation. The Allegiance Certificate grants the directors of Allegiance such power.

     The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal a corporation's code of regulations. The Cardinal Regulations require that such amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on such matter, except that the affirmative vote of the holders of not less than 75% of the shares having voting power is required to amend, change, adopt any provision inconsistent with, or repeal provisions of the Cardinal Regulations regarding the number and classification of directors, the term of office of directors, the removal of directors or amendments to the Cardinal Regulations.

REMOVAL OF DIRECTORS

     The Delaware Law provides that directors may be removed from office with or without cause, by the holders of a majority of the voting power of all outstanding voting stock of a corporation, unless the corporation has a classified board or its governing documents provide otherwise. The Allegiance Certificate provides that a director may be removed only for cause and only by the affirmative vote of a majority of the then-outstanding shares entitled to vote for the election of such director.

     The Ohio Law provides that directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of a corporation, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against such director's removal that, if cumulatively voted at an election of all the

                                                COMPARISON OF SHAREHOLDER RIGHTS
directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director unless the corporation's governing documents provide otherwise. The Cardinal Regulations provide that removal of a director requires the affirmative votes of holders of at least 75% of such voting power. In addition, the Cardinal Regulations provide that any director may be removed by the Cardinal Board for certain causes specified in Section 1701.58(B) of the Ohio Law (if a director is found by order of court to be of unsound mind, if such director is adjudicated a bankrupt or if such director fails to meet any qualifications for office).

VACANCIES ON THE BOARD

     The Delaware Law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise. The Allegiance Certificate does not otherwise provide.

     The Ohio Law provides that vacancies on a corporation's board of directors may be filled by a majority of the remaining directors of the corporation unless the governing documents of the corporation provide otherwise. The Cardinal Regulations provide that vacancies on the Cardinal Board may be filled by the Cardinal Board until Cardinal Shareholders hold a meeting to fill such vacancy. In addition, Cardinal Shareholders may elect a director to fill a vacancy (including any vacancy that previously has been filled by the directors) at any meeting of Cardinal Shareholders called for that purpose.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     The Delaware Law permits special meetings of stockholders to be called by a board of directors and such other persons, including stockholders, as a certificate of incorporation or bylaws may provide. The Delaware Law does not require that stockholders be given the right to call special meetings. The Allegiance Bylaws provide that special meetings may be called by the Chairman of the Allegiance Board and Chief Executive Officer or Secretary of Allegiance upon a request in writing signed by a majority of the directors or by resolution of the directors of Allegiance, and shall be called by the Chairman of the Allegiance Board and Chief Executive Officer or Secretary if directed by the Allegiance Board or requested in writing by the holders of not less than 25% of Allegiance Common Stock.

     The Ohio Law provides that holders of at least 25% of the outstanding shares of a corporation, unless the corporation's code of regulations specifies another percentage, which may in no case be greater than 50%, the directors by action at a meeting or a majority of the directors acting without a meeting, the Chairman of the Board, the President or, in case of the President's death or disability, the Vice President authorized to exercise the authority of the President have the authority to call special meetings of shareholders. The Cardinal Regulations expressly provide that special meetings of Cardinal Shareholders may be called by the Chairman of the Board, the President, a majority of directors acting with or without a meeting or the holders of at least 25% of the outstanding Cardinal Common Shares.

SHAREHOLDER ACTION WITHOUT A MEETING

     The Delaware Law provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing, unless otherwise provided by a corporation's certificate of incorporation. The Allegiance Certificate specifically denies to Allegiance Stockholders the power to consent in writing without a meeting to the taking of any action.

     The Ohio Law and the Cardinal Regulations provide that any action that may be taken by shareholders of a corporation at a meeting of shareholders may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote at such meeting.

COMPARISON OF SHAREHOLDER RIGHTS

CLASS VOTING

     The Delaware Law requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

     The Ohio Law provides that holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

CUMULATIVE VOTING

     The Delaware Law provides that stockholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation. The Allegiance Certificate does not grant such right. The Ohio Law provides that each shareholder of a corporation has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied unless the articles of incorporation of a corporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State. The Cardinal Articles have not been amended to eliminate the rights of Cardinal Shareholders to vote cumulatively in the election of directors.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     Section 203 of the Delaware Law provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following (1) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law, or (2) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by
Section 203 of the Delaware Law, with such amendment to be effective 12 months thereafter. Neither the Allegiance Certificate nor the Allegiance Bylaws contain a provision electing not to be governed by Section 203 of the Delaware Law.

     Like Section 203 of the Delaware Law, Chapter 1704 of the Ohio Law prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the Delaware Law. However, in contrast to Section 203 of the Delaware Law, under Chapter 1704 of the Ohio Law, an "interested shareholder" includes a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances, including, but not limited to, the following (1) if directors of a corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation was prior to the date the interested shareholder became an interested shareholder, and (2) if a corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 of the Ohio Law shall not be applicable to the corporation. No such amendment has been adopted by Cardinal.

                                                COMPARISON OF SHAREHOLDER RIGHTS

     Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable a person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more. The Cardinal Articles expressly provide that the provisions of
Section 1701.831 of the Ohio Law shall not apply.

MERGERS, ACQUISITIONS, SHARE PURCHASES AND CERTAIN OTHER TRANSACTIONS

     The Delaware Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called "parent-subsidiary" mergers) by a majority of the voting power of the corporation, unless the corporation's certificate of incorporation specifies a different percentage. The Allegiance Certificate does not provide for a different percentage. The Delaware Law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for business combinations subject to Section 203 of the Delaware Law.

     The Ohio Law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called "parent-subsidiary" mergers), by two-thirds of the voting power of a corporation, unless the articles of incorporation specify a different proportion (not less than a majority). The Cardinal Articles provide that the vote of a majority of the voting power of Cardinal is required to approve such actions.

     Section 1701.59 of the Ohio Law permits a director of a corporation, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following (1) the interests of the corporation's employees, suppliers, creditors, and customers, (2) the economy of the state and nation, (3) community and societal considerations, and (4) the long-term as well as short-term interests of the corporation and the corporation's shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. The Delaware Law contains no comparable provision.

     The Allegiance Bylaws require approval by a majority of the voting power of Allegiance for the purchase of Allegiance Common Stock by Allegiance at a price that Allegiance knows to be above market price.

     Neither the Cardinal Regulations nor Ohio Law contain a comparable requirement.

RIGHTS OF DISSENTING SHAREHOLDERS

     The Delaware Law provides that appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless a corporation's certificate of incorporation otherwise provides, the Delaware Law does not provide for appraisal rights (1) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (2) if the corporation is the surviving Corporation and no vote of its stockholders is required for the merger. The Allegiance Certificate does not provide otherwise. See "The Special Meetings -- Appraisal Rights." The Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to a corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide.

COMPARISON OF SHAREHOLDER RIGHTS

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to a corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or "majority share acquisition" in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction.

     The Delaware Law provides, among other procedural requirements, that a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights.

     The Ohio Law provides that a shareholder's written demand must be delivered to a corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

DIVIDENDS

     Both the Delaware Law and the Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The Delaware Law provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

     The Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

PREEMPTIVE RIGHTS OF SHAREHOLDERS

     The Delaware Law provides that no stockholder shall have any preemptive rights to purchase additional securities of a corporation unless the corporation's certificate of incorporation expressly grants such rights. The Allegiance Certificate does not provide for preemptive rights.

     The Ohio Law provides that, subject to certain limitations and conditions contained in the Ohio Law and unless a corporation's articles of incorporation provide otherwise, a corporation's shareholders shall have preemptive rights to purchase additional securities of the corporation. The Cardinal Articles expressly eliminate any preemptive rights.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The Delaware Law allows a corporation to include in its certificate of incorporation, and the Allegiance Certificate contains, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director, except liability (1) for any breach of the director's duty of loyalty to Allegiance or Allegiance Stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (4) for any transaction from which the director derived an improper personal benefit.

     The Ohio Law provides no comparable provision limiting the liability of officers, employees or agents of a corporation and the Cardinal Articles contain no such provision. However, under the Ohio Law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that such director's action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     Delaware Law permits a Delaware corporation to indemnify directors, officers, employees and agents under certain circumstances, and mandates indemnification under certain circumstances. The Delaware Law

                                                COMPARISON OF SHAREHOLDER RIGHTS
permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as for expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Allegiance Bylaws, however, do not contain indemnification provisions. The Delaware Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

     The Ohio Law provides that a corporation may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, or code of regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

     The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director's act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Cardinal Regulations provide for indemnification by Cardinal to the fullest extent expressly permitted by the Ohio Law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Cardinal or of any other corporation for which such person was serving as a director, officer, employee, or agent at the request of Cardinal. See also "The Merger -- Interests of Certain Persons in the Merger."

RIGHTS AGREEMENT

     On September 16, 1996, the Allegiance Board declared a dividend distribution of one right (a "RIGHT") for each outstanding share of Allegiance Common Stock to stockholders of record at the close of business on September 30, 1996. Each Right entitles the registered holders to purchase from Allegiance a unit consisting of one one-hundredth of a share (a "UNIT") of Series A Junior Participating Preferred Stock, par value $.01 per share ("ALLEGIANCE PREFERRED STOCK"), at a purchase price of $65 per Unit ("ALLEGIANCE PREFERRED STOCK PURCHASE PRICE"), subject to adjustment.

     At present, Rights are represented by Allegiance Common Stock certificates representing outstanding shares, and no separate Rights certificates have been distributed. Rights will separate from the Common Stock and the "DISTRIBUTION DATE" will occur upon the earlier of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "ACQUIRING PERSON") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of Allegiance Common Stock (the "STOCK ACQUISITION DATE"), or (2) ten business days (or such later date as may be determined by action

COMPARISON OF SHAREHOLDER RIGHTS
of the Allegiance Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of outstanding shares of Allegiance Common Stock. Until the Distribution Date, (1) Rights will be evidenced by Allegiance Common Stock certificates, (2) new Allegiance Common Stock certificates issued on or after September 30, 1996 will contain a notation incorporating the Rights Agreement by reference and (3) the surrender for transfer of any certificates for Allegiance Common Stock outstanding will also constitute the transfer of the Rights associated with Allegiance Common Stock represented by such Allegiance Common Stock certificate. Pursuant to the Rights Agreement, Allegiance reserves the right to require, prior to the occurrence of a Triggering Event, that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Allegiance Preferred Stock will be issued.

     Rights are not exercisable until the Distribution Date and will expire at the close of business on September 30, 2006 unless redeemed earlier by Allegiance as described below.

     As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of Allegiance Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent Rights. Except as otherwise provided in the Rights Agreement, only shares of Allegiance Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that, at any time following the Stock Acquisition Date, any person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Allegiance Common Stock having a value equal to two times the exercise price of such Right. If an insufficient number of shares of Allegiance Common Stock is authorized for issuance, then the Allegiance Board would be required to substitute cash, property or other securities of Allegiance for Allegiance Common Stock. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth in this paragraph until such time as the Rights are no longer redeemable by Allegiance as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (1) Allegiance is acquired in a merger or other business combination transaction in which Allegiance is not the surviving corporation, or (2) 50% or more of Allegiance's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been void as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of such Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "TRIGGERING EVENTS". In addition, Rights may be exchanged, in whole or in part, for shares of Allegiance Common Stock, or shares of Allegiance Preferred Stock having essentially the same value or economic rights as such shares.

     The purchase price payable and the number of Units of Allegiance Preferred Stock or other securities or property issuable, upon exercise of Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Allegiance Preferred Stock, (2) if holders of Allegiance Preferred Stock are granted certain rights or warrants to subscribe for Allegiance Preferred Stock or convertible securities at less than the current market price of Allegiance Preferred Stock, or (3) upon the distribution to holders of the Allegiance Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of Allegiance Preferred Stock on the last trading date prior to the date of exercise.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Allegiance Common Stock, the Allegiance Board may exchange Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one share of Allegiance Common Stock, or one one-hundredth of a

                                                COMPARISON OF SHAREHOLDER RIGHTS
share of Allegiance Preferred Stock (or of a share of a class or series of Allegiance's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     In general, Allegiance may redeem Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Allegiance Common Stock or other consideration deemed appropriate by the Allegiance Board) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of the Allegiance Board authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as an Allegiance Stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of Rights will not result in the recognition of taxable income by Allegiance Stockholders or Allegiance, Allegiance Stockholders may, depending on the circumstances, recognize taxable income in the event that Rights become exercisable for Allegiance Common Stock (or other consideration of Allegiance) or for common stock of the acquiring company as set forth above.

     The terms of Rights may be amended by the Allegiance Board without the consent of the holders of Rights, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding shares of Allegiance Common Stock then known to Allegiance to be beneficially owned by any person or group or affiliated or associated persons and (2) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of Rights.

     In connection with the execution of the Merger Agreement, Allegiance and Rights Agent executed the Rights Agreement Amendment amending the Rights Agreement so as to provide that neither Cardinal nor Merger Sub will become an Acquiring Person and that no Stock Acquisition Date, Distribution Date, or Triggering Event will occur as a result of the consummation of the Merger or any other transaction contemplated by the Merger Agreement. See "The
Merger -- Allegiance Rights Plan Amendment."

     The Rights are designed to protect Allegiance Stockholders in the event of unsolicited offers or attempts to acquire Allegiance, including offers that do not treat all Allegiance Stockholders equally, acquisitions in the open market of shares constituting control without offering fair value to all Allegiance Stockholders, and other coercive or unfair takeover tactics that could impair the Allegiance Board's ability to represent Allegiance Stockholders' interests fully.

     Cardinal has not adopted a rights plan and has not declared a stock purchase right dividend with respect to Cardinal Common Shares.

COMPARISON OF SHAREHOLDER RIGHTS

                     DESCRIPTION OF CARDINAL CAPITAL STOCK

     As of December 11, 1998, Cardinal's authorized capital stock consisted of:
(1) 500,000,000 Cardinal Common Shares of which (a) 201,040,420 shares were issued and outstanding, (b) 299,289 shares were issued and held in treasury, and
(c) 13,114,970 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal,
(2) 5,000,000 Class B common shares, without par value ("CARDINAL CLASS B COMMON SHARES"), none of which were issued and outstanding or reserved for issuance, and (3) 500,000 nonvoting preferred shares, without par value ("PREFERRED SHARES"), none of which were issued and outstanding or reserved for issuance.

     From time to time, Cardinal may issue additional authorized but unissued Cardinal Common Shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions, and other general corporate purposes. Such Cardinal Common Shares will be available for issuance without action by Cardinal Shareholders, unless such action is required by applicable law (see "Comparison of Shareholder Rights -- Mergers, Acquisitions, Share Purchases and Certain Other Transactions") or the rules of the NYSE or any other stock exchange on which Cardinal Common Shares may be listed in the future.

     Cardinal Shareholders do not have preemptive rights and have no rights to convert their Cardinal Common Shares into any other security other than into Cardinal Class B Common Shares in certain limited circumstances. All Cardinal Common Shares are entitled to participate equally and ratably in dividends on Cardinal Common Shares as may be declared by the Cardinal Board. In the event of the liquidation of Cardinal, holders of Cardinal Common Shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Holders of Cardinal Common Shares are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote. Holders of Cardinal Class B Common Shares, none of which is issued and outstanding, are entitled to one-fifth of one vote per share upon all matters on which Cardinal Class B Common shareholders are entitled to vote. Under certain circumstances, holders of Cardinal Class B Common Shares have a separate class vote. Cardinal Shareholders are afforded the right to vote their Cardinal Common Shares cumulatively for the election of nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

     The Cardinal Articles provide that the Cardinal Board is authorized to approve the issuance of Preferred Shares from time to time in one or more series without future authorization of Cardinal Shareholders. The Cardinal Board is authorized to adopt amendments to the Cardinal Articles from time to time fixing or changing the terms and designations of Preferred Shares, including (1) the division of such Preferred Shares into series and the designation and authorized number of Preferred Shares of each series, (2) the dividend rate, (3) the dates of payment of dividends and the dates from which they are cumulative, (4) the liquidation price, (5) the redemption rights and price, (6) sinking fund requirements, (7) conversion rights, and (8) restrictions on the issuance of such Preferred Shares. Holders of Preferred Shares will have no voting rights, except as required by law. Holders of Preferred Shares will have no preemptive rights to subscribe to or for any additional capital shares of Cardinal. Cardinal has no present plans to issue any Preferred Shares.

     The Cardinal Regulations provide that the Cardinal Board shall consist of that number of directors as determined by action of the Cardinal Board, but in no case fewer than nine or more than 16 members, divided into three classes, and require that any proposal to either remove a director during such director's term of office or to further amend the Cardinal Regulations relating to the classification, number or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The Cardinal Board may fill any vacancy on the Cardinal Board with an individual who shall serve until the Cardinal Shareholders hold an election to fill the vacancy. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by Cardinal Shareholders. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of Cardinal Common Shares held) the amount of time required for an acquiror to obtain control of Cardinal by electing a majority of the Cardinal Board and may also make the removal of incumbent

                                           DESCRIPTION OF CARDINAL CAPITAL STOCK
management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

     Pursuant to the Merger Agreement, Cardinal has agreed that, immediately following the Effective Time, the Cardinal Board will take all action necessary to elect as directors of Cardinal Mr. Knight, and two other independent directors who are currently members of the Allegiance Board chosen by the Chairman of Cardinal from three directors of Allegiance proposed by the Allegiance Board prior to the Effective Time. See "The Merger
Agreement -- Covenants."

DESCRIPTION OF CARDINAL CAPITAL STOCK

           OTHER ACTION TO BE TAKEN AT THE ALLEGIANCE SPECIAL MEETING

ALLEGIANCE ADJOURNMENT PROPOSAL

     Allegiance is submitting to Allegiance Stockholders a proposal to authorize the named attorneys-in-fact to vote in favor of the Allegiance Adjournment Proposal at the Allegiance Special Meeting in the event that there are not sufficient votes to approve the Allegiance Merger Proposal at the time of the Allegiance Special Meeting. Even though a quorum may be present at the Allegiance Special Meeting, it is possible that Allegiance may not have received sufficient votes to approve the Allegiance Merger Proposal at the time of the Allegiance Special Meeting. In that event, the Allegiance Merger Proposal could not be approved unless the Allegiance Special Meeting were adjourned in order to permit further solicitation of proxies.

     In order to allow the proxies that have been received by Allegiance at the time of the Allegiance Special Meeting to be voted for such adjournment, if necessary, Allegiance has submitted the question of adjournment under such circumstances, and only under such circumstances, to Allegiance Stockholders for their consideration. A majority of the issued and outstanding shares of Allegiance Common Stock present in person or represented by proxy at the Allegiance Special Meeting and entitled to vote thereon is required in order to approve any such adjournment.

     The Allegiance Board recommends that Allegiance Stockholders vote their proxies in favor of the Allegiance Adjournment Proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of the Allegiance Adjournment Proposal unless otherwise noted thereon. If it is necessary to adjourn the Allegiance Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to Allegiance Stockholders other than an announcement of such time and place at the Allegiance Special Meeting. The Allegiance Adjournment Proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Allegiance Merger Proposal in the event that there are insufficient votes to approve the Allegiance Merger Proposal at the Allegiance Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Allegiance Board retains full authority to postpone the Allegiance Special Meeting prior to such Allegiance Special Meeting being convened without the consent of any stockholder.

     THE ALLEGIANCE BOARD RECOMMENDS THAT ALLEGIANCE STOCKHOLDERS VOTE FOR THE ALLEGIANCE ADJOURNMENT PROPOSAL.

                                                           CERTAIN OTHER MATTERS

            OTHER ACTION TO BE TAKEN AT THE CARDINAL SPECIAL MEETING

CARDINAL ADJOURNMENT PROPOSAL

     Cardinal is submitting to Cardinal Shareholders a proposal to authorize the named attorneys-in-fact to vote in favor of the adjournment of the Cardinal Special Meeting in the event that there are not sufficient votes to approve the Cardinal Merger Proposal at the time of the Cardinal Special Meeting. Even though a quorum may be present at the Cardinal Special Meeting, it is possible that Cardinal may not have received sufficient votes to approve the Cardinal Merger Proposal at the time of the Cardinal Special Meeting. In that event, such proposals could not be approved unless the Cardinal Special Meeting were adjourned in order to permit further solicitation of proxies.

     In order to allow the proxies that have been received by Cardinal at the time of the Cardinal Special Meeting to be voted for the Cardinal Adjournment Proposal, if necessary, Cardinal has submitted the question of adjournment under such circumstances, and only under such circumstances, to Cardinal Shareholders for their consideration. A majority of the Cardinal Common Shares represented and present in person or represented by proxy at the Cardinal Special Meeting is required in order to approve the Cardinal Adjournment Proposal.

     The Cardinal Board recommends that the Cardinal Shareholders vote their proxies in favor of the Cardinal Adjournment Proposal so that their proxies may be used for such purpose should it become necessary. Properly executed proxies will be voted in favor of the Cardinal Adjournment Proposal unless otherwise noted thereon. If it is necessary to adjourn the Cardinal Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to Cardinal Shareholders other than an announcement of such time and place at the Cardinal Special Meeting. The Cardinal Adjournment Proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Cardinal Merger Proposal in the event that there are insufficient votes to approve such proposal at the Cardinal Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Cardinal Board retains full authority to postpone the Cardinal Special Meeting prior to such Cardinal Special Meeting being convened without the consent of any Cardinal Shareholder.

     THE CARDINAL BOARD RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE CARDINAL ADJOURNMENT PROPOSAL.

CERTAIN OTHER MATTERS

                                 LEGAL MATTERS

     The validity of the Cardinal Common Shares to be issued in the Merger will be passed upon for Cardinal by Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal.

     Davis Polk & Wardwell, counsel to Allegiance, has rendered the opinion referred to under "Certain United States Federal Income Tax Consequences."

                                    EXPERTS

     The supplemental consolidated financial statements and the related supplemental financial statement schedule of Cardinal and its consolidated subsidiaries as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998, have been incorporated in this Joint Proxy Statement/Prospectus by reference from Cardinal's Current Report on Form 8-K/A filed September 28, 1998 ("FORM 8-K/A"). Such supplemental consolidated financial statements and schedule of Cardinal and its subsidiaries, except the financial statements of Scherer, for each of the three years in the period ended June 30, 1998, and of Pyxis and Owen, for the year ended June 30, 1996, have been audited by D&T as stated in their report (which report expresses an unqualified opinion that such financial statements are in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination of Cardinal and Scherer) which is incorporated herein by reference from the Form 8-K/A. The financial statements of Scherer for each of the three years in the period ended June 30, 1998 and of Pyxis and Owen for the year ended June 30, 1996 have been audited by Arthur Andersen LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP, respectively, as stated in their reports which are incorporated herein by reference from the Form 8-K/A.

     The consolidated financial statements and the financial statement schedule of Allegiance as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated herein by reference to the Allegiance 1997 Annual Report on Form 10-K, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Such supplemental consolidated financial statements of Cardinal and its consolidated subsidiaries and of Allegiance and its consolidated subsidiaries are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

                                 OTHER MATTERS

     Representatives of D&T are expected to be present at the Cardinal Special Meeting with the opportunity to make statements if they so desire. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Allegiance Special Meeting with the opportunity to make statements if they so desire. In each case, such representatives are also expected to be available to respond to appropriate questions.

     The Allegiance Board knows of no matters to be presented at the Allegiance Special Meeting other than the ones set forth in the Allegiance Notice of Special Meeting of Stockholders. However, if any other matters do come before the Allegiance Special Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

     The Cardinal Board knows of no matters to be presented at the Cardinal Special Meeting other than the ones set forth in the Cardinal Notice of Special Meeting of Stockholders. However, if any other matters do come before the Cardinal Special Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                                           CERTAIN OTHER MATTERS

                             SHAREHOLDER PROPOSALS

     Any Cardinal Shareholder who intends to present a proposal at Cardinal's 1999 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Cardinal at its principal executive offices not later than May 31, 1999. Cardinal will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Commission.

     Any Allegiance Stockholder who intends to present a proposal at Allegiance's 1999 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Allegiance at its principal executive offices not later than January 15, 1999. Allegiance will not be required to include in its proxy statement a form of proxy or stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the Commission. If the Merger is consummated before the date of Allegiance's 1999 Annual Meeting of Stockholders, there will be no such meeting.

     In addition, Allegiance Stockholders may present proposals that are proper subjects for consideration at an annual stockholders meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, an Allegiance Stockholder must comply with the procedures specified in the Allegiance Bylaws. The Allegiance Bylaws require that all Allegiance Stockholders who intend to make proposals at an annual Allegiance Stockholders' meeting submit their proposals to Allegiance during the period 60 to 90 days before the anniversary date of the previous year's annual meeting, provided, however, that, in the event that the annual meeting of Allegiance Stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting of Allegiance Stockholders was made, whichever comes first. Since it is anticipated that the date of mailing will be May 17, 1999, to be eligible for consideration at Allegiance's 1999 Annual Meeting of Stockholders, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by Allegiance by May 27, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cardinal has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to Allegiance Stockholders of the Cardinal Common Shares to be issued in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Cardinal and Allegiance. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Joint Proxy Statement/Prospectus.

     In addition, Cardinal and Allegiance file reports, proxy statements and other information with the Commission under the Exchange Act. Please call the Commission at l-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the
Commission:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
    Washington, D.C. 20539         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Cardinal and Allegiance, who file electronically with the Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Cardinal and Allegiance at the offices of the NYSE, 20 Broad Street, New York, New

CERTAIN OTHER MATTERS

York 10005. With respect to Allegiance only, you can inspect reports, proxy statements and other information at the Chicago Stock Exchange, Inc., 444 South LaSalle Street, Chicago, Illinois 60605.

     The Commission allows Cardinal and Allegiance to "incorporate by reference" information into this Joint Proxy Statement/Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Joint Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this document.

     This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below that Cardinal and Allegiance have previously filed with the Commission. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

 CARDINAL COMMISSION FILINGS (FILE NO. 0-12591)              DESCRIPTION OR PERIOD/AS OF DATE
 ----------------------------------------------              --------------------------------
Annual Report on Form 10-K (excluding Items 7     Year ended June 30, 1998
and 8)

Quarterly Reports on Form 10-Q                    September 30, 1998

Current Reports on Form 8-K                       September 28, 1998; October 13, 1998; November 24, 1998
(and amendments thereto)

Proxy Statement                                   The information contained in Cardinal's Proxy Statement
                                                  for its 1998 annual meeting of shareholders held
                                                  November 23, 1998 that has been incorporated by
                                                  reference in its Form 10-K for the year ended June 30,
                                                  1998.

Registration Statement on Form 8-A, dated August  Description of Cardinal Common Shares contained therein
19, 1994                                          and any amendment or report filed for the purpose of
                                                  updating such description.

ALLEGIANCE COMMISSION FILINGS (FILE NO. 1-11885)                     PERIOD/AS OF DATE
------------------------------------------------                     -----------------
Annual Report on Form 10-K                        Year ended December 31, 1997

Quarterly Reports on Form 10-Q                    March 31, 1998; June 30, 1998; September 30, 1998

Current Report on Form 8-K                        October 13, 1998

Proxy Statement                                   For Allegiance's annual meeting of stockholders held
                                                  May 7, 1998

Information Statement on Form 10 dated June 28,   Description of Rights under the Allegiance Rights
1996, as amended August 22, 1996, September 6,    Agreement
1996, September 9, 1996, September 20, 1996, and
October 1, 1996, and as amended by the
Registration Statement on Form 8-A/A dated
October 13,1998

Registration Statement on Form 8-A12B/A, dated    Description of Allegiance Common Stock contained
October 13, 1998                                  therein and any amendment or report filed for the
                                                  purpose of updating such description

     Cardinal and Allegiance incorporate by reference additional documents that either company may file with the Commission between the date of this Joint Proxy Statement/Prospectus and the dates of the Cardinal Special Meeting and the Allegiance Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through Cardinal or Allegiance as the case may be, or from the Commission through the Commission's worldwide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this Joint Proxy Statement/Prospectus. You can obtain documents incorporated by reference as an exhibit

                                                           CERTAIN OTHER MATTERS
in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

          FOR CARDINAL SHAREHOLDERS:                    FOR ALLEGIANCE STOCKHOLDERS:
            Cardinal Health, Inc.                          Allegiance Corporation
              5555 Glendon Court                             1430 Waukegan Road
              Dublin, Ohio 43016                         McGaw Park, Illinois 60085
          Telephone: (614) 717-5000                      Telephone: (847) 578-4405
   Attention: Director - Investor Relations    Attention: Vice President - Investor Relations

     If you would like to request documents, please do so by January 13, 1999 to receive them before the Special Meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     Shareholders who require assistance in changing or revoking a proxy should contact the solicitation agents Cardinal and Allegiance have hired in connection with the Special Meetings:

          FOR CARDINAL SHAREHOLDERS:                    FOR ALLEGIANCE STOCKHOLDERS:
              Morrow & Co., Inc.                           Georgeson & Co., Inc.
               445 Park Avenue                               Wall Street Plaza
           New York, New York 10022                       New York, New York 10005
          Telephone: (800) 566-9061                      Telephone: (800) 223-2064

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE COMMISSION. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

     WITH RESPECT TO THE INFORMATION CONTAINED IN THIS DOCUMENT, CARDINAL HAS SUPPLIED THE INFORMATION CONCERNING CARDINAL AND BOXES MERGER SUB, AND ALLEGIANCE HAS SUPPLIED THE INFORMATION CONCERNING ALLEGIANCE.

CERTAIN OTHER MATTERS

                             INDEX OF DEFINED TERMS

                                     PAGE NO.
                                     --------
Acquiring Person...................       92
Acquisition Agreement..............       57
Adjusted Market Value..............       35
affiliates.........................       44
Affiliate Letters..................       43
Allegiance.........................       22
Allegiance Adjournment Proposal....       22
Allegiance Board...................       22
Allegiance Board Recommendation....       56
Allegiance Bylaws..................       24
Allegiance Certificate.............       43
Allegiance Common Stock............       22
Allegiance Management Case.........       34
Allegiance Merger Proposal.........       22
Allegiance Option..................       42
Allegiance Preferred Stock.........       92
Allegiance Preferred Stock Purchase
  Price............................       92
Allegiance Public Comparables......       35
Allegiance Record Date.............       23
Allegiance Special Meeting.........       22
Allegiance Stock Plans.............       42
Allegiance Stockholders............       22
AmeriSource........................       35
Antitrust Division.................       43
Base Salary........................       40
Baxter.............................       27
Bergen.............................       35
Business Combination...............       62
Cardinal...........................       22
Cardinal Adjournment Proposal......       23
Cardinal Articles..................       25
Cardinal Board.....................       22
Cardinal Class B Common Shares.....       95
Cardinal Common Share..............       22
Cardinal Demand....................       65
Cardinal Exchange Option...........       42
Cardinal Merger Proposal...........       22
Cardinal Record Date...............       23
Cardinal Regulations...............       53
Cardinal Repurchase Period.........       47
Cardinal Right.....................       59
Cardinal Shareholders..............       22
Cardinal Special Meeting...........       22
cause..............................       40
Certificates.......................       49

                                     PAGE NO.
                                     --------
Change in Control..................       40
Change in Control Agreement........       40
Change in Control Plan.............       40
Closing Date.......................       43
Code...............................       34
Commission.........................       43
Common Pleas Court.................       66
Competing Deal.....................       47
Competing Transaction..............       55
Conservative Case..................       34
Continuing Allegiance Employees....       60
Controlled Affiliates..............       47
Costs..............................       62
Credit Suisse First Boston.........       27
Credit Suisse First Boston
  Opinion..........................       32
D&T................................       43
Damico Amendment...................       42
Damico Support/Voing Agreement.....       47
Delaware Law.......................       26
Determination Date.................       51
Dissenting Cardinal Shareholder....       65
Dissenting Cardinal Shares.........       65
Distribution Date..................       92
EBIT...............................       35
EBITDA.............................       34
Effective Time.....................       22
EPS................................       35
Equity Market Value................       35
ESPP...............................       59
ESPP Right.........................       59
Exchange Act.......................       44
Exchange Ratio.....................       22
Facility Agreement.................       61
fair cash value....................       66
First Call.........................       34
First National.....................       61
Form 8K/A..........................       99
FTC................................       43
good reason........................   40, 41
Henry Schein.......................       35
HSR Act............................       43
IBES...............................       34
Knight Amendment...................       41
Knight Support/Voting Agreement....       47
LTM................................       37
Market/Tender Offer Price..........       47

                                                          INDEX OF DEFINED TERMS

                                     PAGE NO.
                                     --------
Material Adverse Effect............       51
McKesson...........................       35
Merger.............................       22
Merger Agreement...................       22
Merger Sub.........................       22
Minimum Transition Period..........       41
Morgan Stanley.....................       29
Non-Competition Provision..........       41
Non-Solicitation Provision.........       41
NYSE...............................       23
Ohio Law...........................       26
Option.............................       45
Owen...............................       72
P/E................................       35
Per Share Repurchase Price.........       47
Preferred Shares...................       95
Purchase Event.....................       45
Purchase Price.....................       45
Pyxis..............................       35
Registration Statement.............       53
Repurchase Price...................       46
Right..............................       92

                                     PAGE NO.
                                     --------
Rights Agent.......................       48
Rights Agreement...................       48
Rights Agreement Amendment.........       48
Scherer............................       35
Securities Act.....................       43
Selected Acquisitions..............       35
Selected Comparable Companies......       37
Shares.............................       47
Special Meetings...................       22
Stock Acquisition Date.............       92
Stockholder........................       47
Stock Option Agreement.............       45
Subject Contract...................       58
subsidiary.........................       51
Superior Proposal..................       56
Support/Voting Agreements..........       47
Surviving Corporation..............       22
Target Annual Bonus................       40
Triggering Events..................       93
Tyco...............................       35
Unit...............................       92

INDEX OF DEFINED TERMS

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             CARDINAL HEALTH, INC.
                                 ("Cardinal"),

                               BOXES MERGER CORP.
                  A WHOLLY OWNED DIRECT SUBSIDIARY OF CARDINAL
                                  ("Subcorp"),
                                      and
                             ALLEGIANCE CORPORATION
                                 ("Allegiance")

                                October 8, 1998

ANNEXES

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
PRELIMINARY STATEMENTS.....................................................    1
AGREEMENT..................................................................    1
ARTICLE I.     THE MERGER..................................................    1
  1.1          The Merger..................................................    1
  1.2          Effective Time..............................................    1
  1.3          Effects of the Merger.......................................    2
  1.4          Certificate of Incorporation and Bylaws.....................    2
  1.5          Directors and Officers of the Surviving Corporation.........    2
  1.6          Additional Actions..........................................    2
ARTICLE II.    CONVERSION OF SECURITIES....................................    2
  2.1          Conversion of Capital Stock.................................    2
  2.2          Exchange Ratio; Fractional Shares; Adjustments..............    3
  2.3          Exchange of Certificates....................................    3
               (a)  Exchange Agent.........................................    3
               (b)  Exchange Procedures....................................    3
               (c)  Distributions with Respect to Unexchanged Shares.......    4
               (d)  No Further Ownership Rights in Allegiance Common
                    Stock..................................................    4
               (e)  Termination of Exchange Fund...........................    4
               (f)  No Liability...........................................    5
               (g)  Investment of Exchange Fund............................    5
               (h)  Withholding Rights.....................................    5
  2.4          Treatment of Stock Options and Employee Stock Purchase
               Plan........................................................    5
ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP......    6
  3.1          Organization and Standing...................................    6
  3.2          Corporate Power and Authority...............................    6
  3.3          Capitalization of Cardinal and Subcorp......................    6
  3.4          Conflicts; Consents and Approval............................    7
  3.5          Brokerage and Finder's Fees.................................    8
  3.6          Accounting Matters; Reorganization..........................    8
  3.7          Cardinal SEC Documents......................................    8
  3.8          Registration Statement; Joint Proxy Statement...............    8
  3.9          Compliance with Law.........................................    8
  3.10         Litigation..................................................    9
  3.11         Board Recommendation; Required Vote.........................    9
  3.12         No Material Adverse Change..................................    9
  3.13         Undisclosed Liabilities.....................................    9
ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE................    9
  4.1          Organization and Standing...................................    9
  4.2          Subsidiaries................................................   10

                                                                         ANNEXES

                                                                             PAGE
                                                                             ----
  4.3          Corporate Power and Authority...............................   10
  4.4          Capitalization of Allegiance................................   10
  4.5          Conflicts; Consents and Approvals...........................   11
  4.6          No Material Adverse Change..................................   12
  4.7          Allegiance SEC Documents....................................   12
  4.8          Taxes.......................................................   12
  4.9          Compliance with Law.........................................   13
  4.10         Intellectual Property.......................................   13
  4.11         Registration Statement; Joint Proxy Statement...............   14
  4.12         Litigation; Products Liability..............................   14
  4.13         Brokerage and Finder's Fees.................................   14
  4.14         Accounting Matters; Reorganization..........................   15
  4.15         Employee Benefit Plans......................................   15
  4.16         Contracts...................................................   17
  4.17         Labor Matters...............................................   17
  4.18         Undisclosed Liabilities.....................................   17
  4.19         Permits; Compliance.........................................   17
  4.20         Environmental Matters.......................................   18
  4.21         Opinion of Financial Advisor................................   19
  4.22         Board Recommendation; Required Vote.........................   19
  4.23         Section 203 of DGCL; Rights Agreement.......................   19
  4.24         Employee Agreements.........................................   19
ARTICLE V.     COVENANTS OF THE PARTIES....................................   19
  5.1          Mutual Covenants............................................   19
               (a)  HSR Act Filings; Reasonable Best Efforts;
                    Notification...........................................   19
               (b)  Pooling-of-Interests...................................   21
               (c)  Tax-Free Treatment.....................................   21
               (d)  Public Announcements...................................   21
  5.2               Covenants of Cardinal..................................   21
               (a)  Cardinal Shareholders Meeting..........................   21
               (b)  Preparation of Registration Statement..................   22
               (c)  Conduct of Cardinal's Operations.......................   22
               (d)  Indemnification; Directors' and Officers' Insurance....   23
               (e)  Merger Sub.............................................   23
               (f)  NYSE Listing...........................................   23
               (g)  Access.................................................   23
               (h)  Board of Directors of Cardinal.........................   23
               (i)  Employees and Employee Benefits........................   23
               (j)  Restrictions on Termination of Employees Benefits......   24
               (k)  SIP....................................................   24

ANNEXES

                                                                             PAGE
                                                                             ----
  5.3          Covenants of Allegiance.....................................   24
               (a)  Allegiance Stockholders Meeting........................   24
               (b)  Information for the Registration Statement and
                    Preparation of Joint Proxy Statement...................   25
               (c)  Conduct of Allegiance's Operations.....................   25
               (d)  No Solicitation........................................   27
               (e)  Termination Right......................................   28
               (f)  Affiliates of Allegiance...............................   28
               (g)  Access.................................................   29
               (h)  Subsequent Financial Statements........................   29
ARTICLE VI.    CONDITIONS..................................................   29
  6.1          Conditions to the Obligations of Each Party.................   29
  6.2          Conditions to Obligations of Allegiance.....................   29
  6.3          Conditions to Obligations of Cardinal and Subcorp...........   30
ARTICLE VII.   TERMINATION AND AMENDMENT...................................   31
  7.1          Termination.................................................   31
  7.2          Effect of Termination.......................................   31
  7.3          Amendment...................................................   32
  7.4          Extension; Waiver...........................................   32
ARTICLE VIII.  MISCELLANEOUS...............................................   32
  8.1          Survival of Representations and Warranties..................   32
  8.2          Notices.....................................................   33
  8.3          Interpretation..............................................   33
  8.4          Counterparts................................................   34
  8.5          Entire Agreement............................................   34
  8.6          Third-Party Beneficiaries...................................   34
  8.7          Governing Law...............................................   34
  8.8          Consent to Jurisdiction; Venue..............................   34
  8.9          Specific Performance........................................   34
  8.10         Assignment..................................................   34
  8.11         Expenses....................................................   35

                                                                         ANNEXES

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of the 8th day of October, 1998, by and among Cardinal Health, Inc., an Ohio corporation ("CARDINAL"), Boxes Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("SUBCORP"), and Allegiance Corporation, a Delaware corporation ("ALLEGIANCE").

                             PRELIMINARY STATEMENTS

     A. Cardinal desires to combine its businesses with the businesses operated by Allegiance through the merger of Subcorp with and into Allegiance, with Allegiance as the surviving corporation (the "MERGER"), pursuant to which each share of Allegiance Common Stock (as defined in Section 4.4(a)) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3(a)) as more fully provided herein.

     B. The Board of Directors of Allegiance has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Allegiance and Allegiance desires to combine its businesses with the businesses operated by Cardinal and for the holders of shares of Allegiance Common Stock ("ALLEGIANCE STOCKHOLDERS") to have a continuing equity interest in the combined Cardinal/Allegiance businesses through the ownership of Cardinal Common Shares.

     C. The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by reason of Section 368(a)(2)(E) of the Code.

     D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     E. The respective Boards of Directors of Cardinal, Subcorp and Allegiance have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Allegiance at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Allegiance shall continue its existence under the laws of the State of Delaware. Allegiance, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective (the "EFFECTIVE TIME") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Cardinal and Allegiance and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "CLOSING") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree as soon as practicable (but in any event within ten business days) following the date upon which all conditions set forth

                                                                         ANNEXES
in Article VI have been satisfied or waived, or at such other date as Cardinal and Allegiance may agree; provided, that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "CLOSING DATE." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof, which shall continue to read "The name of the corporation is "ALLEGIANCE CORPORATION", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case, until amended in accordance with the DGCL.

     1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Allegiance shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, Allegiance shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of Allegiance, such resignations to be effective as of the Effective Time.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Allegiance, or (b) otherwise carry out the provisions of this Agreement, Allegiance and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Allegiance or otherwise to take any and all such action.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Allegiance or their respective shareholders:

     (a) Each share of common stock, $0.01 par value, of Subcorp ("SUBCORP COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     (b) Subject to the other provisions of this Article II, each share of Allegiance Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined in Section 2.2(a)).

     (c) Each share of capital stock of Allegiance held in the treasury of Allegiance shall be cancelled and retired and no payment shall be made in respect thereof.

ANNEXES

     2.2 Exchange Ratio; Fractional Shares; Adjustments.

     (a) The "EXCHANGE RATIO" shall be equal to 0.4150.*

     (b) No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b) and such fractional share interests will not entitle the owner thereof to vote or have any rights of a Cardinal Shareholder (as defined in Section 3.2) or a holder of Cardinal Common Shares.

     (c) In lieu of any such fractional Cardinal Common Shares, the holder of a certificate previously evidencing Allegiance Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Allegiance Common Stock to the Exchange Agent (as defined in Section 2.3(a) pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE COMPOSITE TAPE") on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Allegiance Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

     (d) In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     2.3 Exchange of Certificates.

     (a) Exchange Agent. Promptly following the Effective Time, Cardinal shall deposit with ChaseMellon Stockholder Services, Inc. or such other exchange agent as may be designated by Cardinal (the "EXCHANGE AGENT"), for the benefit of Allegiance Stockholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to Section
2.1 in exchange for outstanding shares of Allegiance Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, the "EXCHANGE FUND").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Allegiance Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Cardinal may reasonably specify) and
(ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any,

---------------

* In light of record date of October 9, 1998 for 3-2 stock split of RED Common Shares, Exchange Ratio will thereafter be adjusted to 0.6225.

                                                                         ANNEXES
and unpaid dividends and distributions, if any, payable to holders of shares of Allegiance Common Stock. In the event of a transfer of ownership of shares of Allegiance Common Stock that is not registered on the transfer records of Allegiance, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Allegiance Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Cardinal, the posting by such person of a bond in such reasonable amount as Cardinal may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Allegiance Common Stock formerly represented thereby, and unpaid dividends and distributions on Cardinal Common Shares, if any, as provided in this Article II.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Ownership Rights in Allegiance Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Allegiance Common Stock represented thereby, and, as of the Effective Time, the stock transfer books of Allegiance shall be closed and there shall be no further registration of transfers on the stock transfer books of Allegiance of shares of Allegiance Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of Allegiance for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached as Exhibit A to this Agreement.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Allegiance Stockholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Cardinal, upon demand thereby, and holders of Certificates previously representing shares of Allegiance Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

ANNEXES

     (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Allegiance Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Allegiance Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4(d))), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

     (h) Withholding Rights. Each of the Surviving Corporation and Cardinal shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Allegiance Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Cardinal, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Allegiance Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Cardinal, as the case may be.

     2.4 Treatment of Stock Options and Employee Stock Purchase Plan.

     (a) Prior to the Effective Time, Cardinal and Allegiance shall take all such actions as may be necessary to cause each unexpired and unexercised outstanding option granted or issued under stock option plans of Allegiance in effect on the date hereof (each, an "ALLEGIANCE OPTION") to be automatically converted at the Effective Time into an option (a "CARDINAL EXCHANGE OPTION") to purchase that number of Cardinal Common Shares equal to the number of shares of Allegiance Common Stock subject to the Allegiance Option immediately prior to the Effective Time (without regard to any actual restrictions on exerciseability) multiplied by the Exchange Ratio (and rounded to the nearest share), with an exercise price per share equal to the exercise price per share that existed under the corresponding Allegiance Option divided by the Exchange Ratio (and rounded to the nearest cent), and with other terms and conditions that are the same as the terms and conditions of such Allegiance Option immediately before the Effective Time; provided that with respect to any Allegiance Option that is an "incentive stock option" within the meaning of
Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code.

     (b) Prior to the Effective Time, Cardinal and Allegiance shall take all such actions as may be necessary to cause all rights outstanding under the Allegiance Employee Stock Purchase Plan (the "ESPP") as of the Effective Time to purchase shares of Allegiance Common Stock (each, an "ESPP RIGHT") to be automatically converted at the Effective Time into a right (a "CARDINAL RIGHT") to purchase that number of Cardinal Common Shares equal to the number of shares of Allegiance Common Stock subject to the ESPP Right immediately prior to the Effective Time (without regard to any actual restrictions on exerciseability) multiplied by the Exchange Ratio (and rounded down to the nearest share), with a Subscription Price (as defined in the ESPP) equal to the Subscription Price that existed under the corresponding ESPP Right divided by the Exchange Ratio (and rounded up to the nearest cent), and with other terms and conditions that are the same as the terms and conditions of such ESPP Right immediately before the Effective Time; provided that the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code.

     (c) In connection with the issuance of Cardinal Exchange Options and Cardinal Rights, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options and Cardinal Rights pursuant to this Section 2.4 and (ii) from and after the Effective

                                                                         ANNEXES

Time, upon exercise of Cardinal Exchange Options and Cardinal Rights, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

     (d) Allegiance agrees to issue treasury shares of Allegiance, to the extent available, upon the exercise of Allegiance Options and ESPP Rights prior to the Effective Time.

     (e) Cardinal agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "COMMISSION") within 30 days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and Cardinal Rights and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options and rights.

                                  ARTICLE III.

             REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

     In order to induce Allegiance to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Allegiance that the statements contained in this Article III are true, correct and complete.

     3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.3) on Cardinal or Subcorp, as the case may be. Cardinal is not in default in the performance, observance or fulfillment of any provision of the Cardinal Amended and Restated Articles of Incorporation, as amended (the "CARDINAL ARTICLES"), or the Cardinal Code of Regulations, as amended and restated (the "CARDINAL CODE OF REGULATIONS"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws. Cardinal has heretofore furnished to Allegiance a complete and correct copy of (i) the Cardinal Articles and the Cardinal Code of Regulations, each as in effect as of the date of this Agreement and as proposed to be amended in the manner described in Cardinal's proxy statement dated September 28, 1998, and (ii) the Certificate of Incorporation of Subcorp.

     3.2 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, subject to approval of the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by the holders of Cardinal Common Shares (the "CARDINAL SHAREHOLDERS") (the "SHARE ISSUANCE"), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Cardinal and Subcorp have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp, subject to approval by the Cardinal Shareholders of the Share Issuance. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

     3.3 Capitalization of Cardinal and Subcorp.

          (a) As of October 7, 1998, Cardinal's authorized capital stock consisted solely of (A) 300,000,000 common shares, without par value ("CARDINAL COMMON SHARES"), of which (i) 133,797,688 shares were issued and outstanding, (ii) 289,434 shares were issued and held in treasury (which does not include Cardinal Common Shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 6,984,410 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (B) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and (C) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and

ANNEXES
     each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section
     3.3 to the disclosure schedule delivered by Cardinal to Allegiance and dated the date hereof (the "CARDINAL DISCLOSURE SCHEDULE"), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of Cardinal and Cardinal has no obligation of any kind to issue any additional securities. The Cardinal Common Shares (including those Cardinal Common Shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "EXCHANGE ACT"). Except as set forth in Section
     3.3 to the Cardinal Disclosure Schedule, as of the date hereof, Cardinal has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity (which rights are currently exerciseable).

          (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Cardinal.

     3.4 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Cardinal Articles or the Cardinal Code of Regulations or the Certificate of Incorporation or Bylaws of Subcorp, subject to approval by the Cardinal Shareholders of the amendment to the Cardinal Articles set forth in Cardinal's proxy statement dated September 28, 1998;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "GOVERNMENTAL AUTHORITY"), other than (i) approval by the Cardinal Shareholders of the Share Issuance, (ii) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR ACT"), (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (v) consents or approvals of any Governmental Authority set forth in Section 3.4 to the Cardinal Disclosure Schedule;

except in the case of clauses (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

                                                                         ANNEXES

     3.5 Brokerage and Finder's Fees. Except as set forth in Section 3.5 of the Cardinal Disclosure Schedule, neither Cardinal nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of Cardinal any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.6 Accounting Matters; Reorganization. To the best knowledge of Cardinal (including its executive officers and directors) after due investigation, neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Allegiance or any of its affiliates) would (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a "reorganization" qualifying under the provisions of Section 368(a) of the Code.

     3.7 Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "CARDINAL SEC DOCUMENTS"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Cardinal SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Cardinal SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.8 Registration Statement; Joint Proxy Statement. None of the information provided in writing by Cardinal for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "REGISTRATION STATEMENT") to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger (as amended, supplemented or modified, the "PROSPECTUS") and the joint proxy statement and form of proxies relating to the vote of Allegiance Stockholders with respect to the Merger and the vote of Cardinal Shareholders with respect to the Share Issuance (as amended, supplemented or modified, the "JOINT PROXY STATEMENT"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Allegiance Stockholders Meeting (as defined in Section 5.3(a)) or the Cardinal Shareholders Meeting (as defined in Section 5.2(a)) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Allegiance, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     3.9 Compliance with Law. Except as set forth in Section 3.9 to the Cardinal Disclosure Schedule, Cardinal is in compliance, and at all times since October 1, 1996 has been in compliance, with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "APPLICABLE LAWS") relating to Cardinal or its business

ANNEXES
or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cardinal. Except as set forth in Section 3.9 to the Cardinal Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Cardinal or its subsidiaries is pending, or, to the knowledge of Cardinal, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Cardinal.

     3.10 Litigation. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule or in the Cardinal SEC Documents, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an "ACTION") pending or, to the knowledge of Cardinal (or its executive officers or directors), threatened against Cardinal or any executive officer or director of Cardinal that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Cardinal is not subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, insofar as can be reasonably foreseen, would have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule, since October 1, 1996, Cardinal has not been subject to any outstanding order, writ, injunction or decree relating to Cardinal's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Cardinal.

     3.11 Board Recommendation; Required Vote. The Board of Directors of Cardinal, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Cardinal and the Cardinal Shareholders, and (ii) resolved to recommend that the Cardinal Shareholders approve and authorize the Share Issuance. The affirmative vote of holders of a majority of the Cardinal Common Shares outstanding to approve the Share Issuance is the only vote of the Cardinal Shareholders necessary to adopt this Agreement and approve the transactions contemplated hereby.

     3.12 No Material Adverse Change. Except as set forth in Section 3.12 to the Cardinal Disclosure Schedule, or as disclosed in the Cardinal SEC Documents filed prior to the date of this Agreement, since June 30, 1998, there has been no material adverse change in the business, results of operations or financial condition of Cardinal and its subsidiaries taken as a whole other than any change relating to the economy, the securities markets in general or the industries generally in which Cardinal and its subsidiaries operate, or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

     3.13 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Cardinal as of June 30, 1998 included in the Cardinal SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (iii) as set forth in Section 3.13 to the Cardinal Disclosure Schedule, Cardinal does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Cardinal.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE

     In order to induce Subcorp and Cardinal to enter into this Agreement, Allegiance hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.

     4.1 Organization and Standing. Allegiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and
                                                                         ANNEXES
conducted. Each of Allegiance and each subsidiary of Allegiance is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Allegiance. Allegiance is not in default in the performance, observance or fulfillment of any provision of its Amended and Restated Certificate of Incorporation (the "ALLEGIANCE CERTIFICATE"), or its Bylaws, as in effect on the date hereof (the "ALLEGIANCE BYLAWS"). Allegiance has heretofore furnished to Cardinal a complete and correct copy of the Allegiance Certificate and the Allegiance Bylaws. Listed in Section 4.1 to the disclosure schedule delivered by Allegiance to Cardinal and dated the date hereof (the "ALLEGIANCE DISCLOSURE SCHEDULE") is each jurisdiction in which Allegiance or a subsidiary of Allegiance is qualified to do business and, whether Allegiance (or the subsidiaries of Allegiance) is in good standing as of the date of the Agreement.

     4.2 Subsidiaries. Allegiance does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for (i) those that, individually or in the aggregate, are immaterial and (ii) the subsidiaries set forth in
Section 4.2 to the Allegiance Disclosure Schedule. Except as set forth in
Section 4.2 to the Allegiance Disclosure Schedule, Allegiance is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Section 4.2 to the Allegiance Disclosure Schedule, and except for those that are, individually or in the aggregate, immaterial, Allegiance owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Allegiance's subsidiaries. Each of the outstanding shares of capital stock of each of Allegiance's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Allegiance free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Allegiance (other than those that are, individually or in the aggregate, immaterial) is set forth in Section
4.2 to the Allegiance Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Allegiance Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Allegiance (other than those that are, individually or in the aggregate, immaterial), nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary of Allegiance, and neither Allegiance nor any subsidiary of Allegiance has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any subsidiary of Allegiance or any predecessor thereof.

     4.3 Corporate Power and Authority. Allegiance has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to authorization of the Merger and the transactions contemplated hereby by Allegiance Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Allegiance have been duly authorized by all necessary corporate action on the part of Allegiance, subject to authorization of the Merger and the transactions contemplated hereby by Allegiance Stockholders. This Agreement has been duly executed and delivered by Allegiance and constitutes the legal, valid and binding obligation of Allegiance enforceable against it in accordance with its terms.

     4.4 Capitalization of Allegiance. As of September 30, 1998, Allegiance's authorized capital stock consisted solely of (a) 200,000,000 shares of common stock, par value $1.00 per share ("ALLEGIANCE COMMON STOCK"), of which (i) 111,982,604 shares were issued and outstanding, (ii) 4,249,117 shares were issued and held in treasury (which does not include shares of Allegiance Common Stock reserved for issuance set forth in clause (iii) below), (iii) 17,962,765 shares were reserved for issuance upon the exercise of outstanding Allegiance Options, and (iv) 22,284,538 shares of Allegiance Common Stock were reserved for future issuance under the Stock Option Agreement dated October 8, 1998 between Cardinal and Allegiance (the "ALLEGIANCE STOCK OPTION AGREEMENT"); and (b) 20,000,000 shares of preferred stock, par value $.01 per

ANNEXES
share ("ALLEGIANCE PREFERRED STOCK"), of which (i) none was issued and outstanding, and (ii) 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "SERIES A PREFERRED STOCK") reserved for issuance pursuant to the rights issued under the Allegiance Rights Agreement (as defined in Section 4.23). Since September 30, 1998, Allegiance has not issued any additional shares of capital stock except for the issuance of Allegiance Common Stock in connection with the exercise of Allegiance Options or ESPP Rights. Each outstanding share of Allegiance capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Allegiance Disclosure Schedule or as contemplated by the Allegiance Stock Option Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Allegiance, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Allegiance, and neither Allegiance nor any subsidiary of Allegiance has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Allegiance or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. Allegiance has previously provided Cardinal with a schedule setting forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Allegiance Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase Allegiance capital stock.
Section 4.4 to the Allegiance Disclosure Schedule sets forth the average exercise price for outstanding Allegiance Options. Except as set forth in
Section 4.4 to the Allegiance Disclosure Schedule, Allegiance has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity; copies of all such agreements have previously been provided to Cardinal.

     4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement or the Allegiance Stock Option Agreement by Allegiance, nor the consummation of the transactions contemplated hereby or thereby will:

          (a) conflict with, or result in a breach of any provision of, the Allegiance Certificate or the Allegiance Bylaws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Allegiance or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Allegiance or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Allegiance or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Allegiance or any of its affiliates with, any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Allegiance Stockholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Allegiance Disclosure Schedule;

except in the case of clause (b) which is set forth in Section 4.5(b) to the Allegiance Disclosure Schedule or, individually or in the aggregate, are otherwise immaterial, and in the case of clauses (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Allegiance or a material adverse effect on the ability of the parties to consummate the transaction contemplated hereby.

                                                                         ANNEXES

     4.6 No Material Adverse Change. Except as set forth in Section 4.6 to the Allegiance Disclosure Schedule or disclosed in the Allegiance SEC Documents (as defined in Section 4.7 hereof) filed prior to the date of this Agreement, since December 31, 1997, there has been no material adverse change in the business, results of operations or financial condition of Allegiance and its subsidiaries taken as a whole other than any change relating to the economy, the securities markets in general or the industries in which Allegiance and its subsidiaries operate, or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on Allegiance or a material adverse effect on the ability of Allegiance to consummate the transactions contemplated hereby.

     4.7 Allegiance SEC Documents. Allegiance has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since June 1, 1996 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "ALLEGIANCE SEC DOCUMENTS"). The Allegiance SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Allegiance SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Allegiance included in the Allegiance SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Allegiance SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Allegiance and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Allegiance is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

     4.8 Taxes.

     (a) Allegiance and its subsidiaries have duly filed all material federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined below) and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Allegiance or its subsidiaries prior to the date hereof. All of the foregoing Tax Returns and reports are true and correct (except for such inaccuracies that are, individually or in the aggregate, immaterial), and Allegiance and its subsidiaries have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes (as defined below), interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. Except as disclosed on Section
4.8 to the Allegiance Disclosure Schedule, neither Allegiance nor any of its subsidiaries have any material liability for any Taxes in excess of the amounts so paid or reserves so established and neither Allegiance nor any of its subsidiaries is delinquent in the payment of any material Tax. None of them has requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Allegiance or any of its subsidiaries for which there are not adequate reserves. Neither Allegiance nor any of its subsidiaries is the subject of any currently ongoing Tax audit except for those that are, individually or in the aggregate, immaterial. As of the date of this Agreement, there are no pending

ANNEXES
requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. Neither Allegiance nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Allegiance or any of its subsidiaries (other than liens for Taxes not yet due). To the knowledge of Allegiance, no claim has ever been made in writing by an authority in a jurisdiction where none of Allegiance and its subsidiaries files Tax Returns that Allegiance or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Allegiance has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

     (b) Except as set forth in Section 4.8 to the Allegiance Disclosure Schedule, neither Allegiance nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Except as set forth in Section 4.8 to the Allegiance Disclosure Schedule, neither Allegiance nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Allegiance or any of its subsidiaries that (i) requires Allegiance or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Allegiance or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Allegiance or any of its subsidiaries, from any other person.

     (c) Allegiance and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

     (d) "TAX RETURNS" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

     (e) "TAXES" means (i) all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

     4.9 Compliance with Law. Allegiance is in compliance, and at all times since October 1, 1996 has been in compliance, with all Applicable Laws relating to Allegiance or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Allegiance. No investigation or review by any Governmental Authority with respect to Allegiance is pending, or, to the knowledge of Allegiance, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Allegiance.

     4.10 Intellectual Property.

     (a) "INTELLECTUAL PROPERTY" shall mean all intellectual property or other proprietary rights of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof.

     (b) Except as would not reasonably be expected to have a Material Adverse Effect on Allegiance, Allegiance has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property necessary for the operation of the business of Allegiance in substantially the same manner as such
                                                                         ANNEXES
business is presently conducted. Except as set forth in Section 4.10 to the Allegiance Disclosure Schedule (i) to the knowledge of Allegiance, no written claim of invalidity or ownership with respect to any material Intellectual Property has been made by a third party and such Intellectual Property is not the subject of any threatened or pending Action; (ii) no person or entity has given written notice to Allegiance that, with respect to the material Intellectual Property, Allegiance or a licensee of Allegiance is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iii) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any material Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (iv) to Allegiance's knowledge, no valid foreign or domestic patents or patent applications exist that are adverse to the material interests of Allegiance; (v) to Allegiance's knowledge there exists no (A) prior act that would void or invalidate any material Intellectual Property or (B) conduct or use by Allegiance or any third party that would void or invalidate any material Intellectual Property; and (vi) the execution, delivery and performance of this Agreement by Allegiance, and the consummation of the transactions contemplated thereby, will not breach, violate or conflict with any material instrument or agreement governing or contained within any material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the material Intellectual Property or in any way impair the right of Cardinal or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any material Intellectual Property.

     4.11 Registration Statement; Joint Proxy Statement. None of the information provided in writing by Allegiance for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Allegiance Stockholders Meeting or the Cardinal Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.12 Litigation; Products Liability. Except as set forth in Section 4.12 to the Allegiance Disclosure Schedule, there is no Action pending or, to the knowledge of Allegiance (or its executive officers or directors), threatened against Allegiance or any executive officer or director of Allegiance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Allegiance or a material adverse effect on the ability of Allegiance to consummate the transactions contemplated hereby. Allegiance is not subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, insofar as can be reasonably foreseen, would have a Material Adverse Effect on Allegiance or a material adverse effect on the ability of Allegiance to consummate the transactions contemplated hereby. Except as set forth in Section 4.12 to the Allegiance Disclosure Schedule, since October 1, 1996, Allegiance has not been subject to any outstanding order, writ, injunction or decree relating to Allegiance's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Allegiance. Except as set forth in Section 4.12 to the Allegiance Disclosure Schedule, there is no Action presently pending or, to the knowledge of Allegiance (or its executive officers or directors), threatened against Allegiance relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Allegiance, which if adversely determined, would have a Material Adverse Effect on Allegiance.

     4.13 Brokerage and Finder's Fees. Except for Allegiance's obligations to Credit Suisse First Boston Corporation ("CSFB") (copies of all agreements relating to such obligations having previously been provided to Cardinal), neither Allegiance nor any stockholder, director, officer or employee thereof, has incurred or will

ANNEXES
incur on behalf of Allegiance, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     4.14 Accounting Matters; Reorganization. To the best knowledge of Allegiance (including its executive officers and directors) after due investigation, neither Allegiance nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a "reorganization" qualifying under the provisions of Section 368(a) of the Code.

     4.15 Employee Benefit Plans.

     (a) For purposes of this Section 4.15, the following terms have the definitions given below:

          "CONTROLLED GROUP LIABILITY" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans listed in Section 4.15 of the Allegiance Disclosure Schedule.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "PLANS" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Allegiance or beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by Allegiance or any of its subsidiaries or to which Allegiance or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     (b) Section 4.15 to the Allegiance Disclosure Schedule lists all Plans covering individuals who are or were employed in the United States. With respect to each Plan, Allegiance has made available to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "QUALIFIED PLAN") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.
                                                                         ANNEXES

     (e) Allegiance and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Allegiance or any of its subsidiaries under ERISA or the Code.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of Allegiance, its subsidiaries nor any of their respective ERISA Affiliates has, at any time since October 1, 1996, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (g) There does not now exist, and to the knowledge of Allegiance, there are no existing circumstances that could reasonably be expected to result in any material Controlled Group Liability that would be a liability of Allegiance or any of its subsidiaries following the Closing.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 4.15(h) to the Allegiance Disclosure Schedule, neither Allegiance nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof which are not reflected in the financial statement included in the Allegiance SEC Documents. To the knowledge of Allegiance, there has been no communication to employees of Allegiance or its subsidiaries that could reasonably be expected to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

     (i) Except as disclosed in Section 4.15(i) to the Allegiance Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Allegiance or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 4.15(i) to the Allegiance Disclosure Schedule, no amount paid or payable by Allegiance or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (j) Except as disclosed in Section 4.15(j) to the Allegiance Disclosure Schedule, there are no pending or to the knowledge of Allegiance threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that could reasonably be expected to result in any material liability of Allegiance or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

     (k) Allegiance has disclosed to Cardinal in writing the following information for each executive officer of Allegiance and each other employee who is a party to an agreement pursuant to the Allegiance Change in Control Plan (a "CHANGE IN CONTROL AGREEMENT"): such individual's current cash compensation (including, without limitation, salary and target annual bonus) and a description or other documentation of such individual's material non-cash compensation. Except as set forth in Section 4.15(k) to the Allegiance Disclosure Schedule, no officer, director, or employee of Allegiance or any other affiliate of Allegiance, or any immediate family member of any of the foregoing, provides or causes to be provided to Allegiance any material assets, services or facilities and Allegiance does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

     (l) All Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements,
(ii) if they are intended to qualify for special tax treatment,

ANNEXES
meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are actually fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

     4.16 Contracts. Section 4.16 to the Allegiance Disclosure Schedule lists as of the date hereof all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a "CONTRACT") to which Allegiance is a party and that fall within any of the following categories: (a) joint venture, partnership and like agreements, other than those that are, individually or in the aggregate, immaterial, (b) Contracts containing covenants purporting to limit the freedom of Allegiance to compete in any line of business in any geographic area or to hire any individual or group of individuals, other than those that are, individually or in the aggregate, immaterial (c) Contracts that after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Allegiance and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts that contain requirements or other terms that restrict or limit the purchasing relationships of Allegiance or its affiliates, other than those that are, individually or in the aggregate, immaterial, (e) Contracts with any labor organization or union, (f) Contracts involving annual revenues to the business of Allegiance in excess of 2.5% of Allegiance's annual revenues, (g) Contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments by Allegiance involving more than $1,000,000 over the term of the Contract, and (h) Contracts with or for the benefit of any affiliate of Allegiance or immediate family member thereof (other than subsidiaries of Allegiance) involving more than $60,000 in the aggregate per affiliate. All such Contracts are valid and binding obligations of Allegiance and, to the knowledge of Allegiance, the valid and binding obligation of each other party thereto except such Contracts that if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on Allegiance. Neither Allegiance nor, to the knowledge of Allegiance, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on Allegiance. Set forth in Section 4.16 to the Allegiance Disclosure Schedule is the amount of the annual premium currently paid by Allegiance for its directors' and officers' liability insurance.

     4.17 Labor Matters. Allegiance does not have any labor contracts or collective bargaining agreements with any persons employed by Allegiance or any persons otherwise performing services primarily for Allegiance. Except as set forth in Section 4.17 to the Allegiance Disclosure Schedule, there is no labor strike, dispute or stoppage pending or, to the knowledge of Allegiance, threatened against Allegiance, and Allegiance has not experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since October 1, 1996. Except as set forth in Section 4.17 to the Allegiance Disclosure Schedule, to the knowledge of Allegiance, since October 1, 1996, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Allegiance or any of its subsidiaries.

     4.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Allegiance as of December 31, 1997 included in the Allegiance SEC Documents, or (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, Allegiance does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Allegiance.

     4.19 Permits; Compliance.

     (a) Allegiance is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "ALLEGIANCE PERMITS"), and there is no Action pending or, to the knowledge of Allegiance, threatened regarding any of the Allegiance Permits. Allegiance is not in conflict with, or in default or violation of any of the Allegiance

                                                                         ANNEXES

Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Allegiance.

     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance:

          (i) all necessary clearances or approvals from Governmental Authorities for all drug and device products which are manufactured and/or sold by Allegiance and its subsidiaries have, to the knowledge of Allegiance, been obtained, and Allegiance and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by Allegiance and its subsidiaries of such products;

          (ii) none of Allegiance, or any of its officers, employees or agents (during the term of such person's employment by Allegiance or while acting as an agent of Allegiance, or, to Allegiance's actual knowledge, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the Food & Drug Administration, (the "FDA") or any similar Governmental Authorities, failed to disclose a material fact required to be disclosed to the FDA or similar Governmental Authorities, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar Governmental Authorities to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

          (iii) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or, to the knowledge of Allegiance, distributed by Allegiance, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction; and

          (iv) none of Allegiance or any of its officers, employees or agents (during the term of such person's employment by Allegiance or while acting as an agent of Allegiance, or, to Allegiance's knowledge, prior to such employment), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Law.

     4.20 Environmental Matters. Except as disclosed in the Allegiance SEC Documents, (i) the properties, operations and activities of Allegiance and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and all past noncompliance of Allegiance or any Allegiance subsidiary with any Environmental Laws or Environmental Permits (as defined below), has been resolved without any pending, ongoing or future obligation, cost or liability; (ii) Allegiance and its subsidiaries and the properties and operations of Allegiance and its subsidiaries are not subject to any existing, pending or, to the knowledge of Allegiance, threatened Action by or before any court or Governmental Authority under any Environmental Law; (iii) there has been no release of any hazardous substance, pollutant or contaminant into the environment by Allegiance or its subsidiaries or in connection with their properties or operations; and (iv) there has been no exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Allegiance and its subsidiaries, in each case, other than those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. The term "ENVIRONMENTAL LAWS" means all federal, state, local or foreign laws relating to pollution, or protection of human health from Hazardous Materials (as defined below) or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "HAZARDOUS MATERIALS") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. "ENVIRONMENTAL PERMIT" means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

ANNEXES

     4.21 Opinion of Financial Advisor. Allegiance has received the written opinion of CSFB, its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Allegiance Stockholders from a financial point of view. Allegiance has heretofore provided copies of such opinion to Cardinal and such opinion has not been withdrawn or revoked or modified in any material respect.

     4.22 Board Recommendation; Required Vote. The Board of Directors of Allegiance, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Allegiance Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Allegiance Stockholders, and (ii) resolved to recommend that the holders of the shares of Allegiance Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "ALLEGIANCE BOARD RECOMMENDATION"). The affirmative vote of holders of a majority of the outstanding shares of Allegiance Common Stock to approve the Merger is the only vote of the holders of any class or series of Allegiance Common Stock necessary to adopt the Agreement and approve the transactions contemplated hereby.

     4.23 Section 203 of DGCL; Rights Agreement. Prior to the date hereof, the Board of Directors of Allegiance has taken all action necessary to exempt under or make not subject to (x) the provisions of Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, the Allegiance Stock Option Agreement and the Support/Voting Agreements dated as of October 8, 1998 between Cardinal and certain Allegiance Stockholders (collectively, the "SUPPORT AGREEMENTS"), (ii) the Merger and (iii) the transactions contemplated hereby and by the Allegiance Stock Option Agreement and the Support Agreements. The Rights Agreement, dated as of September 30, 1996 (the "ALLEGIANCE RIGHTS AGREEMENT"), between Allegiance and First Chicago Trust Company of New York, a New York banking corporation, has been amended so that Cardinal and Subcorp are each exempt from the definition of "Acquiring Person" contained in the Allegiance Rights Agreement, no "Stock Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Allegiance Rights Agreement) will occur as a result of the execution of this Agreement or the Allegiance Stock Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition or transfer of shares of Allegiance Common Stock by Cardinal pursuant to the Allegiance Stock Option Agreement and the Allegiance Rights Agreement will expire immediately prior to the Effective Time, and the Allegiance Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Allegiance Rights Agreement have been previously provided to Cardinal.

     4.24 Employee Agreements. Each of the two employees of Allegiance specified in Section 4.24 to the Allegiance Disclosure Schedule has duly executed and delivered an amendment to such employee's Change in Control Agreement with Allegiance, and such amendments have not been further amended or terminated. Allegiance has previously provided to Cardinal copies of all such amendments.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

     The parties hereto agree that:

     5.1 Mutual Covenants.

     (a) HSR Act Filings; Reasonable Best Efforts; Notification.

          (i) Each of Cardinal and Allegiance shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority

                                                                         ANNEXES
     in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that shall be shared only with outside counsel to the non-filing party) and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such filing or any such transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

          (ii) Each of Cardinal and Allegiance shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Cardinal and Allegiance shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Cardinal and Allegiance decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this
     Section 5.1(a). Each of Cardinal and Allegiance shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

          (iii) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Cardinal or Allegiance from occurring prior to or after the Effective Time, (C) the preparation of the Joint Proxy Statement, the Prospectus and the

ANNEXES

     Registration Statement, (D) the taking all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling-of-interests for financial reporting purposes, and (E) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

          (iv) Notwithstanding anything to the contrary in this Agreement, (A) neither Cardinal nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Cardinal and its subsidiaries taken as a whole or a material adverse effect on the assets, liabilities, results of operations or financial condition of Cardinal combined with the Surviving Corporation after the Effective Time, (B) prior to the Effective Time, neither Allegiance nor its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Allegiance and its subsidiaries taken as a whole, (C) neither party nor their respective subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from consummation of the Merger and (D) neither party shall be required to waive any of the conditions to the Merger set forth in Article VI as they apply to such party.

     (b) Pooling-of-Interests. Each of the parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any actions (regardless of whether such action would otherwise be permitted or not prohibited hereunder) that would, or would be reasonably likely to, prevent Cardinal from accounting, and shall use its reasonable best efforts (including, without limitation, providing appropriate representation letters to Cardinal's accountants) to allow Cardinal to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB NO. 16"), and to obtain a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the Closing Date stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

     (c) Tax-Free Treatment. Each of the parties shall use its reasonable best efforts to cause the Merger to constitute a tax-free "reorganization" under
Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Davis Polk & Wardwell, counsel to Allegiance, as provided for in
Section 6.2(d). In connection therewith, each of Cardinal and Allegiance shall deliver to Davis Polk & Wardwell representation letters and Allegiance shall use all reasonable efforts to obtain representation letters from appropriate shareholders of Allegiance and shall deliver any such letters obtained to Davis Polk & Wardwell, in each case, in form and substance reasonably satisfactory to Davis Polk & Wardwell.

     (d) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the NYSE (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Allegiance shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     5.2 Covenants of Cardinal.

     (a) Cardinal Shareholders Meeting. Cardinal shall take all action in accordance with the federal securities laws, the Ohio Revised Code, the Cardinal Articles and the Cardinal Code of Regulations, necessary to duly call, give notice of, convene and hold a special meeting of Cardinal Shareholders (the "CARDINAL SHAREHOLDERS MEETING") to be held on the earliest practical date determined in consultation with Allegiance, and to obtain the consent and approval of Cardinal Shareholders with respect to the Share Issuance and the

                                                                         ANNEXES
transactions contemplated hereby. Cardinal shall take all lawful action to solicit the approval of the Share Issuance by the Cardinal Shareholders and the Board of Directors of Cardinal shall recommend approval of the Share Issuance by the Cardinal Shareholders.

     (b) Preparation of Registration Statement. Cardinal shall, as soon as is reasonably practicable, prepare the Joint Proxy Statement for filing with the Commission on a confidential basis (unless Cardinal shall reasonably determine, in consultation with Allegiance, that it is appropriate to file the Joint Proxy Statement with the Commission on a non-confidential basis as the Registration Statement) and shall file the Joint Proxy Statement. Consistent with the timing for the Cardinal Shareholders Meeting and the Allegiance Stockholders Meeting as determined by Cardinal after consultation with Allegiance, Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and shall use its reasonable best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Cardinal shall obtain knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, Cardinal will so advise Allegiance in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. Cardinal shall promptly furnish to Allegiance all information concerning it as may be required for supplementing the Joint Proxy Statement. Cardinal shall cooperate with Allegiance in the preparation of the Joint Proxy Statement in a timely fashion and shall use its reasonable best efforts to assist Allegiance in clearing the Joint Proxy Statement with the Staff of the Commission. Consistent with the timing of the Cardinal Shareholders Meeting and the Allegiance Stockholder Meeting, Cardinal shall use all reasonable best efforts to mail at the earliest practicable date to Cardinal Shareholders the Joint Proxy Statement, which Joint Proxy Statement shall include all information required under Applicable Law to be furnished to Cardinal Shareholders in connection with the Share Issuance and shall include the recommendation of the Cardinal Board of Directors that the Cardinal Shareholders approve the Share Issuance. Cardinal shall also take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger. No filing of, or amendment or supplement to, the Registration Statement or to the Joint Proxy Statement will be made by Cardinal without providing Allegiance the opportunity to review and comment thereon. Cardinal will advise Allegiance, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Cardinal Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information. Cardinal will hold the Cardinal Shareholders Meeting no later than the date of the Allegiance Stockholder Meeting and as soon as practicable after the date hereof.

     (c) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time, Cardinal shall use its reasonable best efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. During the period from the date of this Agreement to the Effective Time, Cardinal shall not
(i) make any amendment to the Cardinal Articles that changes the fundamental attributes of the Cardinal Common Stock, (ii) make any material changes to the Certificate of Incorporation of Subcorp, (iii) make, declare or pay any extraordinary cash dividend, other than extraordinary dividends between Cardinal and a subsidiary of Cardinal and non-extraordinary dividends, (iv) permit or cause any subsidiaries to do any of the foregoing or agree or commit to any of the foregoing, or (v) agree in writing or otherwise to take any of the foregoing actions.

ANNEXES

     (d) Indemnification; Directors' and Officers' Insurance.

          (i) From and after the Effective Time, Cardinal shall cause, the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Allegiance in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Allegiance Certificate or the Allegiance Bylaws, and

          (ii) Cardinal shall use all reasonable efforts to cause the Surviving Corporation or Cardinal to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Cardinal shall be required to pay an aggregate premium for such insurance coverage in excess of 150% of the amount set forth in
     Section 4.16 to the Allegiance Disclosure Schedule.

     (e) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Cardinal) or any material liabilities. Cardinal will take all action necessary to cause Subcorp to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     (f) NYSE Listing. Cardinal shall use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger (including pursuant to Cardinal Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     (g) Access. Cardinal shall permit representatives of Allegiance to have appropriate access at all reasonable times to Cardinal's premises, properties, books, records, contracts, documents, customers and suppliers. Information obtained by Allegiance pursuant to this Section 5.2 shall be subject to the provisions of the confidentiality agreement between Cardinal and Allegiance dated October 1, 1998 (the "CONFIDENTIALITY AGREEMENT"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section
5.2 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (h) Board of Directors of Cardinal. The Board of Directors of Cardinal shall take all action necessary immediately following the Effective Time to elect as directors of Cardinal Mr. Lester Knight, and two other independent directors who are currently members of the Board of Directors of Allegiance chosen by the Chairman of Cardinal from three directors of Allegiance proposed by the Board of Directors of Allegiance prior to the Effective Time, for a term expiring at Cardinal's next annual meeting of shareholders following the Effective Time at which the term of the class to which such director is elected expires, subject to being renominated as a director of Cardinal at the discretion of Cardinal's Board of Directors, provided, however, that not more than one of such directors will be in the class whose term expires at Cardinal's 1999 annual meeting of shareholders.

     (i) Employees and Employee Benefits.

          (A) From and after the Effective Time, Cardinal shall treat all service by Allegiance Employees (as defined below) with Allegiance and their respective predecessors prior to the Effective Time for all purposes as service with Cardinal (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Allegiance Employees participate after the Effective Time, Cardinal shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Allegiance Employee who was, as of the Effective Time, excluded from participation in an Allegiance Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Allegiance Plan in which the Effective Time occurs by an Allegiance Employee or an Allegiance Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the

                                                                         ANNEXES
     same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal and subsidiaries of Cardinal. For purposes of this Section 5.2(i), "ALLEGIANCE EMPLOYEES" shall mean persons who are, as of the Effective Time, employees of Allegiance.

          (B) For a period of one year following the Effective Time, Cardinal agrees that it will, or will cause the Surviving Corporation and each subsidiary of the Surviving Corporation to, continue to maintain for the benefit of individuals who are employees of Allegiance and its subsidiaries who continue to be employed following the Effective Time ("CONTINUING ALLEGIANCE EMPLOYEES") compensation and benefit plans, programs, arrangements and policies which provide compensation and benefits that are substantially comparable, in the aggregate, to those provided by Allegiance or any subsidiary of Allegiance, if applicable, for the benefit of such Continuing Allegiance Employees immediately prior to the Effective Time; provided that termination or amendment of the ESPP shall not be deemed to violate this sentence.

          (C) If any individual who is employed by Allegiance or any subsidiary of Allegiance immediately prior to the Effective Time is terminated by Cardinal at the Effective Time or during the one-year period following the Effective Time, Cardinal shall pay to such individual severance pay, and ensure benefit continuation, including coverage by any relevant group medical or life insurance benefits, on a basis no less favorable to such individual than under the severance policies of Allegiance in existence immediately prior to the Effective Time, based on the salary of such individual in effect on his or her termination date, with appropriate credit for accumulated service with Allegiance, its Affiliates and Cardinal, and during any period of salary continuation.

          (D) Cardinal agrees to, or to cause the Surviving Corporation to continue to, provide the transition benefit specified under subsection 4.3 of the Allegiance Retirement Plan to all eligible Allegiance Employees in the same amounts, at the same times and pursuant to the same terms and conditions as specified in the Allegiance Retirement Plan prior to the Effective Time.

     (j) Restrictions on Termination of Employees. Cardinal shall not terminate any Allegiance Employee who is prohibited from selling Cardinal Common Shares or shares of Allegiance Common Stock pursuant to the restrictions in connection with the pooling-of-interests method of accounting under APB No. 16 or any other restrictions under federal or state securities laws during the time period such employee is prohibited from selling such shares pursuant to such restrictions; provided, that the foregoing shall not prevent Cardinal from terminating any such Allegiance Employee (i) for cause, as determined by Cardinal in good faith or (ii) at any time after the expiration of six months after the Effective Time; and provided, further, that there shall not be taken into account for purposes of the foregoing any restrictions under federal or state securities laws that arise as a result of actions of the Allegiance employee in question after the Effective Time.

     (k) SIP. If no waiver as described in the next sentence is obtained, Cardinal shall assume the obligations of Allegiance under the Facility and Guaranty Agreement (the "FACILITY AGREEMENT") dated as of May 2, 1997 by and between Allegiance, the Lenders thereunder and The First National Bank of Chicago ("FIRST NATIONAL"), individually and as Agent for the Lenders thereunder. Cardinal shall cooperate and use its best efforts to cause First National to waive the provisions for early repayment upon the occurrence of a Change of Control set forth in Section 2(a) of the Form of Master Promissory Note under the Facility Agreement.

     5.3 Covenants of Allegiance.

     (a) Allegiance Stockholders Meeting. Allegiance shall take all action in accordance with the federal securities laws, the DGCL and the Allegiance Certificate and the Allegiance Bylaws necessary to duly call, give notice of, convene and hold a special meeting of Allegiance Stockholders (the "ALLEGIANCE STOCKHOLDERS MEETING") to be held on the earliest practicable date determined in consultation with Cardinal to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby. Allegiance shall take all lawful actions to solicit the approval of the Merger, this Agreement and the transactions contemplated hereby, by the Allegiance Stockholders, and the Board of Directors of Allegiance shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby by the Allegiance Stockholders (to the extent not previously withdrawn pursuant to Section 5.3(d)).

ANNEXES

     (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Allegiance shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Joint Proxy Statement and the Registration Statement. Allegiance shall cooperate with Cardinal in the preparation of the Joint Proxy Statement and the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Cardinal Shareholders Meeting and the Allegiance Stockholders Meeting as determined by Cardinal after consultation with Allegiance. If, at any time prior to the Effective Time, Allegiance obtains knowledge of any information pertaining to Allegiance that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement, Allegiance shall so advise Cardinal and shall promptly furnish Cardinal with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Registration Statement and/or Joint Proxy Statement. Allegiance shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis (except to the extent determined pursuant to the terms of Section 5.2(b)). Consistent with the timing for the Cardinal Shareholders Meeting and the Allegiance Stockholders Meeting as determined by Cardinal after consultation with Allegiance, Allegiance shall use all reasonable efforts to mail at the earliest practicable date to Allegiance Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Allegiance Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the Allegiance Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the written opinion of CSFB described in Section 4.21.

     (c) Conduct of Allegiance's Operations. Allegiance shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Allegiance shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Allegiance Disclosure Schedule, without the prior written consent of Cardinal:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly dividends on Allegiance Common Stock of $0.0525 per share with record and payment dates consistent with past practice) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Allegiance Options that are outstanding as of the date hereof or the exercise of ESPP Rights), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

          (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

          (iii) make or propose any changes in the Allegiance Certificate or the Allegiance Bylaws;

          (iv) merge or consolidate with any other person;

          (v) acquire a material amount of assets or capital stock of any other person;

          (vi) amend or modify, or propose to amend or modify, the Allegiance Rights Agreement, as amended as of the date hereof;

                                                                         ANNEXES

          (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

          (viii) create any subsidiaries;

          (ix) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-of-control severance agreements that in all cases shall require the prior written consent of Cardinal), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice, or grant, reprice, or accelerate the exercise or payment of any Allegiance Options or other equity-based awards;

          (x) enter into, adopt or amend any employee benefit or similar plan, except as may be required by Applicable Law;

          (xi) take any action that could give rise to a right to severance benefits pursuant to any Change in Control Agreement;

          (xii) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by United States generally accepted accounting principles as advised by Allegiance's regular independent accountants;

          (xiii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $1,000,000;

          (xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Allegiance is a party;

          (xv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

          (xvi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $1 million except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

          (xvii) incur or commit to any capital expenditures other than pursuant to the Allegiance Corporation Operating Plan as in effect on the date of this Agreement, provided that no individual capital expenditure will be in excess of $5 million;

          (xviii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

          (xix) take any action to exempt or make not subject to (x) the provisions of Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xx) take any action that would likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

          (xxi) enter into or carry out any other transaction other than in the ordinary and usual course of business;

ANNEXES

          (xxii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xxiii) agree in writing or otherwise to take any of the foregoing actions.

     (d) No Solicitation. Allegiance agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Allegiance, or acquisition of any capital stock (other than upon exercise of Allegiance Options that are outstanding as of the date hereof) or 15% or more of the assets of Allegiance and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "COMPETING TRANSACTION"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Allegiance Stockholders, Allegiance may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of Allegiance determines in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Law and determines that such a proposal is, after consulting with CSFB (or any other nationally recognized investment banking firm), more favorable to Allegiance Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction) (a "SUPERIOR PROPOSAL"). Allegiance will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding Allegiance provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. In the event that prior to the approval of the Merger by the Allegiance Stockholders the Board of Directors of Allegiance receives a Superior Proposal that was not solicited or encouraged after the date of this Agreement, and the Board of Directors of Allegiance determines in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Law, the Board of Directors of Allegiance may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Cardinal, the Allegiance Board Recommendation and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction, provided that it gives Cardinal three business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(d) at such time as the requirements of such subsection have been met). Any such withdrawal, modification or change of the Allegiance Board Recommendation shall not change the approval of the Board of Directors of Allegiance for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger, the Allegiance Stock Option Agreement or the Support Agreements or change the obligation of Allegiance to present the Merger for approval at a duly called Allegiance Stockholders Meeting on the earliest practicable date determined in consultation with Cardinal. From and after the execution of this Agreement, Allegiance shall promptly (but in any event within one calendar day) advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Cardinal a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, Allegiance shall promptly (but in any event within one calendar day) advise Cardinal, in writing, if the Board of Directors of Allegiance shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).
                                                                         ANNEXES

     (e) Termination Right. If prior to the approval of the Merger by the Allegiance Stockholders the Board of Directors of Allegiance shall determine in good faith, after consultation with its financial and legal advisors, that any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by Allegiance or any of its subsidiaries or affiliates in violation of this Agreement is more favorable to the Allegiance Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Allegiance Stockholders and (x) the Board of Directors of Allegiance has determined in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to enter into such a Competing Transaction would reasonably be expected to constitute a breach of the its fiduciary duties under Applicable Law and (y) Allegiance has received a written opinion (a copy of which has been delivered to Cardinal) from CSFB (or any other nationally recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the Allegiance Stockholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Allegiance may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") with respect to such Competing Transaction provided that, prior to any such termination, (i) Allegiance has provided Cardinal written notice that it intends to terminate this Agreement pursuant to this Section 5.3(e), identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and (ii) at least three full business days after Allegiance has provided the notice referred to in clause (i) above (provided that the resolution referred to in clause (x) above and the opinion referred to in clause (y) above shall continue in effect without revision or modification), Allegiance delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to this Section 5.3(e), (B) a check in the amount of Cardinal's Costs (as defined in Section 7.2) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), plus the amount of the termination fee as provided in Section 7.2, (C) a written acknowledgment from Allegiance that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "PURCHASE EVENT" (as defined in the Allegiance Stock Option Agreement) and (y) the Allegiance Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of Allegiance's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by Allegiance.

     (f) Affiliates of Allegiance. Allegiance shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Allegiance for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling-of-interests accounting treatment, to execute and deliver to Cardinal no less than 30 days prior to the date of the Allegiance Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A (the "ALLEGIANCE AFFILIATE LETTER"). No later than 45 days prior to such date, Allegiance, after consultation with its outside counsel, shall provide Cardinal with a letter (reasonably satisfactory to outside counsel to Cardinal) specifying all of the persons or entities who, in Allegiance's opinion, may be deemed to be "affiliates" of Allegiance under the preceding sentence. The foregoing notwithstanding, Cardinal shall be entitled to place legends as specified in the Allegiance Affiliate Letter on the certificates evidencing any of the Cardinal Common Shares to be received by (i) any such "affiliate" of Allegiance specified in such letter or (ii) any person Cardinal reasonably identifies (by written notice to Allegiance) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling-of-interests accounting treatment, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Cardinal Common Shares, consistent with the terms of the Allegiance Affiliate Letter, regardless of whether such person has executed the Allegiance Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

ANNEXES

     (g) Access. Allegiance shall permit representatives of Cardinal to have appropriate access at all reasonable times to Allegiance's premises, properties, books, records, contracts, documents, customers and suppliers. Information obtained by Cardinal pursuant to this Section 5.3(g) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (h) Subsequent Financial Statements. Allegiance shall consult with Cardinal prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Allegiance SEC Documents after the date of this Agreement.

                                  ARTICLE VI.

                                   CONDITIONS

     6.1 Conditions to the Obligations of Each Party. The obligations of Allegiance, Cardinal and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

     (a) (i) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the Allegiance Stockholders in the manner required by any Applicable Law, and (ii) the Share Issuance shall have been approved by the Cardinal Shareholders in the manner required by any Applicable Law and the applicable rules of the NYSE.

     (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated and any other approvals of any Governmental Authority shall have been obtained.

     (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limiting the ownership or operation by Cardinal, Allegiance or any of their respective subsidiaries of any material portion of the business or assets of Cardinal or Allegiance.

     (d) There shall not be pending any Action instituted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

     (f) The Cardinal Common Shares to be issued in the Merger (including pursuant to Cardinal Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (g) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Effective Time stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

     6.2 Conditions to Obligations of Allegiance. The obligations of Allegiance to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
Allegiance:

          (a) Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Determination Date (as defined in Section 8.3) as though made on and as of the Determination Date (except for representations and warranties made as of a specified date,

                                                                         ANNEXES
     the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Cardinal.

          (b) Each of Cardinal and Subcorp shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Cardinal and Subcorp shall have furnished Allegiance with a certificate dated the Closing Date signed on behalf of it by the Chairman or President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) Allegiance shall have received the opinion of Davis Polk & Wardwell, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Allegiance, Cardinal and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Allegiance upon the receipt of Cardinal Common Shares in exchange for shares of Allegiance Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

     6.3 Conditions to Obligations of Cardinal and Subcorp. The obligations of Cardinal and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Cardinal:

          (a) Each of the representations and warranties of Allegiance set forth in Article IV (other than the representations and warranties of Allegiance set forth in Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Determination Date as though made on and as of the Determination Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Allegiance. The representations and warranties of Allegiance set forth in Section 4.4 of this Agreement shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

          (b) Allegiance shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Allegiance shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman or President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Cardinal shall be satisfied, in its sole discretion, that the limitations set forth in Section 1.1 of the agreement set forth in Section 6.3(d) of the Cardinal Disclosure Schedule shall not apply to the business or operations of Cardinal, Cardinal's subsidiaries or the Surviving Corporation from and after the Effective Time.

          (e) There shall not have been a breach of the Allegiance Stock Option Agreement.

          (f) The amendments to the Change in Control Agreement, between Allegiance and each employee of Allegiance set forth in Section 4.24 to the Allegiance Disclosure Schedule, each as entered into as of the date of this Agreement, shall be in full force and effect and shall not have been terminated.

ANNEXES

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Allegiance Stockholders and Cardinal Shareholders):

          (a) by mutual written consent of Cardinal and Allegiance;

          (b) by either Cardinal or Allegiance if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority (which the parties shall have used all reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 5.1(a)) enjoining Cardinal or Allegiance from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (c) by either Cardinal or Allegiance if the Merger shall not have been consummated before May 15, 1999, provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by Cardinal if the Board of Directors of Allegiance shall withdraw, modify or change the Allegiance Board Recommendation in a manner adverse to Cardinal, if the Board of Directors of Allegiance approves or recommends any Competing Transaction;

          (e) by Cardinal or Allegiance if at the Allegiance Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Allegiance Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (f) by Cardinal or Allegiance if at the Cardinal Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Cardinal Shareholders to approve the Share Issuance shall not have been obtained;

          (g) by Allegiance, pursuant to Section 5.3(e);

          (h) by Cardinal if Allegiance shall have breached any of its obligations under the Allegiance Stock Option Agreement;

          (i) by Cardinal if at any time Cardinal shall have been advised in writing by Deloitte & Touche LLP that the condition set forth in Section 6.1(g) is not capable of being satisfied, provided that Cardinal has given Allegiance at least five business days' prior notice;

          (j) by Cardinal or Allegiance if there shall have been a material breach by the other of any of its covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

          (k) by Allegiance if the Board of Directors of Cardinal shall withdraw, modify or change its recommendation to Cardinal Shareholders that they approve the Share Issuance

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of each of Section 5.2(g) and Section 5.3(g) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of


                                                                         ANNEXES
their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("COSTS"). If this Agreement is terminated (A) for any reason pursuant to
Section 7.1 (other than a termination pursuant to Section 7.1(a) (prior to the public announcement of a Competing Transaction), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) if Allegiance's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before May 15,
1999), 7.1(e), 7.1(f), 7.1(i), 7.1(j) or 7.1(k)) or (B) pursuant to Section
7.1(e) and at any time prior to such termination there shall have been made to Allegiance or publicly disclosed a Competing Transaction with respect to Allegiance, and within 12 months after the date of termination Allegiance enters into an Acquisition Agreement for a Business Combination (as defined below) or consummates a Business Combination, then Allegiance will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Allegiance, (except in each case, if the termination is pursuant to Section 7.1(e), then, prior to the earlier consummation of a Business Combination or execution of a definitive agreement with respect thereto) concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $5 million in the aggregate and (ii) a termination fee in an amount equal to $155 million. For the purposes of this
Section 7.2, "BUSINESS COMBINATION" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Allegiance as a result of which the Allegiance Stockholders prior to such transaction in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of Allegiance and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the Allegiance Common Stock whether by tender or exchange offer or otherwise.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Allegiance Stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Allegiance Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Allegiance) and Allegiance (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

ANNEXES

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Cardinal or Subcorp:

       Cardinal Health, Inc.
       5555 Glendon Court
       Dublin, Ohio 43016
       Attention: Robert D. Walter
       Telecopy No.: (614) 717-8919

       with a copy to

       David A. Katz, Esq.
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Telecopy No.: (212) 403-2000

     (b) if to Allegiance:

        Allegiance Corporation
        1430 Waukegan Road
        McGaw Park, Illinois 60085
        Attention: Lester B. Knight
        Telecopy No.: (847) 578-4448

        with a copy to

        John A. Bick, Esq.
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Telecopy No: (212) 450-4800

     8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Allegiance, such reference shall be deemed to include any and all subsidiaries of Allegiance, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.15, 4.21, 4.22 and
4.23. For the purposes of any provision of this Agreement, a "MATERIAL ADVERSE EFFECT" with respect to any party shall be deemed to occur if (i) in any individual representation or warranty in this Agreement, if the aggregate consequences of breaches and inaccuracies of such representation and warranty would have a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, and
(ii) elsewhere in the Agreement, the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, would have a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to the economy, the securities markets in general or the industries generally in which a party and its subsidiaries operate, or to any decrease in the market price of Cardinal Common Shares in the case of Cardinal or Allegiance Common Stock in the case of Allegiance (but, in either case, not any change or effect underlying such decrease to the extent such


                                                                         ANNEXES
change or effect would otherwise constitute a Material Adverse Effect on such party). For purposes of this Agreement, a "SUBSIDIARY" when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries). For the purposes of Section 6.2(a) and Section 6.3(a), the "Determination Date" shall be the earlier of the Closing Date or the tenth business day after the satisfaction of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, and other than the conditions set forth in Sections 6.2(a), 6.3(a) and 6.3(d)).

     8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the Allegiance Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6 Third-Party Beneficiaries.  Except for the agreement set forth in
Section 5.2(d), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

     8.7 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of Wilmington, Delaware.

     8.8 Consent to Jurisdiction; Venue.

     (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

     8.9 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written

ANNEXES
consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Joint Proxy Statement (including filing fees related thereto) will be shared equally by Cardinal and Allegiance.

     IN WITNESS WHEREOF, Cardinal, Subcorp and Allegiance have signed this Agreement as of the date first written above.

                                     CARDINAL HEALTH, INC.

                                     By:     /s/ ROBERT D. WALTER
                                       ------------------------------------
                                     Name: Robert D. Walter
                                     Title:  Chairman of the Board
                                             and Chief Executive Officer

                                     BOXES MERGER CORP.

                                     By:     /s/ ROBERT D. WALTER
                                        ------------------------------------
                                     Name: Robert D. Walter
                                     Title:  Chairman of the Board

                                     ALLEGIANCE CORPORATION

                                     By:     /s/ LESTER B. KNIGHT
                                        ------------------------------------
                                     Name: Lester B. Knight
                                     Title:  Chairman of the Board
                                             and Chief Executive Officer



                                                                ANNEXES

                        [Page intentionally left blank.]

ANNEXES

                                                                         ANNEX B

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

October 8, 1998

Board of Directors
Allegiance Corporation
1430 Waukegan Road
McGaw Park, Illinois 60085-6787

Dear Sirs and Madam:

     You have asked us to advise you with respect to the fairness to the stockholders of Allegiance Corporation (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 8, 1998 (the "Acquisition Agreement"), among the Company, Cardinal Health, Inc. (the "Acquiror") and Boxes Merger Corp. (the "Sub"). The Acquisition Agreement provides for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $1.00 per share, of the Company will be converted into 0.415 shares (the "Exchange Ratio") of common stock of the Acquiror.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts provided to us by the Company and financial forecasts prepared by equity research analysts, and have met with the Company's management to discuss the business and prospects of the Company.

     We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts prepared by management of the Company and equity research analysts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company's management or equity research analysts, as applicable, as to the future financial performance of the Company and the Acquiror. We have also relied, without independent verification, upon the assessment by the Company's management as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the common stock of the Acquiror when issued to the Company's stockholders pursuant to the Merger or the prices at which such common stock will trade following the date hereof or subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     CSFB has previously acted as financial advisor to Baxter International Inc. in connection with the tax free spin off of Allegiance Corporation to Baxter International shareholders, for which we received a fee for our services.

                                                                         ANNEXES

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ TODD E. WARNOCK
    -------------------------------------------------------------
    Todd E. Warnock
    Managing Director

ANNEXES

                                                                         ANNEX C

               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

                                               1585 Broadway
                                               New York, New York 10036
                                               (212) 761-4000

                                               October 8, 1998

CONFIDENTIAL

Board of Directors
Cardinal Health, Inc.
5555 Glendon Court
Dublin, OH 43016

Gentlemen and Madam:

We understand that Allegiance Corporation ("Allegiance" or the "Company"), Cardinal Health, Inc. ("Cardinal") and Boxes Merger Corp., a wholly owned subsidiary of Cardinal ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of October 8, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Allegiance. Pursuant to the Merger, Allegiance will become a wholly owned subsidiary of Cardinal and each issued and outstanding share of common stock, par value $1.00 per share (the "Allegiance Common Stock") of Allegiance, other than shares held in treasury, will be converted into the right to receive
0.4150 shares (the "Exchange Ratio") shares of common stock, without par value (the "Cardinal Common Stock"), of Cardinal. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Cardinal.

     For purposes of the opinion set forth herein, we have:

            (i) reviewed certain publicly available financial statements and other information of the Company and Cardinal;

           (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) analyzed certain financial projections prepared by the management of the Company;

           (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

            (v) analyzed certain financial and operating data concerning
                Cardinal prepared by the management of Cardinal;

           (vi) discussed the past and current operations and financial condition and the prospects of Cardinal with senior executives of Cardinal, and analyzed the pro forma impact of the Merger on Cardinal;

          (vii) reviewed the reported prices and trading activity for the Allegiance Common Stock and the Cardinal Common Stock;

         (viii) compared the financial performance of the Company and Cardinal and the prices and trading activity of the Allegiance Common Stock and the Cardinal Common Stock with that of certain other comparable publicly-traded companies and their securities;

                                                                         ANNEXES

           (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

            (x) reviewed the Merger Agreement and certain related documents; and

           (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have relied upon, without independent verification and with your consent, the assumptions of the management of Cardinal and Allegiance regarding cost savings and other synergies that will result from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Cardinal, nor have we been furnished with any such appraisals. We have assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated generally in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Cardinal in connection with this transaction and will receive a fee for our services.

     It is understood that this letter is for the information of the Board of Directors of Cardinal only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Cardinal in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Allegiance Common Stock or Cardinal Common Stock will trade following announcement or consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Allegiance or Cardinal should vote at stockholder's or shareholder's meetings in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Cardinal.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ MICHAEL J. BOUBLIK
                                            ------------------------------------
                                            Michael J. Boublik
                                            Principal

ANNEXES

                                                                         ANNEX D

SECTION 1701.85 OF THE OHIO REVISED CODE

RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or

                                                                         ANNEXES
was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

ANNEXES

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                         ANNEXES

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code (the "OHIO LAW") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of the Cardinal Code of Regulations, as amended and restated (the "CARDINAL REGULATIONS"), contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Law. The Cardinal Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the Cardinal Shareholders or otherwise as provided in Section 1701.13(E) of the Ohio Law, that (1) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (2) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (3) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) of the Ohio Law provides that, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings that may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These indemnification contacts generally: (1) confirm the existing indemnity provided to them under the Cardinal Regulations and assure that this indemnity will continue to be provided; (2) provide that, if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; (3) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, on account of their service as a director, officer, employee or agent of Cardinal, or at the request of Cardinal as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (4) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse Cardinal for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (1) on account of conduct that is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct; or (2) if a final court of adjudication shall determine that such indemnification is not lawful; or (3) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or provisions of any federal, state, or local statutory law; or (4) on account of any remuneration paid that is finally adjudged to have been in violation of law; or (5) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of Cardinal or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal); or (6) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.

2.01   Agreement and Plan of Merger, dated as of October 8, 1998, by and among the Registrant, Boxes Merger Corp., and
       Allegiance Corporation.(1)
2.02   Stock Option Agreement, dated as of October 8, 1998, by and between the Registrant and Allegiance Corporation.(2)
2.03   Voting/Support Agreement, dated as of October 8, 1998, by
       and between the Registrant and Lester B. Knight.(2)
2.04   Voting/Support Agreement, dated as of October 8, 1998, by
       and between the Registrant and Joseph F. Damico.(2)
2.05   Amendment to Rights Agreement, dated as of October 8, 1998, by and between Allegiance Corporation and First Chicago
       Trust Company of New York.(3)
2.06   Amendment to Change in Control Agreement, dated as of
       October 8, 1998, by and among the Registrant, Allegiance
       Corporation and Lester B. Knight.
2.07   Amendment to Change in Control Agreement, dated as of
       October 8, 1998, by and among the Registrant, Allegiance
       Corporation and Joseph F. Damico.
3.01   Amended and Restated Articles of Incorporation of the
       Registrant, as amended.(4)
3.02   Restated Code of Regulations of the Registrant, as
       amended.(4)
4.01   Specimen Certificate for the Registrant's Class A Common
       Shares.(5)
5      Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
8      Opinion of Davis Polk & Wardwell as to certain tax matters.
23.01  Consent of Deloitte & Touche LLP (Cardinal).
23.02  Consent of PricewaterhouseCoopers LLP (Allegiance).
23.03  Consent of Ernst & Young LLP (Cardinal).
23.04  Consent of PricewaterhouseCoopers LLP (Cardinal).
23.05  Consent of Arthur Andersen LLP (Cardinal).
23.06  Consent of Wachtell, Lipton, Rosen & Katz (included in
       Exhibit 5).
23.07  Consent of Davis Polk & Wardwell (included in Exhibit 8).
23.08  Consent of Credit Suisse First Boston Corporation.
23.09  Consent of Morgan Stanley & Co. Incorporated.
24     Power of Attorney.
99.01  Form of Proxy Card of the Registrant.
99.02  Form of Proxy Card of Allegiance Corporation.

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D (Commission File No. 5-48909).

(3) Included as an exhibit to Amendment No. 1 to the Registration Statement on Form 8-A/A filed October 9, 1998 of Allegiance Corporation.

(4) Included as an exhibit to the Registrant's 8-K filed November 24, 1998 (Commission File No. 0-12591).

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and incorporated herein by reference.

(b) FINANCIAL STATEMENT SCHEDULES.

    Schedule II -- Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Current Report on Form 8-K/A filed September 28,
    1998).

(c) REPORT, OPINION OR APPRAISAL.

    Not Applicable.

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of December, 1998.

                                          CARDINAL HEALTH, INC.

                                          By: /s/ Robert D. Walter
                                            ------------------------------------
                                            Robert D. Walter
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 11th day of December, 1998.

SIGNATURE                                           TITLE
---------                                           -----

/s/ Robert D. Walter                                Chairman and Chief Executive Officer (principal
------------------------------------------------    executive officer) and Director
Robert D. Walter

/s/ Richard J. Miller                               Vice President, Acting Chief Financial Officer,
------------------------------------------------    Controller and Principal Accounting Officer
Richard J. Miller

/s/ Aleksander Erdeljan                             Director
------------------------------------------------
Aleksander Erdeljan

/s/ John F. Finn                                    Director
------------------------------------------------
John F. Finn

/s/ Robert L. Gerbig                                Director
------------------------------------------------
Robert L. Gerbig

/s/ John F. Havens                                  Director
------------------------------------------------
John F. Havens

/s/ Regina E. Herzlinger                            Director
------------------------------------------------
Regina E. Herzlinger

/s/ John C. Kane                                    Director
------------------------------------------------
John C. Kane

/s/ J. Michael Losh                                 Director
------------------------------------------------
J. Michael Losh

/s/ George R. Manser                                Director
------------------------------------------------
George R. Manser

SIGNATURE                                           TITLE
---------                                           -----
/s/ John B. McCoy                                   Director
------------------------------------------------
John B. McCoy

/s/ Jerry E. Robertson                              Director
------------------------------------------------
Jerry E. Robertson

/s/ L. Jack Van Fossen                              Director
------------------------------------------------
L. Jack Van Fossen

/s/ Melburn G. Whitmire                             Director
------------------------------------------------
Melburn G. Whitmire

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   EXHIBIT DESCRIPTION
-------  -------------------
2.01     Agreement and Plan of Merger, dated as of October 8, 1998, by and among the Registrant, Boxes Merger Corp., and
         Allegiance Corporation.(1)
2.02     Stock Option Agreement, dated as of October 8, 1998, by and between the Registrant and Allegiance Corporation.(2)
2.03     Voting/Support Agreement, dated as of October 8, 1998, by
         and between the Registrant and Lester B. Knight.(2)
2.04     Voting/Support Agreement, dated as of October 8, 1998, by
         and between the Registrant and Joseph F. Damico.(2)
2.05     Amendment to Rights Agreement, dated as of October 8, 1998, by and between Allegiance Corporation and First Chicago
         Trust Company of New York.(3)
2.06     Amendment to Change in Control Agreement, dated as of
         October 8, 1998, by and among the Registrant, Allegiance
         Corporation and Lester B. Knight.
2.07     Amendment to Change in Control Agreement, dated as of
         October 8, 1998, by and among the Registrant, Allegiance
         Corporation and Joseph F. Damico.
3.01     Amended and Restated Articles of Incorporation of the
         Registrant, as amended.(4)
3.02     Restated Code of Regulations of the Registrant, as
         amended.(4)
4.01     Specimen Certificate for the Registrant's Class A Common
         Shares.(5)
5        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
8        Opinion of Davis Polk & Wardwell as to certain tax matters.
23.01    Consent of Deloitte & Touche LLP (Cardinal).
23.02    Consent of PricewaterhouseCoopers LLP (Allegiance).
23.03    Consent of Ernst & Young LLP (Cardinal).
23.04    Consent of PricewaterhouseCoopers LLP (Cardinal).
23.05    Consent of Arthur Andersen LLP (Cardinal).
23.06    Consent of Wachtell, Lipton, Rosen & Katz (included in
         Exhibit 5).
23.07    Consent of Davis Polk & Wardwell (included in Exhibit 8).
23.08    Consent of Credit Suisse First Boston Corporation.
23.09    Consent of Morgan Stanley & Co. Incorporated.
24       Power of Attorney.
99.01    Form of Proxy Card of the Registrant.
99.02    Form of Proxy Card of Allegiance Corporation.

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D (Commission File No. 5-48909).

(3) Included as an exhibit to Amendment No. 1 to the Registration Statement on Form 8-A/A filed October 9, 1998 of Allegiance Corporation.

(4) Included as an exhibit to the Registrant's 8-K filed November 24, 1998 (Commission File No. 0-12591).

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and incorporated herein by reference.